Exhibit 10.1

$2,000,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of February 27, 2020

Among

KIMCO REALTY CORPORATION,

The Subsidiary Borrowers
from time to time party hereto,

The Several Lenders
from time to time party hereto,

JPMORGAN CHASE BANK, N.A.,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
PNC BANK, NATIONAL ASSOCIATION, and
ROYAL BANK OF CANADA,
as Issuing Lenders,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION, PNC BANK, NATIONAL ASSOCIATION, RBC CAPITAL MARKETS[1], THE BANK OF NOVA SCOTIA as Syndication Agents,

BANK OF AMERICA, N.A., BANK OF

MONTREAL, BARCLAYS BANK, PLC,
BNP PARIBAS, CITIBANK, N.A.,
MIZUHO BANK, LTD., REGIONS BANK,
TD BANK, N.A., TRUIST BANK, U.S. BANK

NATIONAL ASSOCIATION,
as Documentation Agents,

BANK OF NEW YORK MELLON, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, DEUTSCHE BANK SECURITIES INC., MORGAN STANLEY SENIOR FUNDING, INC., as Senior Managing Agents	ASSOCIATED BANK, UBS SECURITIES LLC, as Managing Agents,

JPMORGAN CHASE BANK, N.A., WELLS FARGO SECURITIES, LLC, PNC CAPITAL MARKETS

LLC and RBC CAPITAL MARKETS,
as Joint Bookrunners

JPMORGAN CHASE BANK, N.A., WELLS FARGO SECURITIES, LLC, PNC CAPITAL MARKETS

LLC, RBC CAPITAL MARKETS, THE BANK OF NOVA SCOTIA, BOFA SECURITIES, INC.,

CITIGROUP GLOBAL MARKETS INC., MIZUHO BANK, LTD., REGIONS CAPITAL MARKETS,

U.S. BANK NATIONAL ASSOCIATION, BARCLAYS BANK PLC,
TD SECURITIES (USA) LLC, SUNTRUST ROBINSON HUMPHREY, INC. ,
BNP PARIBAS SECURITIES CORP. and BMO CAPITAL MARKETS CORP.
as Joint Lead Arrangers

1 RBC Capital Markets is a marketing name for the investment banking activities of Royal Bank of Canada and its affiliates.

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EXHIBITS:

Exhibit A	--	Form of Assignment and Assumption
Exhibit B-1	--	Form of Revolving Credit Note
Exhibit B-2	--	Form of Competitive Loan Note
Exhibit C	--	Form of Subsidiary Guarantee
Exhibit E	--	Form of Closing Certificate of a Borrower
Exhibit F	--	Form of Compliance Certificate
Exhibit G	--	Form of Adherence Agreement
Exhibit H1-H4	--	Forms of U.S. Tax Certificate

SCHEDULES:

Schedule 1.1A	--	Lenders and Revolving Commitments Immediately After Giving Effect to Effective Date
Schedule 3.10	--	Existing Letters of Credit
Schedule 4.1	--	Certain Financial Disclosure
Schedule 4.19	--	Condemnation Proceedings
Schedule 7.2	--	Transaction(s) Referred to in Section 7.2
Schedule 7.7	--	Restrictive Agreements

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AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 27, 2020, among KIMCO REALTY CORPORATION, a Maryland corporation (“Kimco”), the Subsidiaries of Kimco from time to time parties hereto (collectively, the “Subsidiary Borrowers”; together with Kimco, the “Borrowers”), the several banks, financial institutions and other entities from time to time parties to this Agreement (collectively, the “Lenders”), the Issuing Lenders party hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, PNC BANK, NATIONAL ASSOCIATION, RBC CAPITAL MARKETS, and THE BANK OF NOVA SCOTIA, as Syndication Agents (in such capacity, collectively, the “Syndication Agents”), BANK OF AMERICA, N.A., BANK OF MONTREAL, BARCLAYS BANK, PLC, BNP PARIBAS, CITIBANK, N.A., MIZUHO BANK, LTD., REGIONS BANK, TD BANK, N.A., TRUIST BANK, and U.S. BANK NATIONAL ASSOCIATION, as Documentation Agents (in such capacity, collectively, the “Documentation Agents”), BANK OF NEW YORK MELLON, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, DEUTSCHE BANK SECURITIES INC., and MORGAN STANLEY SENIOR FUNDING, INC., , as Senior Managing Agents, and ASSOCIATED BANK and UBS SECURITIES LLC, as Managing Agents (in such capacity, collectively, the “Managing Agents”), and JPMORGAN CHASE BANK, N.A., a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, pursuant to an Amended and Restated Credit Agreement dated as of February 1, 2017 (as amended and in effect immediately before giving effect to the amendment and restatement contemplated hereby, the “Existing Revolving Credit Agreement”) by and among the Borrowers, JPMorgan Chase Bank, N.A., as administrative agent and the other parties thereto, the lenders party thereto made loans and other extensions of credit available to the Borrowers for the purposes set forth therein;

WHEREAS, the Borrowers have requested to amend and restate the Existing Revolving Credit Agreement, and the Lenders, the Administrative Agent and the Issuing Lenders are willing to amend and restate the Existing Revolving Credit Agreement and to continue to provide financing to the Borrowers on the terms and conditions set forth herein; and

WHEREAS, the Lenders party hereto constitute all Existing Revolving Lenders and, in their capacity as such, together with each Existing Issuing Lender and the Administrative Agent, consent to amend and restate the Existing Revolving Credit Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, the Borrowers, the Lenders, the Administrative Agent and the Issuing Lenders each agree that on and as of the Effective Date (as hereinafter defined), the Existing Revolving Credit Agreement is hereby amended and restated in its entirety on the terms set forth herein, and in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1     Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) the Eurocurrency Rate if a Eurocurrency Loan with a one-month Interest Period were being made on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the LIBOR Screen Rate at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.8 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 2.8(c)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. If ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“ABR Loans”: Revolving Credit Loans (or Competitive Loans affected by Section 2.10) the rate of interest applicable to which is based upon the ABR.

“Acceptable Jurisdiction”: a jurisdiction (other than the United States) acceptable to the Administrative Agent in its sole discretion, including, if requested by the Administrative Agent in its sole discretion, based on satisfactory advice received by it from local counsel in such jurisdiction with respect to the procedure for enforcement of a U.S. judgment in such jurisdiction, and the collection of such judgment from assets located there.

“Adherence Agreement”: an agreement substantially in the form of Exhibit G executed and delivered by Kimco and a Subsidiary Borrower to the Administrative Agent in connection with the admission of such Subsidiary Borrower as a Borrower hereunder.

“Adjusted Net Income”: for any period, as to Kimco and the Consolidated Entities, Consolidated Net Income; provided that there shall be excluded the income (or deficit) of any Person other than Kimco accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Kimco or any of its Subsidiaries.

“Administrative Agent”: as defined in the introductory paragraph hereof. With respect to Alternate Currency Borrowings, the Administrative Agent may be an Affiliate of JPMCB for purposes of administering such Borrowings, and all references herein to the term “Administrative Agent” shall be deemed to refer to the Administrative Agent in respect of the applicable Borrowing or to all Administrative Agents, as the context requires; provided, that in the event an Affiliate of JPMCB is designated as an Administrative Agent hereunder with respect to any Alternate Currency Borrowings, the Borrowers shall only be obligated to deal with JPMCB as Administrative Agent hereunder with respect to matters other than requests for Alternate Currency Loans or conversions or continuations thereof or requests for the issuance, renewal, extension or amendment of Letters of Credit denominated in Alternate Currencies, and all actions and other decisions taken and/or made by JPMCB as Administrative Agent hereunder shall be binding upon such Affiliate of JPMCB in its capacity as an Administrative Agent hereunder.

“Administrative Questionnaire”: as defined in Section 10.6.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.

“Agent Parties”: as defined in Section 10.2(d)(iii).

“Agreement”: this Amended and Restated Credit Agreement.

“Alternate Currency”: (a) EURO, Sterling, Yen or Canadian Dollars or (b) any other currency (other than dollars) that is freely tradable and exchangeable into dollars in the London market and approved in writing as an Alternate Currency by the Borrowers, the Administrative Agent and all the Lenders who have then-outstanding Tranche B Commitments or Tranche B Loans in each of their sole discretion.

“Alternate Currency Loan”: a Tranche B Loan denominated in an Alternate Currency.

“Alternate Issuing Lender”: as defined in Section 3.9(c).

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrowers and their respective Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Margin”: with respect to each Revolving Credit Loan at any date, the applicable percentage per annum set forth below based upon the Status on such date:

	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Eurocurrency Loans, Daily LIBOR Loans and Money Market Loans	0.700%	0.725%	0.775%	0.850%	1.050%	1.400%
ABR Loans and Canadian Prime Rate Loans	0.000%	0.000%	0.000%	0.000%	0.050%	0.400%

Notwithstanding the foregoing, from and after the date that Kimco provides to Administrative Agent, a notice (x) stating that its Sustainability Metric for its most recently ended fiscal year was less than or equal to the Sustainability Metric Target for such fiscal year, (y) together with the sustainability report that demonstrates that the Sustainability Metric for such fiscal year was less than or equal to the Sustainability Metric Target for such fiscal year and (z) requesting that the Applicable Margin be based on the following grid (the “Sustainability Grid Notice”) , the Applicable Margin shall be based on the following grid (the “Sustainability Metric Grid”) for the period commencing from the fifth Business Day following the date such Sustainability Grid Notice is delivered to Administrative Agent until the date that is 370 days from the date such Sustainability Grid Notice is delivered to the Administrative Agent, unless a Sustainability Grid Notice for the subsequent fiscal year is delivered to the Administrative Agent on or prior to such date, in which case the Sustainability Metric Grid shall remain in effect. The Administrative Agent may rely upon any Sustainability Grid Notice delivered by Kimco without any responsibility to verify the accuracy of the Sustainability Metric or any components thereof.

	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Eurocurrency Loans, Daily LIBOR Loans and Money Market Loans	0.690%	0.715%	0.765%	0.840%	1.040%	1.390%
ABR Loans and Canadian Prime Rate Loans	0.000%	0.000%	0.000%	0.000%	0.040%	0.390%

“Applicable Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Commitment, Tranche A Commitment or Tranche B Commitment, as applicable, then constitutes of the aggregate Revolving Commitments, Tranche A Commitments or Tranche B Commitments, as applicable, of all Lenders (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Exposure, Tranche A Exposure or Tranche B Exposure, as applicable, then outstanding constitutes of the aggregate principal amount of the Revolving Exposure, Tranche A Exposure or Tranche B Exposure, as applicable, of all Lenders (disregarding any Defaulting Lender’s Revolving Exposure, Tranche A Exposure or Tranche B Exposure) then outstanding (for purposes of this definition, treating the Issuing Lender as if it were a L/C Participant)); provided, that when used in Section 2.17, the term “Applicable Percentage” shall mean the percentage of the total Revolving Commitments, Tranche A Commitments or Tranche B Commitments, as applicable, of all Lenders (disregarding any Defaulting Lender’s Revolving Commitment, Tranche A Commitment or Tranche B Commitment).

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption”: as defined in Section 10.6.

“Available Commitment”: as to any Lender, at any time of determination, an amount equal to such Lender’s Revolving Commitment at such time minus such Lender’s Revolving Exposure at such time.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Baseline Conditions”: as to any Wholly Owned Subsidiary, in connection with the incurrence by such Subsidiary of any obligations in respect of the Revolving Credit Facility, that such Subsidiary (a) at the time of the delivery by such Wholly Owned Subsidiary of its Adherence Agreement or Subsidiary Guarantee, as applicable, pursuant to Section 10.10, can truthfully and correctly make each of the Baseline Representations and Warranties in all material respects and (b) if such Subsidiary is not organized under the laws of any state of the United States, (i) shall be organized under the laws of an Acceptable Jurisdiction and (ii) shall have submitted for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, including for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof.

“Baseline Representations and Warranties”: as defined in the first paragraph of Article IV.

“Benchmark Replacement”: for any currency, the sum of: (a) the alternate benchmark rate (which in the case of Loans denominated in Dollars may be a SOFR-Based Rate) that has been selected by the Administrative Agent and Kimco for such currency giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Eurocurrency Rate for syndicated credit facilities denominated in such currency and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment”: for any currency, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and Kimco for such currency giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurocurrency Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurocurrency Rate with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in such currency at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Margin).

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR”, the definition of “Daily LIBOR Floating Rate”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date”: the earlier to occur of the following events with respect to the Eurocurrency Rate for loans denominated in Dollars or an Alternate Currency:

(1)     in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBOR Screen Rate for such currency permanently or indefinitely ceases to provide the LIBOR Screen Rate for such currency; or

(2)     in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” the occurrence of one or more of the following events with respect to the Eurocurrency Rate for loans denominated in Dollars or an Alternate Currency:

(1)     a public statement or publication of information by or on behalf of the administrator of the LIBOR Screen Rate for such currency announcing that such administrator has ceased or will cease to provide the LIBOR Screen Rate for such currency, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Screen Rate for such currency;

(2)     a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Screen Rate for such currency, the U.S. Federal Reserve System (in the case of a Loan denominated in Dollars), an insolvency official with jurisdiction over the administrator for the LIBOR Screen Rate for such currency, a resolution authority with jurisdiction over the administrator for the LIBOR Screen Rate for such currency or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Screen Rate for such currency, in each case which states that the administrator of the LIBOR Screen Rate for such currency has ceased or will cease to provide the LIBOR Screen Rate for such currency permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Screen Rate for such currency; and/or

(3)     a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Screen Rate for such currency announcing that the LIBOR Screen Rate for such currency is no longer representative.

“Benchmark Transition Start Date”: (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrowers, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period”: if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Eurocurrency Rate for Dollars or an Alternate Currency and solely to the extent that the Eurocurrency Rate for such currency has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Eurocurrency Rate for such currency for all purposes hereunder in accordance with Section 2.8 and (y) ending at the time that a Benchmark Replacement has replaced the Eurocurrency Rate for such currency for all purposes hereunder pursuant to Section 2.8.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board”: the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Borrowers”: as defined in the introductory paragraph hereof.

“Borrowing”: (a) Tranche A Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) Tranche B Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, and (c) a Competitive Loan or a group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect.

“Borrowing Date”: any Business Day specified in a notice pursuant to Section 2.2(d) as a date on which any Borrower requests the Lenders to make Revolving Credit Loans hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that, when used in connection with (a) a Eurocurrency Loan or Daily LIBOR Loan denominated in dollars or in an Alternate Currency other than EURO, the term “Business Day” shall also exclude any day on which commercial banks are not open for dealings (i) in dollar deposits in the London interbank market or, as the case may be, (ii) in deposits of such Alternate Currency in its principal domestic market and (b) any Loan denominated in EURO, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payment in EURO.

“Calculation Date”: (a) with respect to any Loan denominated in any Alternate Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement; and (b) with respect to any Letter of Credit denominated in an Alternate Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof.

“Canadian Dollars” and “C$”: lawful currency of Canada.

“Canadian Prime Rate”: on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the average rate for 30 day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1% per annum; provided, that if any the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate.

“Canadian Prime Rate Loan”: Revolving Credit Loans denominated in Canadian Dollars the rate of interest applicable to which is based upon the Canadian Prime Rate.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents”: (a) securities denominated in Dollars or any other currency of any Qualified Jurisdiction (any of the foregoing, “Currency”), in any event issued or directly and fully guaranteed or insured by the United States Government or any other Qualified Jurisdiction, as applicable, or any agency or instrumentality of any of them, having maturities of not more than one year from the date of acquisition, (b) time deposits and certificates of deposit denominated in Currency having maturities of not more than one year from the date of acquisition of any Lender or of any domestic commercial bank the senior long-term unsecured debt of which is rated at least A- or the equivalent thereof by S&P or A3 or the equivalent thereof by Moody’s and having capital and surplus in excess of $500,000,000 (or the equivalent in the applicable Currency), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper denominated in Currency rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the date of acquisition and (e) investments in money market funds that have assets in excess of $2,000,000,000 (or the equivalent in the applicable Currency), are managed by recognized and responsible institutions and invest all of their assets in any one or more of (i) obligations of the types referred to in clauses (a), (b), (c) and (d) above and (ii) commercial paper denominated in Currency having at least the rating described in clause (d) above and maturing within 270 days after the date of acquisition.

“CDOR Rate”: for any Loans denominated in Canadian Dollars, the CDOR Screen Rate.

“CDOR Screen Rate”: with respect to any Interest Period, the Canadian deposit offered rate which, in turn means on any day the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent from time to time in its reasonable discretion), as of the Specified Time on the Quotation Day for such Interest Period and, if such day is not a business day, then on the immediately preceding business day (as adjusted by Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest). If the CDOR Screen Rate shall be less than zero, then such rate shall be deemed to be zero for purposes of this Agreement.

“CF Rate”: as defined in Section 2.8(a).

“Change in Control”: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Capital Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Kimco; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Kimco by Persons who were neither (i) nominated or approved by the board of directors of Kimco nor (ii) appointed by directors so nominated or approved.

“Change in Law”: the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any central bank or other Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case referred to in clause (i) or (ii) be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Class”: when used in reference to any Loan, refers to whether such Loan is a Revolving Credit Loan or Competitive Loan.

“CO2e” as defined in the definition of Sustainability Metric.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commitment Period”: the period from and including the date of this Agreement to but not including the Termination Date.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with Kimco within the meaning of Section 4001 of ERISA or is part of a group which includes Kimco and which is treated as a single employer under Section 414 of the Code.

“Communications”: as defined in Section 10.2(d)(iii).

“Competitive Bid”: an offer by a Lender to make a Competitive Loan in accordance with Section 2.1.

“Competitive Bid Rate”: with respect to any Competitive Bid, the Margin or Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request”: a request by Kimco for Competitive Bids in accordance with 2.1.

“Competitive Loan Notes”: as defined in Section 2.2(b).

“Competitive Loans”: a Loan made pursuant to Section 2.1.

“Compounded SOFR”: the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(1)     the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR;

(2)     if, and to the extent that, the Administrative Agent reasonably determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;

provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Confidential Memorandum”: the Confidential Information Memorandum, dated January 2020, with respect to Kimco and the Revolving Credit Facility herein.

“Consolidated Entities”: as of any date of determination, any entities whose financial results are consolidated with those of Kimco in accordance with GAAP.

“Consolidated Net Income”: for any period, net income (or loss) of Kimco and the Consolidated Entities for such period determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Approach” as described in the GHG Protocol Corporate Reporting and Accounting Standard.

“Corresponding Tenor”: with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the Eurocurrency Rate.

“Credit Parties”: as defined in Section 10.17

“Currency”: as defined in the definition of the term “Cash Equivalents”.

“Daily LIBOR Loan”: a Revolving Credit Loan denominated in Dollars, the rate of interest applicable to which is based upon the Daily LIBOR Floating Rate.

“Daily LIBOR Floating Rate”: with respect to any Revolving Credit Loan denominated in Dollars for any day, a fluctuating rate of interest (which can change on each Business Day) equal to the LIBOR Screen Rate as of the Specified Time on such Business Day (or the most recent Business Day, if such day is not a Business Day) for loans denominated in Dollars having a one-month Interest Period; provided that if the Daily LIBOR Floating Rate shall be less than zero, such rate shall be deemed to be zero.

“Default”: any of the events specified in Article VIII, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Lender Party any other amount so required to be funded or paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular facts or circumstances giving rise to such failure to satisfy a condition precedent) has not been satisfied, (b) has notified Kimco or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or the Issuing Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the receipt by the Administrative Agent and the Issuing Lender of such certification in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender, (d) has become the subject of a Bankruptcy Event or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Documentation Agents”: as defined in the introductory paragraph hereof.

“Dollar Equivalent”: on any date of determination, (a) with respect to any amount in dollars, such amount, and (b) with respect to any amount in an Alternate Currency, the equivalent in dollars of such amount, determined by the Administrative Agent pursuant to Section 1.4(b) using the Exchange Rate with respect to such Alternate Currency at the time in effect under the provisions of such Section.

“Dollars”, “dollars” and “$”: lawful currency of the United States of America.

“Early Opt-in Election”: the occurrence of:

(1)     (i) a determination by the Administrative Agent (acting reasonably) or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrowers) that the Required Lenders have determined (acting reasonably) that syndicated credit facilities denominated in dollars or Alternate Currency are being executed at such time, or that include language similar to that contained in Section 2.8 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Eurocurrency Rate for such currency, and

(2)     (i) the election by the Administrative Agent (acting reasonably) or (ii) the election by the Required Lenders (acting reasonably) to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrowers and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EBITDA”: for any Person, the consolidated net income of such Person and its Subsidiaries before any provision or benefit for income taxes, interest, depreciation, amortization, gains or losses on sales of operating real estate and marketable securities, noncash impairment charges, and gains or losses on extraordinary items in accordance with GAAP and gains or losses on early extinguishment of debt.

“Effective Date”: the date on which the conditions set forth in Section 5.1 shall be satisfied (or waived in accordance with Section 10.1).

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System”: any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site chosen by the Administrative Agent to be its electronic transmission system, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Lender and any of their respective Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“EMU Legislation”: the legislative measures of the European Union for the introduction of, changeover to, or operation of the EURO in one or more member states, and for any member state resigning from or being removed from the European Union.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials, as now or may at any time hereafter be in effect, in each case to the extent the foregoing are applicable to Kimco, any Entity or any of their respective assets or properties.

“Entity”: as of any date of determination, any Consolidated Entity or Unconsolidated Entity.

“ERT”: as defined in the definition of Sustainability Metric.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURO” and the sign “€”: the single currency of the participating member states of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Eurocurrency Loans”: Revolving Credit Loans and Competitive Loans, the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”: with respect to (a) any Eurocurrency Loan denominated in any currency other than Canadian Dollars and for any applicable Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “LIBOR Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period; and (b) any Eurocurrency Loan denominated in Canadian Dollars and for any applicable Interest Period, the CDOR Rate as of the Specified Time and on the Quotation Day for such currency and Interest Period; provided that if either the LIBOR Screen Rate or the CDOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further, that, if a LIBOR Screen Rate or the CDOR Screen Rate, as applicable, shall not be available at the applicable time for the applicable Interest Period (the “Impacted Interest Period”), then the Eurocurrency Rate for such currency and Interest Period shall be the Interpolated Rate, subject to the provisions described in Section 2.8.

“Eurocurrency Tranche”: the collective reference to Eurocurrency Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Article VIII, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Rate”: on any day, with respect to any Alternate Currency the rate of exchange for the purchase of dollars with the Alternate Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thomson Reuters Corp., Refinitiv, or any successor thereto (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternate Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its reasonable discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any reasonable method of determination); provided that the Administrative Agent shall not make any such choices or determinations pursuant to this definition in any manner that is less favorable to the Borrowers than the determinations or choices that the Administrative Agent is generally making in respect of similar provisions in credit facilities to which JPMorgan Chase Bank, N.A. serves as administrative agent with borrowers similarly situated to and of similar creditworthiness to the Borrowers, but not necessarily all such credit facilities with respect to which JPMorgan Chase Bank, N.A. serves as administrative agent; provided, further, that nothing in this definition shall obligate the Administrative Agent to disclose any information regarding other borrowers or facilities.

“Excluded Borrowing”: any Borrowing which is solely refinancing an existing Borrowing and is not increasing the aggregate outstanding principal amount of Loans hereunder (including, for the avoidance of doubt, a conversion of Loans from one Type to another Type or a continuation of a Eurocurrency Loan).

“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes”: with respect to any payment made by any Loan Party under this Agreement or the other Loan Documents, any of the following Taxes imposed on or with respect to a Recipient, (a) income or franchise Taxes (i) imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the applicable Borrower is located, (c) withholding Taxes resulting from any law in effect on the date such Recipient becomes a party to this Agreement (or designates a new lending office) except to the extent that such Recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding Taxes pursuant to Section 2.12(a); provided that Excluded Taxes shall not include withholding Taxes required to be withheld and paid by a Foreign Subsidiary Borrower in connection with payments made under this Agreement, (d) any Tax that is imposed as a result of a Recipient’s failure to comply with Section 2.12(d), and (e) any Taxes imposed under FATCA, including as a result of such Recipient’s failure to comply with Section 2.12(d)(iii).

“Existing Guaranteed Obligations”: the “Guaranteed Obligations” as defined in the Existing Revolving Credit Agreement.

“Existing Issuing Lender”: an “Issuing Lender” under the Existing Revolving Credit Agreement immediately prior to the effectiveness of the amendment and restatement contemplated hereby.

“Existing L/C Obligations”: the “L/C Obligations” as defined in the Existing Revolving Credit Agreement.

“Existing Loan Documents”: the “Loan Documents” as defined in the Existing Revolving Credit Agreement.

“Existing Obligations”: the “Obligations” as defined in the Existing Revolving Credit Agreement.

“Existing Revolving Credit Agreement”: as defined in the recitals of this Agreement.

“Existing Revolving Lender”: each lender under the Existing Revolving Credit Agreement immediately prior to the effectiveness of the amendment and restatement contemplated hereby.

“Existing Revolving Loans”: the loans made by the Existing Revolving Lenders that are outstanding under the Existing Revolving Credit Agreement immediately prior to the effectiveness of the amendment and restatement contemplated hereby.

“Extension Conditions”: (a) each of the representations and warranties made by Kimco in or pursuant to the Loan Documents shall be true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language, true and correct (after giving effect to any qualification therein) in all respects) on and as of the applicable extension date as if made on and as of such date except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date; (b)(i) no Default or Event of Default shall have occurred and be continuing as of the applicable extension date and (ii) Kimco would be in compliance with each financial covenant set forth in paragraphs (a) through (f) of Section 7.1 if the ratio or amount referred to therein were to be calculated as of the applicable extension date (provided that for the purposes of determining such compliance, Gross Asset Value and, for the avoidance of doubt, the ratios set forth in Section 7.1(e) and (f), shall be determined for the most recent Test Period as to which a compliance certificate has been delivered pursuant to Section 6.2(b)); and (c) on or prior to the applicable extension date, Kimco shall have paid to the Administrative Agent for the account of the Lenders (i) in connection with the extension of the Revolving Credit Facility to the First Extended Maturity Date, a nonrefundable extension fee in an amount equal to 0.05% of the aggregate amount of the Revolving Commitments in effect on the Original Maturity Date, whether used or unused, and (ii) in connection with the extension of the Revolving Credit Facility to the Second Extended Maturity Date, a nonrefundable extension fee in an amount equal to 0.075% of the aggregate amount of the Revolving Commitments in effect on the First Extended Maturity Date, whether used or unused. For purposes hereof and of Section 10.9, the term “applicable extension date” shall mean, in connection with any extension of the Maturity Date pursuant to Section 10.9, the first date upon which both of the following shall have occurred: (a) Kimco shall have delivered its Maturity Extension Notice with respect to such extension and (b) Kimco shall have made the applicable payment described in clause (c) of the previous sentence in respect of such extension.

“Facility Fee Rate”: the applicable percentage per annum set forth below based upon the Status on the date of the relevant facility fee payment:

Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
0.100%	0.125%	0.150%	0.200%	0.250%	0.300%

“FATCA”: Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended and successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements implementing any of the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any of the foregoing.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Fee Letter”: collectively, (a) the fee letter dated January 10, 2020 among Kimco, JPMCB, Wells Fargo and Wells Fargo Securities, LLC regarding certain fees payable in connection with the Revolving Credit Facility; (b) the fee letter dated January 17, 2020 between Kimco and Royal Bank of Canada regarding certain fees payable in connection with the Revolving Credit Facility, and (c) the Fee Letter dated January 17, 2020 among Kimco, PNC Bank, National Association and PNC Capital Markets LLC regarding certain fees payable in connection with the Revolving Credit Facility.

“Final Date”: as defined in Section 2.11(d).

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP (subject, for the avoidance of doubt, to Section 1.3) to be capitalized on a balance sheet of such lessee.

“First Extended Maturity Date”: as defined in Section 10.9.

“First Extension Option”: as defined in Section 10.9.

“Fixed Rate”: with respect to any Competitive Loan (other than a Competitive Loan which is a Eurocurrency Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Loan”: a Competitive Loan bearing interest at a Fixed Rate.

“Foreign Subsidiary Borrower”: as defined in Section 10.10(a).

“GAAP”: generally accepted accounting principles in the United States of America.

“GHG Emissions”: as defined in the definition of Sustainability Metric.

“GHG Protocol Corporate Reporting and Accounting Standard”: a corporate accounting and reporting standard for greenhouse gas emissions published by World Business Council for Sustainable Development and the World Resources Institute, as amended from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Asset Value”: as of any relevant date, an amount equal to (I) the sum, without duplication, of (a) Total Adjusted EBITDA, calculated with respect to the most recent Test Period ended on or before such date annualized and capitalized at (i) 6.0% for the multifamily component and (ii) 6.25% for all other components, plus (b) Unrestricted Cash and Cash Equivalents of Kimco and the Consolidated Entities as of such date, plus (c) the sum of the following items of Kimco and the Consolidated Entities: (i) land and development projects as of such date valued at the lower of “cost” or book value, and (ii) mezzanine and mortgage loan receivables valued at the lower of cost or market at such date and marketable securities at the value reflected in the consolidated financial statements of Kimco as of such date, plus (d) Kimco’s investments in and advances to the Unconsolidated Entities valued at the lower of cost or market as reflected in the consolidated financial statements of Kimco as of such date, plus (e) 100% of the bona fide purchase price of Properties acquired within 24 months prior to such date, minus (II) as applicable, (a) the amount, if any, excluded from the amount of Total Indebtedness for purposes of calculating the ratio of Total Indebtedness to Gross Asset Value as set forth in the proviso of Section 7.1(a), or (b) the amount, if any, excluded from the amount of Total Priority Indebtedness for purposes of calculating the ratio of Total Priority Indebtedness to Gross Asset Value as set forth in the proviso of Section 7.1(b); provided that (1) the items described in clause (I)(d) shall not be taken into account to the extent that the amount thereof exceeds 30% of Gross Asset Value, (2) the items described in clauses (I)(c) and (I)(d) (other than mortgage loan receivables valued at the lower of cost or market at such date and marketable securities at the value reflected in the consolidated financial statements of Kimco as of such date) shall not be taken into account to the extent that the amounts thereof exceed, in the aggregate, 40% of Gross Asset Value, and (3) not more than 30% in the aggregate of items comprising Gross Asset Value shall be attributable to assets located outside of the United States and Puerto Rico or to assets owned by Entities not organized in and not having principal offices in the United States or Puerto Rico.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation); provided that in all events (and regardless of the existence of a stated liability amount), the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Kimco in good faith.

“Guarantor”: at any particular time, (a) Kimco and/or (b) each Subsidiary that is a party to a Subsidiary Guarantee at such time.

“Hazardous Materials”: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IBA”: as defined in Section 1.5.

“Impacted Interest Period”: as defined in the definition of Eurocurrency Rate.

“Incremental Commitments”: as defined in Section 10.8.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all obligations of such Person under Financing Leases, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person, (g) all reimbursement obligations for letters of credit, (h) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof equal to an amount that would be the maximum reasonably anticipated liability in respect thereof as determined by Kimco in good faith (or, if lesser, the fair market value of the assets subject to such Lien, as determined by Kimco in good faith), and (i) the net obligations (contingent or otherwise) of such Person at such date under interest rate hedging agreements.

“Indemnified Taxes”: Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under this Agreement and the other Loan Documents.

“Ineligible Institution”: (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) any Loan Party or any Affiliate of any Loan Party, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Revolving Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: as defined in Section 4.9.

“Interest Payment Date”: (a) as to any ABR Loan or Daily LIBOR Loan, the last day of each calendar month to occur while such ABR Loan or Daily LIBOR Loan is outstanding and the Termination Date, (b) as to any Canadian Prime Rate Loan, the last day of each calendar month to occur while such Canadian Prime Rate Loan is outstanding and the Termination Date, (c) as to any Eurocurrency Loan, the last day of the Interest Period with respect thereto and, in the case of a Eurocurrency Loan with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period, (d) as to any Money Market Loan, the Money Market Loan Maturity Date applicable thereto, and (e) as to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Fixed Rate Loan is a part and, in the case of a Fixed Rate Loan with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other days that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Fixed Rate Loan.

“Interest Period”:

(a)     with respect to any Eurocurrency Loan:

(i)     initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one (1) week (only in the case of a Competitive Loan) or two (2) weeks (only in the case of a Competitive Loan) or one (1), two (2), three (3) or six (6) months thereafter, as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(ii)     thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one (1) week (only in the case of a Competitive Loan) or two (2) weeks (only in the case of a Competitive Loan) or one (1), two (2), three (3) or six (6) months thereafter, as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; and

(b)     with respect to any Fixed Rate Loan: each period, which shall not be less than 7 days or more than 180 days, commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(1)     if any Interest Period pertaining to a Eurocurrency Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2)     any Interest Period (other than for a Competitive Loan having an Interest Period of one (1) or two (2) weeks’ duration) pertaining to a Eurocurrency Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(3)     in no event shall any Interest Period end on a day subsequent to the Termination Date.

“Interpolated Rate”: at any time, for any Interest Period, the rate per annum (rounded upward to four decimal places) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate (for the longest period for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which such Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period. When determining the rate for a period which is less than the shortest period for which the relevant Screen Rate is available, the applicable Screen Rate for purposes of clause (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means, in relation to any currency, the overnight rate for such currency determined by the Administrative Agent from such service as the Administrative Agent may select.

“Investment Entity”: as to any Person, a corporation, limited liability company, partnership or other entity in which Kimco has a direct or indirect interest, but which is not a Subsidiary.

“IRS”: the United States Internal Revenue Service.

“ISP”: the International Standby Practices (1998), International Chamber of Commerce Publication No. 590, and, if acceptable to the Issuing Lender in its sole discretion, as the same may be amended or revised from time to time.

“Issuing Lender”: any Lead Lender, in its capacity as issuer of any Letter of Credit, and any Alternate Issuing Lender appointed pursuant to Section 3.9(c); individually and collectively referred to herein as “Issuing Lender”, and shall be interpreted throughout this Agreement as either one particular Issuing Lender or two or more Issuing Lenders, as the context may require. The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender (provided that such designation (a) does not result in any increased cost or liability to any Borrower in any underlying transaction supported by such Letter of Credit as opposed to the cost or liability to such Borrower of a Letter of Credit issued by such Issuing Lender or (b) is approved in writing by the applicable Borrower or Kimco), in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Lender Affiliate”: as defined in Section 10.6.

“Issuing Lender Commitment”: with respect to each Issuing Lender, the commitment of such Issuing Lender to issue Letters of Credit hereunder, as adjusted in accordance with this Agreement (including Section 3.11). As of the date hereof, each Issuing Lender Commitment of each Lead Lender in its capacity as Issuing Lender is $25,000,000. The Issuing Lender Commitment of any Alternate Issuing Lender shall be set forth in a written notice from such Alternate Issuing Lender to the Administrative Agent on or prior to the date that such Person becomes an Alternate Issuing Lender.

“Joint Lead Arrangers”: collectively, JPMCB, Wells Fargo Securities, LLC, PNC Capital Markets LLC, RBC Capital Markets, The Bank of Nova Scotia, BofA Securities, Inc., Citigroup Global Markets Inc., Mizuho Bank, Ltd., Regions Capital Markets, U.S. Bank National Association, Barclays Bank PLC, TD Securities (USA) LLC, SunTrust Robinson Humphrey, Inc., BNP Paribas Securities Corp., and BMO Capital Markets Corp.

“JPMCB”: JPMorgan Chase Bank, N.A.

“Kimco”: as defined in the introductory paragraph hereof.

“L/C Commitment”: $100,000,000, as such amount may be increased in accordance with Section 3.11.

“L/C Exposure”: as to any Lender at any time, such Lender’s Applicable Percentage of the L/C Obligations outstanding at such time.

“L/C Fee Payment Date”: with respect to each Letter of Credit, the last Business Day of each March, June, September and December to occur while such Letter of Credit is outstanding.

“L/C Fee Rate”: with respect to each Letter of Credit at any date, the applicable percentage per annum set forth below based upon the Status on such date:

Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status

0.700%	0.725%	0.775%	0.850%	1.050%	1.400%

Notwithstanding the foregoing, if the Sustainability Metric Grid is in effect pursuant to the definition of “Applicable Margin”, then with respect to each Letter of Credit at any date, the L/C Fee Rate shall be the applicable percentage set forth below based upon the Status on such date:

Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status

0.690%	0.715%	0.765%	0.840%	1.040%	1.390%

“L/C Obligations”: at any time, an amount equal to the sum of (a) the Tranche A L/C Obligations and (b) the Tranche B L/C Obligations at such time.

“L/C Participants”: the collective reference to all the Lenders other than the Issuing Lender.

“Lead Lenders”: collectively, JPMCB, Wells Fargo, PNC Bank, National Association and Royal Bank of Canada.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Party”: each of the Administrative Agent, the Issuing Lender and the Lenders.

“Lenders”: as defined in the introductory paragraph hereof.

“Letters of Credit”: the Tranche A Letters of Credit and the Tranche B Letters of Credit.

“Level I Status”: as defined in the definition of “Status” in this Section 1.1.

“Level II Status”: as defined in the definition of “Status” in this Section 1.1.

“Level III Status”: as defined in the definition of “Status” in this Section 1.1.

“Level IV Status”: as defined in the definition of “Status” in this Section 1.1.

“Level V Status”: as defined in the definition of “Status” in this Section 1.1.

“Level VI Status”: as defined in the definition of “Status” in this Section 1.1.

“LIBOR Screen Rate”: as defined in the definition of Eurocurrency Rate.

“Lien”: any mortgage, pledge, hypothecation, assignment (including any collateral assignment but excluding any assignment of an asset made in lieu of a sale thereof where the assignor is paid the fair market value of such asset by the assignee and the assignee assumes all of the rights and obligations attributable to ownership of such asset), deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Loan”: each loan made by the Lenders to any Borrower pursuant to this Agreement, including any Competitive Loans, any Tranche A Loans, any Tranche B Loans and any New Term Loans (whether such Loans are Fixed Rate Loans, Eurocurrency Loans, ABR Loans, Daily LIBOR Loans or Money Market Loans).

“Loan Documents”: this Agreement, the Notes, the Applications, each Subsidiary Guarantee (if any) and the Fee Letter, and any instrument or agreement waiving, amending, or supplementing any Loan Document.

“Loan Parties”: as of any applicable date of determination, (a) Kimco, (b) each other applicable Borrower and (c) each applicable Guarantor other than Kimco.

“Major Acquisitions”: with respect to any applicable period, one or more acquisitions by Kimco or one of its Subsidiaries during such period of the Capital Stock and/or assets of another Person that (a) are otherwise permitted by this Agreement and the other Loan Documents and (b) involve the payment by Kimco or such Subsidiary of consideration (whether in the form of cash or non-cash consideration) in excess of $500,000,000 in the aggregate for all such acquisitions during such period.

“Managing Agents”: as defined in the introductory paragraph hereof.

“Margin”: with respect to any Competitive Loan bearing interest at a rate based on the Eurocurrency Rate, the marginal rate of interest, if any, to be added to or subtracted from the Eurocurrency Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or financial condition of Kimco and its Subsidiaries taken as a whole, (b) the ability of Kimco to perform its obligations under the Loan Documents or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: (i) March 17, 2024 or (ii) if the term of the Revolving Credit Facility is extended pursuant to Section 10.9, the First Extended Maturity Date or the Second Extended Maturity Date, as applicable; provided that references hereunder to the Maturity Date shall be to the Maturity Date specified in clause (i) unless and until extended in accordance with Section 10.9.

“Maturity Extension Notice”: as defined in Section 10.9.

“Money Market Loan Maturity Date”: with respect to any Money Market Loan, the maturity date requested by the applicable Borrower in connection therewith (which date shall in no event be later than the earlier of (a) 29 days after the Borrowing Date thereof and (b) the Termination Date).

“Money Market Loans”: Revolving Credit Loans denominated in Dollars the rate of interest applicable to which is based upon the Money Market Rate.

“Money Market Rate”: with respect to any proposed Money Market Loan, the quoted rate per annum obtained by the Administrative Agent with respect thereto, and accepted by each Lender, in its sole discretion, no later than 10:00 A.M., New York City time, on the requested Borrowing Date.

“Money Market Tranche”: the collective reference to Money Market Loans having the same Borrowing Date and Money Market Loan Maturity Date.

“Moody’s”: Moody’s Investors Service, Inc.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Revolving Commitments”: as defined in Section 10.8.

“New Revolving Lender”: as defined in Section 10.8.

“New Revolving Loans”: as defined in Section 10.8.

“New Term Commitments”: as defined in Section 10.8.

“New Term Lender”: as defined in Section 10.8.

“New Term Loans”: as defined in Section 10.8.

“Non-Recourse Indebtedness”: Indebtedness the documentation with respect to which expressly provides that (a) the lender(s) thereunder (and any agent for such lender(s)) may not seek a money judgment against the Person issuing such Indebtedness or (b) recourse for payment in respect of such Indebtedness is limited to those assets or Capital Stock of the Person issuing such Indebtedness which secure such Indebtedness (except in the case of customary indemnities or customary potential recourse carve-outs contained in such documentation, provided that if a claim is made in connection with such indemnities or potential recourse carve-outs, such claim shall not constitute Non-Recourse Indebtedness for the purposes of this Agreement); provided further that, notwithstanding the foregoing, any Indebtedness which would otherwise constitute Recourse Indebtedness (or which would not constitute Non-Recourse Indebtedness hereunder), shall be included as Non-Recourse Indebtedness for all purposes hereunder if and to the extent such Indebtedness is not recourse (either contractually or by operation of law) to Kimco (except in the case of customary indemnities or customary potential recourse carve-outs contained in the applicable documentation, provided that if a claim is made in connection with such indemnities or potential recourse carve-outs, such claim shall not constitute Non-Recourse Indebtedness for the purposes of this Agreement).

“Notes”: the collective reference to the Revolving Credit Notes and any Competitive Loan Notes.

“NYFRB”: The Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligated Property Owner”: as defined in the definition of the term “Unencumbered Properties”.

“Obligations”: with respect to any Borrower, all obligations, liabilities and Indebtedness of every nature of such Borrower from time to time owing to any Lender, the Issuing Lender, or the Administrative Agent, under or in connection with this Agreement or any other Loan Document, in each case whether primary, secondary, direct, indirect, contingent, fixed or otherwise, including interest accruing at the rate provided in the applicable Loan Document on or after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable; provided, however, that, for purposes of determining any obligations of any Guarantor, “Obligations” shall not include any Excluded Swap Obligations.

“Original Maturity Date”: as defined in Section 10.9.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement or the other Loan Documents, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes”: any present or future stamp, court, documentary, intangible, recording, filing, or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Documents, except any such Taxes that are Excluded Taxes imposed with respect to an assignment (other than an assignment under Section 2.15).

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Ownership Percentage”: (a) in respect of a Wholly Owned Subsidiary, 100%, and (b) in respect of (i) any other Consolidated Entity (other than a Wholly Owned Subsidiary) or (ii) an Unconsolidated Entity, Kimco’s direct and indirect percentage interest in such entity determined in accordance with GAAP.

“Participant”: as defined in Section 10.6.

“Participant Register”: as defined in Section 10.6(c).

“Patriot Act”: as defined in Section 10.21.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Encumbrances”: (a) Liens imposed by law for taxes (i) that are not yet due and delinquent, or (ii) where (A) the validity or amount thereof is being contested in good faith by appropriate proceedings, (B) the Person responsible for such taxes is Kimco or a Wholly Owned Subsidiary and such Person has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (C) the failure to make payment pending such contest could not reasonably be expected to have a Material Adverse Effect, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Person responsible for the charges so secured is Kimco or a Wholly Owned Subsidiary and such Person has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to have a Material Adverse Effect, (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, and (e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Kimco or of any Wholly Owned Subsidiary that has any direct or indirect interest in any Unencumbered Property; provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person”: an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which Kimco or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations”: 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Property”: real property owned by Kimco or any of the Entities, or in which Kimco or any of the Entities has a leasehold interest.

“Property Gross Revenues”: with respect to any Property, for any period, all gross income, revenues and consideration, of whatever form or nature, received by or paid to or for the account or benefit of the Person owning such Property, in each instance during such period, in connection with the ownership, operation, leasing and occupancy of such Property, including the following: (a) amounts earned under leases, including base rent, escalation, overage, additional, participation, percentage and similar rentals, late charges and interest payments and amounts received on account of maintenance or service charges, real estate taxes, assessments, utilities, air conditioning and heating, insurance premiums and other administrative, management, operating, leasing and maintenance expenses for such property, but excluding until earned security deposits, prepaid rents and other refundable receipts, (b) rents and receipts from licenses, concessions, vending machines and similar items, (c) parking fees and rentals, (d) other fees, charges or payments not denominated as rental of office, retail, storage, parking or other space in such Property, and (e) payments received as consideration, in whole or in part, for the cancellation, modification, extension or renewal of leases; but in any event excluding the proceeds of any financing or asset sales in respect of all or any portion of such Property.

“Property NOI”: with respect to any Property, for any period, an amount equal to the excess, if any, of (a) Property Gross Revenues in respect of such Property for such period over (b) Property Operating Expenses in respect of such Property for such period.

“Property Operating Expenses”: with respect to any Property, for any period, the sum of all expenses incurred during such period with respect to the ownership, operation, leasing and occupancy of such Property, including the following: (a) real estate taxes; (b) special assessments or similar charges paid during such period; (c) personal property taxes; (d) costs of utilities, air conditioning and heating; (e) maintenance and repair costs of a non-capital nature; (f) operating expenses and fees; (g) wages and salaries of on-site employees engaged in the operation and management of such Property, including employer’s social security taxes and other taxes, insurance benefits and the like, levied on or with respect to such wages or salaries; (h) premiums payable for insurance carried on or with respect to such Property; (i) advertising and promotion costs; (j) rental expense; and (k) in the case of any Property owned or operated by an Investment Entity, any obligation of Kimco or any of its Subsidiaries (contingent or otherwise) to contribute funds to such Investment Entity. The following shall be excluded from Property Operating Expenses: (1) foreign, U.S., state and local income taxes, franchise taxes or other taxes based on income, (2) depreciation, amortization and any other non-cash deduction for income tax purposes, (3) interest expenses of the Person owning such Property, (4) property management fees payable to Kimco or its Affiliates, and (5) any expenditures made for capital improvements and the cost of leasing commissions.

“Protesting Lender”: as defined in Section 10.10(a).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Jurisdiction”: at any time of determination, any jurisdiction in which Kimco or any of its Subsidiaries is doing business at such time the government of which jurisdiction is internationally recognized at such time, including by the United States Government.

“Quotation Day”: with respect to any Eurocurrency Loan for any Interest Period, (a) if the currency is Canadian Dollars, the first day of such Interest Period, (b) if the currency is Euros, two TARGET Days before the first day of such Interest Period and (c) for any other currency, two Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the Eurocurrency Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Recipient”: as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender.

“Recourse Indebtedness”: any Indebtedness of any Person, (A) to the extent that Kimco is liable for direct claims for payment of such debt, or (B) to the extent that the payment of such debt is guaranteed by Kimco or that Kimco otherwise stands as a surety or accommodation party for such debt (provided that the amount of any such obligation shall be deemed, for the purpose of this definition, to be Kimco’s maximum reasonably anticipated liability in respect thereof as determined by Kimco in good faith), or (C) as to which a Lien securing such debt has been placed against any assets of Kimco (excluding from this clause (C) Non-Recourse Indebtedness of Kimco). (Any such Indebtedness shall not be treated as Recourse Indebtedness solely because of customary potential recourse carveouts contained in documentation, provided that if a claim is made in connection with such potential recourse carve-outs, such claim shall constitute Recourse Indebtedness for the purposes of this Agreement).

“Register”: as defined in Section 10.6.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of any Borrower to reimburse the Issuing Lender pursuant to Section 3.5(a) for amounts drawn under Letters of Credit.

“Related Parties”: as defined in Section 9.1.

“Relevant Governmental Body”: (a) in the case of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, and (b) in the case of Loans denominated in any Alternate Currency, any applicable central bank, regulatory or other supervisory authority.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 2615.

“Representation and Warranty Date”: (a) the date of the making of any Loan (excluding the date of any Excluded Borrowing), (b) the date of issuance, renewal, extension or amendment of any Letter of Credit (including any Letter of Credit issued, renewed, extended or amended on the Effective Date), and (c) in connection with any extension of the Maturity Date pursuant to Section 10.9 hereof, each applicable extension date (as defined in the definition of Extension Conditions) .

“Required Lenders”: at any time, the holders of at least 51% of the aggregate Revolving Commitments and outstanding New Term Loans (if any), or, if the Revolving Commitments have been terminated, the sum of the aggregate unpaid principal amount of the Competitive Loans, New Term Loans (if any) and the Revolving Exposure at such time.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: with respect to any Person, the chief executive officer and the president of such Person or, with respect to financial matters, the chief financial officer or the treasurer of such Person.

“Revolving Commitment”: as to any Lender, the sum of such Lender’s Tranche A Commitment and Tranche B Commitment, as such amount may be changed from time to time in accordance with the provisions of this Agreement. The initial aggregate amount of the Lenders’ Revolving Commitments is $2,000,000,000.

“Revolving Credit Facility”: the revolving credit facility established pursuant to this Agreement.

“Revolving Credit Loans”: as defined in Section 2.2(a)(i).

“Revolving Credit Note”: as defined in Section 2.2(b).

“Revolving Exposure”: as to any Lender at any time, an amount equal to the sum of such Lender’s Tranche A Exposure and Tranche B Exposure at such time.

“S&P”: S&P Global Ratings and any successor thereto.

“Sanctioned Country”: a country or territory which is the subject or target of Sanctions.

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or(c) any Person controlled by any Person described in (a) or (b) .

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate”: the LIBOR Screen Rate and the CDOR Screen Rate collectively and individually as the context may require.

“Second Extended Maturity Date”: as defined in Section 10.9.

“Second Extension Option”: as defined in Section 10.9.

“Series”: as defined in Section 10.8.

“Sharing Event”: (a) the occurrence of an Event of Default described in paragraph (f) of Article VIII; (b) the acceleration of any Loans and L/C Obligations pursuant to Article VIII; or (c) the occurrence of an Event of Default described in paragraph (a) of Article VIII that continues after the Maturity Date.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“SOFR”: with respect to any day, the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR-Based Rate”: SOFR, Compounded SOFR or Term SOFR.

“Solvent”: as to any Person, that, as of any date of determination, (a) the amount of the present fair saleable value of the assets of such Person will, as of such date, exceed the amount of all liabilities of such Person, contingent or otherwise, as of such date, as determined in accordance with applicable U.S. federal and state laws (or analogous applicable foreign laws) governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its existing or anticipated debts as such debts become absolute and matured, and (c) such Person will not have as of such date, an unreasonably small amount of capital with which to conduct its business.

“Specified Time”: (a) in relation to a Loan denominated in Canadian Dollars, 10:00 a.m. Toronto, Ontario time; and (b) in relation to a Loan denominated in any other Alternate Currency or in Dollars, 11:00 a.m., London time.

“Status”: as to Kimco, the existence of Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status, as the case may be.

As used in this definition:

“Level I Status” exists at any date if, at such date, Kimco has a long-term senior unsecured debt rating of A or better by S&P and A2 or better by Moody’s.

“Level II Status” exists at any date if, at such date, Level I Status does not exist and Kimco has a long-term senior unsecured debt rating of A- or better by S&P and A3 or better by Moody’s;

“Level III Status” exists at any date if, at such date, neither Level I Status nor Level II Status exists and Kimco has a long-term senior unsecured debt rating of BBB+ or better by S&P and Baa1 or better by Moody’s;

“Level IV Status” exists at any date if, at such date, none of Level I Status, Level II Status or Level III Status exists and Kimco has a long-term senior unsecured debt rating of BBB or better by S&P and Baa2 or better by Moody’s;

“Level V Status” exists at any date if, at such date, none of Level I Status, Level II Status, Level III Status or Level IV Status exists and Kimco has a long-term senior unsecured debt rating of BBB- or better by S&P and Baa3 or better by Moody’s; and

“Level VI Status” exists at any date if, at such date, none of Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status exists;

provided that (i) in the event of a “split” rating, the Applicable Margin, Facility Fee Rate, and L/C Fee Rate shall be based upon the higher of the two ratings, (ii) if Kimco, at its option, (A) obtains a debt rating from a third nationally-recognized rating agency (it being understood that Fitch, Inc. is a nationally-recognized rating agency), and (B) delivers a written notice to the Administrative Agent that it would like to include such debt rating for purposes of determining Status, then the Applicable Margin, Facility Fee Rate, and L/C Fee Rate shall be based on (x) the highest rating, if the difference between the highest and second-highest ratings is one ratings category or (y) the average of the two highest ratings, if the difference between the highest and second-highest ratings is two or more ratings categories, and (iii) if S&P and/or Moody’s shall cease to issue ratings of debt securities of real estate investment trusts generally, then the Administrative Agent and Kimco shall negotiate in good faith to agree upon a substitute rating agency or agencies (and to correlate the system of ratings of such substitute rating agency with that of the rating agency for which it is substituting) and (a) until such substitute rating agency or agencies are agreed upon, Status shall be determined on the basis of the rating assigned by the other rating agency (or, if both S&P and Moody’s shall have so ceased to issue such ratings, on the basis of the Status in effect immediately prior thereto) and (b) after such substitute rating agency or agencies are agreed upon, Status shall be determined on the basis of the rating assigned by the other rating agency and such substitute rating agency or the two substitute rating agencies, as the case may be.

“Sterling” or “£”: the lawful money of the United Kingdom.

“Subsidiary”: as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of Kimco.

“Subsidiary Borrower Representation and Warranty Date”: the date of the making of any Loan (other than the date of an Excluded Borrowing) to, or the issuance, renewal, extension or amendment of any Letter of Credit for the account of, any Subsidiary Borrower.

“Subsidiary Borrowers”: as defined in Section 10.10.

“Subsidiary Guarantee”: each guarantee, substantially in the form of Exhibit C, executed and delivered by a Subsidiary Guarantor, in accordance with the terms of this Agreement.

“Subsidiary Guarantor”: as defined in Section 10.10.

“Sustainability Baseline”: as of any determination date shall mean the Sustainability Metric for the Sustainability Metric Base Year, as such amount shall be adjusted to reflect dispositions or acquisitions of properties or assets by Kimco, any of its Consolidated Entities or any of its Unconsolidated Entities, since the Sustainability Metric Base Rate Year, in accordance with GHG Protocol Corporate Reporting and Accounting Standard.

“Sustainability Metric Base Year” : the fiscal year ended on December 31, 2018.

“Sustainability Metric”: for any fiscal year of Kimco, (a) the total Direct (Scope 1) & Energy Direct (Scope 2) Greenhouse Gas Emissions (“GHG Emissions”), measured in metric tonnes CO2 (carbon dioxide) equivalent (“CO2e”), of Kimco together with the Consolidated Entities and the Unconsolidated Entities during such fiscal year (determined and calculated according to the GHG Protocol Corporate Reporting and Accounting Standard using the Control Approach for defining relevant emissions sources) minus (b) Qualified emissions offsets (such as renewable energy certificates (RECs)) of Kimco together with the Consolidated Entities and the Unconsolidated Entities during such fiscal year (including any such offsets in which Kimco, any of its Consolidated Entities or any of its Unconsolidated Entities has an interest including as a result of purchasing environmental attributes of projects other than those owned directly by Kimco, any of its Consolidated Entities or any of its Unconsolidated Entities).  GHG Emissions will be quantified after the end of each fiscal year based on invoice data collected in Kimco’s utility management system. Such determination shall be verified by an independent third party in accordance with Tier II of the Emission Reduction Ton (“ERT”) standard corporate greenhouse gas verification guideline as described in the GHG Protocol Corporate Reporting and Accounting Standard, or in accordance with another CDP-approved standard identified by Kimco.

“Sustainability Metric Grid”: as defined in the definition of “Applicable Margin”.

“Sustainability Metric Target”: with respect to any fiscal year of Kimco, the Sustainability Metric, specified in the table below for the corresponding fiscal year specified below

Fiscal Year	Sustainability Metric Target
2019	99% of the Sustainability Baseline
2020	98% of the Sustainability Baseline
2021	97% of the Sustainability Baseline
2022	96% of the Sustainability Baseline
2023 and thereafter	95% of the Sustainability Baseline

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Kimco or any Affiliate thereof shall be a Swap Agreement.

“Swap Obligation”: with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agents”: as defined in the introductory paragraph hereof.

“TARGET Day”: any day on which TARGET2 is open for the settlement of payments in Euros.

“TARGET2”: the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euros.

“Taxes”: any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR”: the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date”: the date that is the earliest to occur of (a) the Maturity Date, (b) the date on which the Revolving Commitments hereunder shall be terminated or otherwise permanently reduced to zero pursuant to this Agreement, and (c) the date on which the Loans shall become due and payable hereunder by acceleration.

“Test Period”: a period of four (4) consecutive fiscal quarters of Kimco.

“Total Adjusted EBITDA”: for any Test Period, Total EBITDA for such period minus (without duplication) (i) replacement reserves of $0.15 per square foot of gross leasable area per annum, pro-rated for the applicable period, (ii) non-cash revenue and expense for such period attributable to straight-lining of rents, (iii) EBITDA for such period attributable to Unconsolidated Entities, (iv) income for such period from mezzanine and mortgage loan receivables, (v) dividend and interest income from marketable securities, (vi) EBITDA for such period attributable to Properties acquired within 24 months prior to the last day of such Test Period, and (vii) Kimco’s and its Affiliates’ management fee income and other income (excluding all items referred to in any other clause of this definition) for such period not attributable to Properties to the extent that such items referred to in this clause (vii), in the aggregate, exceed 15% of Total EBITDA.

“Total Adjusted Interest Expense”: actual interest expense (accrued, paid, capitalized, and reduced by forgiven accrued amounts) of Kimco and the Consolidated Entities but excluding (i) non-cash interest expense with respect to convertible debt, (ii) amortization of above/below-market debt amounts and of deferred financing costs, (iii) facility fees attributable to the unused portion of the Revolving Credit Facility, and (iv) prepayment penalties.

“Total Debt Service”: in respect of any Test Period, Total Adjusted Interest Expense plus scheduled principal debt amortization for Kimco and the Consolidated Entities on the aggregate principal amount of their respective Indebtedness (provided that there shall be excluded optional prepayments and balloon payments due at maturity, and non-cash interest expense with respect to convertible debt, and provided, further, that the amount of any scheduled principal debt amortization payment paid during such Test Period with respect to Indebtedness related to a property acquired during such Test Period or otherwise assumed in connection with an acquisition consummated during such Test Period shall be limited, for purposes of calculating Total Debt Service, in proportion to the fraction of such Test Period during which Kimco or another Consolidated Entity owned such property or had assumed such Indebtedness, as applicable), plus preferred stock dividends paid during such Test Period.

“Total EBITDA”: for any period, Adjusted Net Income of Kimco and the Consolidated Entities before any provision or benefit for income taxes, interest expense, depreciation, amortization, gains or losses on (i) sales of operating real estate and (ii) marketable securities, noncash impairment charges, acquisition costs, gains or losses on extraordinary items and gains or losses on early extinguishment of debt, plus, without duplication, EBITDA of Unconsolidated Entities.

“Total Indebtedness”: as of any date of determination, the principal amount of all Indebtedness of Kimco, of its Wholly Owned Subsidiaries and of any other Consolidated Entities, outstanding at such date.

“Total Priority Indebtedness”: as of any date of determination, the aggregate of (a) Indebtedness of Kimco or of any of the Consolidated Entities outstanding as of such date, secured by any asset of Kimco or the Consolidated Entities, and (b) all unsecured third party Indebtedness of the Consolidated Entities to Persons other than Kimco or any Consolidated Entity outstanding as of such date except to the extent that such unsecured third party Indebtedness is unconditionally and irrevocably guaranteed by Kimco.

“Total Unsecured Interest Expense”: actual interest expense (accrued, paid, or capitalized) on all Unsecured Debt of Kimco or any Consolidated Entity, but excluding (i) non-cash interest expense with respect to convertible debt, (ii) amortization of above/below-market debt amounts and of deferred financing costs, (iii) facility fees attributable to the unused portion of the Revolving Credit Facility and (iv) prepayment penalties.

“Tranche”: any Eurocurrency Tranche or Money Market Tranche.

“Tranche A Commitment”: as to any Lender, the obligation (if any) to make Tranche A Loans to and/or issue or participate in Tranche A Letters of Credit issued on behalf of Borrowers hereunder in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1A under the heading “Tranche A Commitment (Dollars Only),” as such amount may be changed from time to time in accordance with the provisions of this Agreement. The initial aggregate amount of the Lenders’ Tranche A Commitments is $1,750,000,000.

“Tranche A Exposure”: as to any Lender at any time, an amount equal to the sum of (a) the outstanding aggregate amount of such Lender’s Tranche A Loans at such time and (b) such Lender’s Applicable Percentage of the Tranche A L/C Obligations then outstanding.

“Tranche A L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Tranche A Letters of Credit and (b) the aggregate amount of drawings under Tranche A Letters of Credit that have not then been reimbursed pursuant to Section 3.5(a).

“Tranche A Letters of Credit”: letters of credit issued by the Issuing Lender pursuant to this Agreement, to the extent such Letters of Credit are deemed, pursuant to the provisions of this Agreement, to be a use of the Tranche A Commitment, including the letters of credit referred to in Schedule 3.10.

“Tranche A Loans”: Revolving Credit Loans made by the Lenders pursuant to this Agreement, to the extent such Loans are deemed, pursuant to the provisions of this Agreement, to be a use of the Tranche A Commitment.

“Tranche B Commitment”: as to any Lender, the obligation (if any) to make Tranche B Loans to and/or issue or participate in Tranche B Letters of Credit issued on behalf of Borrowers hereunder in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1A under the heading “Tranche B Commitment (Dollars or Alternate Currency),” as such amount may be changed from time to time in accordance with the provisions of this Agreement, including any pre-approved increases pursuant to Section 2.18. The initial aggregate amount of the Lenders’ Tranche B Commitments is $250,000,000.

“Tranche B Exposure”: as to any Lender at any time, an amount equal to the sum of (a) the Dollar Equivalent of the outstanding aggregate amount of such Lender’s Tranche B Loans at such time and (b) such Lender’s Applicable Percentage of the Tranche B L/C Obligations then outstanding.

“Tranche B L/C Obligations”: at any time, an amount equal to the sum of (a) the Dollar Equivalent of the aggregate then undrawn and unexpired amount of the then outstanding Tranche B Letters of Credit and (b) the Dollar Equivalent of the aggregate amount of drawings under Tranche B Letters of Credit that have not then been reimbursed pursuant to Section 3.5(a).

“Tranche B Letters of Credit”: letters of credit issued by the Issuing Lender pursuant to this Agreement, to the extent such Letters of Credit are deemed, pursuant to the provisions of this Agreement, to be a use of the Tranche B Commitment, including the letters of credit referred to in Schedule 3.10.

“Tranche B Loans”: Revolving Credit Loans made by the Lenders pursuant to this Agreement, to the extent such Loans are deemed, pursuant to the provisions of this Agreement, to be a use of the Tranche B Commitment.

“Transferee”: as defined in Section 10.7.

“Type”: as to any Revolving Credit Loan, its nature as an ABR Loan, a Daily LIBOR Loan, a Eurocurrency Loan, a Canadian Prime Rate Loan or a Money Market Loan; and as to any Competitive Loan, its nature as a Eurocurrency Loan or a Fixed Rate Loan.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Unconsolidated Entity”: as of any date of determination, a corporation, partnership, limited liability company, trust, joint venture, or other business entity in which Kimco, directly or indirectly through ownership of one or more intermediary entities, owns an equity interest but that is not required in accordance with GAAP to be consolidated with Kimco for financial reporting purposes (including, for the avoidance of doubt, (i) any entity in which the only investment by Kimco or any Affiliate thereof consists of preferred stock or securities of another entity having characteristics analogous to those of preferred stock, and (ii) any entity as to which Kimco (together with its Affiliates) does not have the power to direct the acquisition, financing, disposition and other major decisions regarding property owned by such entity).

“unencumbered”: with respect to any asset, as of any date of determination, the circumstance that such asset on such date (a) is not subject to any Liens or claims (including restrictions on transferability or assignability) of any kind (excluding Permitted Encumbrances), (b) is not subject to any agreement (including (i) any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset and (ii) if applicable, the organizational documents of any Entity) which prohibits or restricts in a material manner Kimco or any of the Entities from creating, incurring, assuming or suffering to exist any Lien upon, or conveying, selling, leasing, transferring or otherwise disposing of, any assets or Capital Stock of Kimco or any of the Entities (excluding any agreement which limits generally the amount of secured Indebtedness which may be incurred by Kimco and the Entities) and (c) is not subject to any agreement (including any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset) which entitles any Person to the benefit of any Lien (other than Permitted Encumbrances) on any assets or Capital Stock of Kimco or any of the Entities, or would entitle any Person to the benefit of any Lien (other than Permitted Encumbrances) on such assets or Capital Stock upon the occurrence of any contingency (other than pursuant to an “equal and ratable” clause contained in any agreement governing Indebtedness).

“Unencumbered Assets NOI”: for any period, Unencumbered Property NOI, plus (a) 75% of management fee revenues earned by Kimco and its Wholly Owned Subsidiaries in respect of properties owned by any Unconsolidated Entity, plus (b) the sum of dividend and interest income from unencumbered marketable securities and unencumbered mezzanine and mortgage loan receivables; provided that management fee revenues earned in respect of properties owned by any Unconsolidated Entity, dividend and interest income from unencumbered mezzanine loan receivables and Unencumbered Assets NOI attributable to assets located outside of the United States and Puerto Rico or to assets owned by Entities not organized in and not having principal offices in the United States or Puerto Rico shall not be taken into account to the extent the sum of all such items exceeds 30% of Unencumbered Assets NOI for the applicable period.

“Unencumbered Properties”: (a) Properties wholly owned by Kimco or by a Wholly Owned Subsidiary (or in which Kimco or a Wholly Owned Subsidiary has a leasehold interest to the extent eligible pursuant to clause (b) of the second sentence of the definition of the term “Unencumbered Property NOI”), as to which Kimco has control, which Properties are unencumbered (including freedom from restrictions, whether on the Property itself or the entity holding such Property, on pledging such Property or the stock, limited liability company interests, partnership interests, or other ownership interests of any Person having an ownership interest in such Property as collateral or selling such Property), and (b) other unencumbered Properties as to which Kimco or a Wholly Owned Subsidiary owns (directly or through the ownership of an interest in a Consolidated Entity) a majority of the equity interests or has a leasehold interest, as above, and has the power to direct acquisition, disposition, financing, and other major property decisions (which shall not include Properties owned by or through Unconsolidated Entities); provided that no such Property shall be treated as an Unencumbered Property at any time during which any Person (other than Kimco) having any direct or indirect ownership interest in such Property (a “Property Owner”) has any Indebtedness or has any obligation or liability, whether primary, secondary, direct, indirect, fixed, contingent, or otherwise (including as a guarantor or other surety or accommodation party, as the general partner of a partnership that has Recourse Indebtedness, under applicable law, or otherwise) in respect of any Indebtedness (an “Obligated Property Owner”), unless at such time each such Obligated Property Owner is a Wholly Owned Subsidiary of Kimco and a Subsidiary Guarantor pursuant to an effective Subsidiary Guarantee.

“Unencumbered Property NOI”: for any period, Property NOI for such period of Unencumbered Properties owned by Kimco or a Wholly Owned Subsidiary and the percentage equal to Kimco’s Ownership Percentage interest in the applicable Property of Property NOI for such period of other Unencumbered Properties, in each case net of (x) management fees of 3% of revenues and (y) replacement reserves of $0.15 per square foot per annum (pro-rated for the applicable Test Period) of gross leasable area, from Unencumbered Properties. For the purpose of determining Unencumbered Property NOI, (a) no property owned by any Unconsolidated Entity shall be included and (b) leasehold positions will be eligible if (i) with respect to the lease term, either (x) more than 25 years remains in such lease term or (y) such lease term is renewable in the sole discretion of Kimco for one or more successive periods aggregating (together with the remaining current lease term) more than 25 years so long as, in the case of this clause (y), periodic rent increases shall be at levels comparable to those that are customarily applicable to leases having initial terms in excess of 25 years, and (ii) such leasehold position is mortgageable and the terms of the lease include customary secured lender protections (including that (A) the lessor shall notify any holder of a security interest in such leasehold interest of the occurrence of any default by the lessee under such lease and shall afford such holder the right to cure such default, and (B) in the event that such lease is terminated, such holder shall have the option to enter into a new lease having terms substantially identical to those contained in the terminated lease).

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and if acceptable to the Issuing Lender in its sole discretion, as the same may be amended or revised from time to time.

“United States”: the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Unrestricted Cash and Cash Equivalents”: as of any date of determination, the sum of (a) the Dollar Equivalent of the aggregate amount of Unrestricted cash then held by Kimco or any of the Consolidated Entities and (b) the Dollar Equivalent of the aggregate amount of Unrestricted Cash Equivalents (valued at the lower of cost and fair market value) then held by Kimco or any of the Consolidated Entities. As used in this definition, “Unrestricted” means, with respect to any asset, the circumstance that such asset is not subject to any Liens or claims of any kind in favor of any Person.

“Unsecured Debt”: all Indebtedness which is not secured by a Lien on any income, Capital Stock, property or asset; provided that Unsecured Debt shall not include any Indebtedness included in the calculation of Total Priority Indebtedness.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate”: as defined in Section 2.12(d)(ii)(D).

“Wells Fargo”: Wells Fargo Bank, National Association.

“Wholly Owned Subsidiary”: any entity all of the capital stock of which and any and all equivalent ownership interests of which (other than directors’ qualifying shares required by law) are owned by Kimco directly or indirectly through one or more Wholly Owned Subsidiaries.

“Withholding Agent”: any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” or “¥”: the lawful money of Japan.

SECTION 1.2     Other Definitional Provisions; Interpretation.

(a)     Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto or thereto.

(b)     Without limiting Section 1.3, as used herein and in any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Kimco and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)     The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)     The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)     Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(f)     The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(g)     The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(h)     Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.3     Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Kimco notifies the Administrative Agent that Kimco requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Kimco that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective (and the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP) until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited consolidated financial statements of Kimco for the fiscal year December 31, 2015 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the requisite parties hereto shall enter into a mutually acceptable amendment addressing such changes.

SECTION 1.4     Exchange Rates.

(a)     Not later than 12:00 noon, New York City time, three (3) Business Days prior to each Calculation Date beginning with the date that is the earlier of the date on which the initial Alternate Currency Borrowing is made or the initial Letter of Credit denominated in an Alternate Currency is issued, as the case may be, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to each relevant Alternate Currency. The Exchange Rates so determined shall become effective on the relevant Calculation Date, shall remain effective until the next succeeding Calculation Date, and shall for all purposes of this Agreement (other than Section 2.2, Section 10.20, or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between dollars and any Alternate Currency.

(b)     Not later than 5:00 p.m., New York City time, on each Calculation Date, the Administrative Agent shall determine the aggregate amount of the Dollar Equivalents of the principal amounts of Alternate Currency Loans or L/C Obligations then outstanding (after giving effect to any Alternate Currency Loans made or repaid on such date or any L/C Obligations incurred or repaid on such date). The Administrative Agent shall determine the aggregate amount of the Dollar Equivalent of all other amounts denominated in an Alternate Currency at the applicable time provided for its making such determination pursuant to this Agreement (and such determinations shall be conclusive and binding on the parties hereto in the absence of manifest error).

SECTION 1.5     Interest Rates; LIBOR Notification. The interest rate on a Loan denominated in dollars or an Alternate Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans and Daily LIBOR Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.8(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify Kimco, pursuant to Section 2.8(e), of any change to the reference rate upon which the interest rate on Eurocurrency Loans and Daily LIBOR Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definitions of “Eurocurrency Rate” or “Daily LIBOR Floating Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.8(c), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.8(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Eurocurrency Rate or the Daily LIBOR Floating Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 1.6     Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

SECTION 1.7     Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II

THE LOANS

SECTION 2.1     Competitive Bid Procedure.

(a)     Subject to the terms and conditions set forth herein, from time to time during the Commitment Period, Kimco may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans denominated in Dollars in an aggregate principal amount outstanding at any time not to exceed fifty percent (50%) of the aggregate Revolving Commitments; provided that after giving effect thereto the sum of the total Revolving Exposure of all the Lenders plus the aggregate principal amount of outstanding Competitive Loans shall not exceed the total Revolving Commitments. Competitive Loans shall not be available in any Alternate Currency. To request Competitive Bids, Kimco shall notify the Administrative Agent of such request by telephone (x) in the case of a borrowing of Competitive Loans based on a Eurocurrency Rate, not later than 10:30 a.m. (Central time) four (4) Business Days before the date of the proposed borrowing, and (y) in the case of a borrowing of Fixed Rate Loans, not later than 10:30 a.m. (Central time), one (1) Business Day before the date of the proposed borrowing; provided that Kimco may submit up to (but not more than) three (3) Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within two (2) Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by Kimco. Each such telephonic and written Competitive Bid Request shall specify the following information:

(i)     the aggregate amount of the requested Borrowing, which shall be in Dollars;

(ii)     the date of such Borrowing, which shall be a Business Day;

(iii)     whether such Borrowing is to be based on a Eurocurrency Rate or at a Fixed Rate;

(iv)     the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)     the date of maturity of such Borrowing; and

(vi)     the location and number of Kimco’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.2(d).

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

(b)     Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to Kimco in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy (x) in the case of a borrowing of a Competitive Loan at a rate based on the Eurocurrency Rate, not later than 10:30 a.m. (Central time) three (3) Business Days before the proposed date of such borrowing, and (y) in the case of a borrowing of a Fixed Rate Loan, not later than 10:30 a.m. (Central time) on the proposed date of such borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the borrowing of a Competitive Loan requested by Kimco) of the Competitive Loan or Loans that the applicable Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which such Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

(c)     The Administrative Agent shall promptly notify Kimco by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

(d)     Subject only to the provisions of this paragraph, Kimco may accept or reject any Competitive Bid. Kimco shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid (x) in the case of a Competitive Loan based on a Eurocurrency Rate, not later than 11:30 a.m. (Central time) three (3) Business Days before the date of the proposed borrowing, and (y) in the case of a Fixed Rate Loan, not later than 11:30 a.m. (Central time) on the proposed date of the borrowing; provided that (i) the failure of Kimco to give any such notice shall be deemed to be a rejection of each Competitive Bid, (ii) Kimco shall not accept a Competitive Bid made at a particular Competitive Bid Rate if Kimco rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by Kimco shall not exceed the aggregate amount of the requested borrowing for Competitive Loans specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, Kimco may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided, further, that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by Kimco. A notice given by Kimco pursuant to this paragraph shall be irrevocable.

(e)     The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f)     If the entity which is the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to Kimco at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

SECTION 2.2     Loans; Etc.

(a)     Revolving Commitments.

(i)     Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) to the Borrowers, without double-counting (i.e., amounts advanced by a Lender in respect of its Tranche A Commitment shall not be counted in reduction of its Tranche B Commitment, or vice versa) (x) in the case of Lenders with a Tranche A Commitment, in Dollars only, from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Applicable Percentage of the then outstanding Tranche A L/C Obligations, does not exceed the amount of such Lender’s Tranche A Commitment, and (y) in the case of Lenders with a Tranche B Commitment, in Dollars or in an Alternate Currency, from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding the Dollar Equivalent of which, when added to such Lender’s Applicable Percentage of the then outstanding Tranche B L/C Obligations, does not exceed the amount of such Lender’s Tranche B Commitment; provided that no Money Market Loan shall be available in an Alternate Currency. During the Commitment Period the Borrowers may use the Revolving Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Notwithstanding anything to the contrary contained in this Agreement, in no event shall, at any time, the sum of the Revolving Exposure of all of the Lenders plus the aggregate principal amount of outstanding Competitive Loans exceed the aggregate Revolving Commitments then in effect.

(ii)     Each Revolving Credit Loan shall be made as part of a Borrowing consisting of Revolving Credit Loans made by the Lenders in accordance with their respective Applicable Percentages of the Tranche A Commitments or the Tranche B Commitments, as applicable, and to the extent such Revolving Credit Loan is made shall constitute a use of the Tranche A Commitment or the Tranche B Commitment, as applicable. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.1. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(iii)     Subject to Section 2.8 and Section 2.10, (x) Revolving Credit Loans denominated in Dollars may from time to time be Eurocurrency Loans, ABR Loans, Daily LIBOR Loans, or Money Market Loans or a combination thereof, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.2(d) and 2.4, and (y) Revolving Credit Loans denominated in Canadian Dollars may from time to time be Eurocurrency Loans or Canadian Prime Rate Loans, provided that no such Revolving Credit Loan described in this sentence shall be made as a Eurocurrency Loan after the day that is one (1) month prior to the Termination Date. Revolving Credit Loans denominated in an Alternate Currency (other than Canadian Dollars) shall be composed entirely of Eurocurrency Loans, and Revolving Credit Loans denominated in an Alternate Currency shall only be made using Tranche B Commitments. Each Lender at its option may make any Revolving Credit Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement; provided, further, that each applicable Lender shall at all times comply with the requirements of this Agreement in respect thereto, including Section 2.12, and no Lender shall make any such election if and to the extent the same would cause the applicable Borrower to increase its payment obligations hereunder. Subject to Section 2.8 and Section 2.10, any Competitive Loan may from time to time be a Eurocurrency Loan or a Fixed Rate Loan as the applicable Borrower may request in accordance with Section 2.1.

(b)     Notes. The Revolving Credit Loans made by each Lender shall be evidenced by a promissory note executed and delivered by the applicable Borrower at the request of such Lender, substantially in the form of Exhibit B-1, with appropriate insertions as to payee and date (a “Revolving Credit Note”), payable to the order of such Lender in a principal amount equal to the aggregate unpaid principal amount of all Revolving Credit Loans made by such Lender. The Competitive Loans made by each Lender shall be evidenced by a promissory note executed and delivered by Kimco at the request of such Lender, substantially in the form of Exhibit B-2, with appropriate insertions as to payee and date (a “Competitive Loan Note”), payable to the order of such Lender. Each Lender is hereby authorized to record, as applicable, the date, Type and amount of each Revolving Credit Loan or Competitive Loan made by such Lender, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Fixed Rate Loans and Eurocurrency Loans, the length of each Interest Period with respect thereto and, in the case of Money Market Loans, the Money Market Loan Maturity Date with respect thereto, on the schedule (including any continuation thereof) annexed to and constituting a part of its Revolving Credit Note or Competitive Loan Note, as the case may be, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that the failure by any Lender to make any such recordation or any error in such recordation shall not affect the obligations of any Borrower under this Agreement or the Notes.

(c)     Repayment of Loans. Kimco shall pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable to such Loan. Each Borrower shall repay all then outstanding Revolving Credit Loans and Competitive Loans made to such Borrower on the Termination Date (or, if earlier, the applicable Money Market Loan Maturity Date in respect of a Money Market Loan) to the Administrative Agent for the account of each Lender in the currency in which such Loan was made.

(d)     Procedure for Borrowing Revolving Credit Loans. The Borrowers may borrow Revolving Credit Loans during the Commitment Period on any Business Day, provided that the applicable Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, (i) three (3) Business Days (or, in the case of any requested Borrowing in an Alternate Currency, four (4) Business Days) prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurocurrency Loans, (ii) two (2) Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Money Market Loans, or (iii) on the Business Day which is the requested Borrowing Date, if the requested Revolving Credit Loans are to be initially ABR Loans, Daily LIBOR Loans or Canadian Prime Rate Loans), specifying (A) the aggregate amount to be borrowed, (B) whether the amount to be borrowed will use the Tranche A Commitments or the Tranche B Commitments or, if a combination thereof, indicating the respective amounts thereof, (C) the requested Borrowing Date and, in the case of each Money Market Loan, the requested Money Market Loan Maturity Date, (D) whether the Borrowing is to be of Eurocurrency Loans, ABR Loans, Daily LIBOR Loans, Money Market Loans, Canadian Prime Rate Loans or a combination thereof, (E) if a Eurocurrency Loan, the currency of such requested Revolving Credit Loan (which must be Dollars in the case of Revolving Credit Loans using the Tranche A Commitments), and (F) if the borrowing is to be entirely or partly of Eurocurrency Loans the respective amounts of each such Type of Revolving Credit Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (i) in the case of ABR Loans, Daily LIBOR Loans or Canadian Prime Rate Loans, $5,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Commitments are less than $5,000,000, such lesser amount) and (ii) in the case of Eurocurrency Loans or Money Market Loans, $5,000,000 or a whole multiple of $100,000 in excess thereof or the Dollar Equivalent in an Alternate Currency, in each case subject to Section 2.2(e). Upon receipt of any such notice from the applicable Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the applicable Borrower at the office of the Administrative Agent specified in Section 10.2 prior to 1:00 P.M., New York City time (or (i) in the case of Money Market Loans having a Money Market Loan Maturity Date of six (6) days or less from the relevant Borrowing Date, 3:00 P.M., New York City time and (ii) in the case of an Alternate Currency Borrowing, local time for the principal market of such currency), on the Borrowing Date requested by the applicable Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of the applicable Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. In no event may the number of Money Market Loans requested in any calendar month exceed six (6). In no event may the number of Money Market Loans requested in any calendar year exceed thirty (30).

(e)     Tranches. Notwithstanding anything to the contrary in this Agreement, all Borrowings, prepayments, conversions and continuations of Revolving Credit Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of the Revolving Credit Loans comprising each Tranche of Tranche A Loans and each Tranche of Tranche B Loans shall be equal to $5,000,000 or a whole multiple of $100,000 in excess thereof or the Dollar Equivalent in an Alternate Currency, and (ii) there shall be no more than fifteen (15) Eurocurrency Tranches outstanding at any one time.

(f)     Termination or Reduction of Revolving Commitments. Kimco shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent (which shall promptly notify each Lender thereof), to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Tranche A Commitments and/or the Tranche B Commitments (as designated by Kimco); provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any payments of the Revolving Credit Loans made on the effective date thereof, (i) the sum of the Tranche A Exposure of all the Lenders would exceed the Tranche A Commitments of all the Lenders, (ii) the sum of the Tranche B Exposure of all the Lenders would exceed the Tranche B Commitments of all the Lenders, (iii) the sum of the Revolving Exposure, plus the aggregate principal amount of the Competitive Loans then outstanding, would exceed the total Revolving Commitments then in effect or (iv) the Available Commitment of any Lender would be less than zero. Any such notice may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein, in which case such notice may be revoked by the applicable Borrower (by written notice to the Administrative Agent on or before the specified date of reduction or termination) if such condition is not satisfied. Any such reduction (other than, for the avoidance of doubt, pursuant to Section 10.10(a)) shall be in an amount equal to $50,000,000 or a whole multiple of $10,000,000 in excess thereof and shall reduce permanently the Revolving Commitments then in effect.

SECTION 2.3     Prepayments.

(a)     Optional. Each Borrower may at any time and from time to time prepay the Revolving Credit Loans of such Borrower (subject, in the case of Eurocurrency Loans and Money Market Loans to compliance with the terms of Section 2.2(e) and Section 2.13), in whole or in part, without premium or penalty, upon notice to the Administrative Agent, specifying the date and amount of prepayment and whether the prepayment is of Tranche A Loans, Tranche B Loans, Eurocurrency Loans, ABR Loans, Daily LIBOR Loans, Money Market Loans, Canadian Prime Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Kimco may not prepay any Competitive Loan without the prior consent of the relevant Lender(s) thereof, except in connection with a prepayment pursuant to Section 10.10(a) hereof. Any such notice may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein, in which case such notice may be revoked by the applicable Borrower (by written notice to the Administrative Agent on or before the specified date of prepayment) if such condition is not satisfied. Upon receipt of any notice of prepayment, the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 2.13. Subject to Section 2.2(e) and except in connection with a prepayment pursuant to Section 10.10(a), partial prepayments shall be in an aggregate principal amount of $5,000,000 (or, in the case of prepayments of any Alternate Currency Loans, the Dollar Equivalent of $5,000,000 at the time of such prepayment) or a whole multiple of $1,000,000 (or, in the case of prepayments of any Alternate Currency Loans, the Dollar Equivalent of $1,000,000 at the time of such prepayment) in excess thereof (or, if less, the aggregate outstanding principal amount of the Revolving Credit Loans).

(b)     Mandatory. If, on any Calculation Date, for any reason, the sum of the Lenders’ aggregate Tranche B Exposure exceeds one hundred five percent (105%) of the Lenders’ aggregate Tranche B Commitments, then the applicable Borrower shall promptly prepay the Tranche B Loans (or if no Tranche B Loans are outstanding, cash collateralize Tranche B Letters of Credit (in the manner provided in Article VIII), if any, which shall then be treated solely for purposes of this paragraph as no longer outstanding to the extent so cash collateralized) in an aggregate amount sufficient such that, after giving effect thereto, the sum of the Lenders’ aggregate Tranche B Exposure does not exceed one hundred percent (100%) of the Lenders’ aggregate Tranche B Commitments.

SECTION 2.4     Conversion and Continuation Options.

(a)     The applicable Borrower may elect from time to time to convert Eurocurrency Loans denominated in Dollars to ABR Loans or Daily LIBOR Loans (or, with respect to Loans denominated in Canadian Dollars, Canadian Prime Rate Loans), by giving the Administrative Agent at least two (2) Business Days’ prior irrevocable notice of such election; provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The applicable Borrower may elect from time to time to convert ABR Loans, Daily LIBOR Loans or Canadian Prime Rate Loans to Eurocurrency Loans by giving the Administrative Agent at least three (3) Business Days’ prior irrevocable notice of such election. The applicable Borrower may elect from time to time to convert ABR Loans to Daily LIBOR Loans or to convert Daily LIBOR Loans to ABR Loans, in each case by giving the Administrative Agent at least one (1) Business Days’ prior irrevocable notice of such election. Any such notice of conversion to Eurocurrency Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of the outstanding Eurocurrency Loans, ABR Loans, Daily LIBOR Loans and Canadian Prime Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion that such a conversion is not appropriate, (ii) any such conversion may only be made if, after giving effect thereto, Section 2.2(e) would not be contravened, and (iii) no Revolving Credit Loan may be converted into a Eurocurrency Loan after the date that is one (1) month prior to the Termination Date.

(b)     Any Eurocurrency Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurocurrency Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion that such a continuation is not appropriate, (ii) if, after giving effect thereto, Section 2.2(e) would be contravened, or (iii) after the date that is one month prior to the Termination Date, and provided, further, that if such Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans (or, in the case of Loans denominated in Canadian Dollars, Canadian Prime Rate Loans) on the last day of such then expiring Interest Period. Upon receipt of any notice pursuant to this Section 2.4(b), the Administrative Agent shall promptly notify each Lender thereof.

(c)     Notwithstanding anything herein to the contrary, Sections 2.4(a) and (b) shall not apply to Competitive Loans, which may not be converted or continued.

SECTION 2.5     Fees.

(a)     Kimco agrees to pay to the Administrative Agent, for the account of each Lender, a facility fee at a per annum rate for the period from and including the first day of the Commitment Period to but excluding the Termination Date, computed at the Facility Fee Rate on the daily amount of the Revolving Commitment of such Lender, whether used or unused; provided that if such Lender continues to have any Revolving Exposure or outstanding Competitive Loans after its Revolving Commitment terminates, then such facility fee shall continue to accrue at the Facility Fee Rate on the average daily amount of such Lender’s Revolving Exposure and Competitive Loans from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Exposure or outstanding Competitive Loans. Accrued facility fees shall be payable in arrears on the last Business Day of each calendar quarter and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.

(b)     Kimco shall pay to the Lead Lenders, for their respective own accounts (as applicable), and, to the extent mutually agreed upon by the Lead Lenders and the other Lenders, for the account of the Lenders, the fees in the amounts and on the dates previously agreed to in writing by Kimco pursuant to the Fee Letter.

SECTION 2.6     Interest Rates and Payment Dates.

(a)     Each Loan (other than Competitive Loans) denominated in Dollars shall bear interest (i) if a Eurocurrency Loan, for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin, (ii) if an ABR Loan, at a rate per annum equal to the ABR plus the Applicable Margin and (iii) if a Daily LIBOR Loan, at a rate per annum equal to the Daily LIBOR Floating Rate plus the Applicable Margin.

(b)     Each Loan denominated in an Alternate Currency other than Canadian Dollars shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin.

(c)     Each Loan denominated in Canadian Dollars shall bear interest (i) if a Eurocurrency Loan, for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin and (ii) if a Canadian Prime Rate Loan, at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin.

(d)     Each Money Market Loan shall bear interest at a rate per annum equal to the Money Market Rate applicable thereto plus the Applicable Margin.

(e)     Each Competitive Loan (other than a Fixed Rate Loan) shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus (or minus, as applicable) the Margin applicable thereto. Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable thereto.

(f)     If all or a portion of (i) the principal amount of any Revolving Credit Loan, Money Market Loan or Competitive Loan, (ii) any interest payable thereon or (iii) any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.6 plus 2% or (y) in the case of any overdue interest, fee or other amount, the rate described in Section 2.6(a)(ii) plus 2%, in each case from the date of such non-payment to the date on which such amount is paid in full (as well after as before judgment).

(g)     Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.6(f) shall be payable from time to time on demand.

SECTION 2.7     Computation of Interest and Fees.

(a)     Facility fees and interest (other than interest calculated on the basis of the Prime Rate, the Canadian Prime Rate or with respect to Eurocurrency Loans denominated in Sterling) shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest calculated on the basis of the Prime Rate, the Canadian Prime Rate, the CDOR Rate or with respect to Eurocurrency Loans denominated in Sterling shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the applicable Borrowers and the Lenders of each determination of a Eurocurrency Rate or Money Market Rate. Any change in the interest rate on a Revolving Credit Loan (or a Competitive Loan subject to Section 2.10) resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the applicable Borrowers and the Lenders of the effective date and the amount of each such change in interest rate.

(b)     Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate with respect to any Eurocurrency Loan or Daily LIBOR Loan.

SECTION 2.8     Market Disruption and Alternate Rate of Interest.

(a)     If at the time that the Administrative Agent shall seek to determine the relevant Screen Rate on the Quotation Day for any Interest Period for a Borrowing of Eurocurrency Loans or Daily LIBOR Loans the applicable Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Borrowing of Eurocurrency Loans or Daily LIBOR Loans for any reason and the Administrative Agent shall determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then (i) if such Borrowing shall be requested in Dollars, then such Borrowing shall be made as an ABR Loan at the ABR (without prejudicing the Borrower’s right to thereafter request a Money Market Loan), (ii) if such Borrowing shall be requested in Canadian Dollars, then such Borrowing shall be made as a Canadian Prime Rate Loan at the Canadian Prime Rate and (iii) if such Borrowing shall be requested in any Alternate Currency (other than Canadian Dollars), the Eurocurrency Rate for such Borrowing shall be equal to the weighted average (as determined by the Administrative Agent) of the cost to each Lender to fund its pro rata share of such Borrowing of Eurocurrency Loans (from whatever source and using whatever methodologies as such Lender may select in its reasonable discretion by written notice to the Administrative Agent) (such weighted average rate, the “CF Rate”); provided that such cost shall be no greater than the cost that such Lender is charging under other credit facilities to which it is a party with borrowers similarly situated to and of similar creditworthiness to the Borrowers .

(b)     If prior to the first day of any Interest Period for a Eurocurrency Borrowing or in connection with an existing or proposed Daily LIBOR Loan:

(i)     the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrowers) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for a Loan in the applicable currency or for the applicable Interest Period or for ascertaining the Daily LIBOR Floating Rate in connection with an existing or proposed Daily LIBOR Loan (including in each case because the LIBOR Screen Rate is not available or published on a current basis); provided that no Benchmark Transition Event shall have occurred at such time; or

(ii)     the Administrative Agent is advised by the Required Lenders (or, in the case of a Competitive Loan, the Lender that is required to make such Competitive Loan) that the Eurocurrency Rate for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) (as conclusively certified by such Lenders or Lender, as the case may be) of making or maintaining their affected Revolving Credit Loans (or its Competitive Loan) during such Interest Period or that the Daily LIBOR Floating Rate will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Daily LIBOR Loans, then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the Lenders as soon as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any interest election request pursuant to Section 2.4 that requests continuation of (or conversion to) any Eurocurrency Loan in the affected currencies or for such applicable Interest Period and/or conversion of any Loan to a Daily LIBOR Loan shall be ineffective, (B) if Dollars are the applicable currency described in the foregoing clause (b)(i) and a Borrowing of a Eurocurrency Loan or Daily LIBOR Loan is requested in Dollars, such Borrowing shall be made as an ABR Loan (without prejudicing the Borrower’s right to thereafter request a Money Market Loan), (C) if Canadian Dollars are the applicable currency described in the foregoing clause (b)(i) and a Eurocurrency Loan is requested in Canadian Dollars, such Borrowing shall be made as a Canadian Prime Rate Loan and (D) if any Alternate Currency (other than Canadian Dollars) is the applicable currency described in the foregoing clause (b)(i) and a Borrowing of a Eurocurrency Loan is requested in any such Alternate Currency, then the Eurocurrency Rate for such Eurocurrency Loan shall be at the CF Rate; provided, further that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by Kimco for Competitive Borrowings may be made to Lenders that are not affected thereby and (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted. The Administrative Agent shall not make a determination described in Section 2.8(b)(i), and no Lender shall advise the Administrative Agent as described in Section 2.8(b)(ii) unless the Administrative Agent or such Lender, as applicable, is then generally making similar determinations or delivering similar advice, in each case, under other credit facilities to which it is a party with borrowers or account parties that are similarly situated to and of similar creditworthiness to the Borrowers.

(c)     Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, with respect to Loans denominated in Dollars or an Alternate Currency the Administrative Agent and the Borrowers may amend this Agreement to replace the Eurocurrency Rate or Daily LIBOR Floating Rate for such currency with a Benchmark Replacement for such currency. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m., New York City time, on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrowers, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment with respect to the Eurocurrency Rate for Dollars containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of Eurocurrency Rate for any currency with a Benchmark Replacement for such currency will occur prior to the applicable Benchmark Transition Start Date for such currency.

(d)     In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(e)     The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.8.

(f)     Upon Kimco’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) any interest election request pursuant to Section 2.4 that requests continuation of (or conversion to) any Eurocurrency Loan in the affected currencies or for such applicable Interest Period and/or conversion of any Loan to a Daily LIBOR Loan shall be ineffective, (B) if Dollars are the affected currency and a Borrowing of a Eurocurrency Loan or Daily LIBOR Loan is requested in Dollars, such Borrowing shall be made as an ABR Loan (without prejudicing the Borrower’s right to thereafter request a Money Market Loan), (C) if Canadian Dollars are the affected currency and a Eurocurrency Loan is requested in Canadian Dollars, such Borrowing shall be made as a Canadian Prime Rate Loan, (D) if any Alternate Currency (other than Canadian Dollars) is the affected currency and a Borrowing of a Eurocurrency Loan is requested in any such affected Alternate Currency, then the Eurocurrency Rate for such Eurocurrency Loan shall be at the CF Rate and (E) any request by Kimco for a Competitive Loan based on the Eurocurrency Rate shall be ineffective; provided, further that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by Kimco for Competitive Borrowings may be made to Lenders that are not affected thereby and (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(g)     Notwithstanding the foregoing provisions of this Section 2.8 or anything in any Loan Document to the contrary, any Benchmark Replacement and Benchmark Replacement Adjustment agreed upon by the Administrative Agent and the Borrowers and any Benchmark Replacement Conforming Changes shall be on terms no less favorable to the Borrowers than corresponding terms in credit facilities to which JPMorgan Chase Bank, N.A. serves as administrative agent with borrowers similarly situated to and of similar creditworthiness to the Borrowers, in general, but not necessarily all such credit facilities with respect to which JPMorgan Chase Bank, N.A. serves as administrative agent; provided, further, that nothing in this clause (g) shall obligate the Administrative Agent to disclose any information regarding other borrowers or facilities.

SECTION 2.9     Pro Rata Treatment and Payments.

(a)     Each borrowing by any Borrower of Revolving Credit Loans using the Tranche A Commitments or the Tranche B Commitments, as applicable, each payment by any Borrower on account of any fees hereunder and any reduction of the Tranche A Commitments or Tranche B Commitments (other than pursuant to Section 10.10(a)), as applicable, shall be made pro rata according to the respective Applicable Percentages of the Lenders. Each payment (including each prepayment) by any Borrower on account of principal of and interest on the Tranche A Loans or Tranche B Loans, as applicable, shall be made pro rata according to the respective outstanding principal amounts of such Borrower’s Tranche A Loans or Tranche B Loans, as applicable, then held by the Lenders in the currency in which such Revolving Credit Loan was made. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed Letter of Credit drawings, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed Letter of Credit drawings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed Letter of Credit drawings then due to such parties. All payments (including prepayments) to be made by the Borrowers hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, or, if the payment is due in an Alternate Currency, local time for the principal market of such currency, on the due date thereof to the Administrative Agent, for the account of the applicable Lenders, at (x) in the case of payments due in Dollars the Administrative Agent’s office specified in Section 10.2 in immediately available funds and (y) in the case of payments due in an Alternate Currency, to such office as the Administrative Agent may hereafter specify by notice to the Borrowers. It is understood that, if any payment of principal is made on any day in accordance with the preceding sentence, no interest shall accrue on such day in respect of such principal. The Administrative Agent shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to any such payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)     Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.9(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the rate per annum applicable to such Borrowing, on demand, from the applicable Borrower.

SECTION 2.10     Illegality.

Notwithstanding any other provision herein, if the adoption of or any Change in Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurocurrency Loans or Daily LIBOR Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurocurrency Loans or Daily LIBOR Loans, to continue Eurocurrency Loans or Daily LIBOR Loans as such, or to convert ABR Loans to Eurocurrency Loans or Daily LIBOR Loans shall forthwith be cancelled, (b) such Lender’s Revolving Credit Loans then outstanding as Eurocurrency Loans or Daily LIBOR Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law and (c) such Lender’s Competitive Loans then outstanding as Eurocurrency Loans, if any, shall, if required by law, be converted automatically to ABR Loans. If any such conversion of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.13.

SECTION 2.11     Requirements of Law.

(a)     If any Change in Law:

(i)     shall impose, modify or hold applicable any reserve (except to the extent that such reserve is specifically subject to Section 2.11(c)), special deposit, liquidity, compulsory loan, insurance charge, or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any relevant office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate, the Money Market Rate or the Fixed Rate;

(ii)     shall impose on such Lender any other condition, cost or expense affecting this Agreement (other than Taxes); or

(iii)     subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (x) Indemnified Taxes and (y) Excluded Taxes);

and the result of any of the foregoing is to increase the cost to such Lender, the Issuing Lender or such other Recipient, by an amount which such Lender, the Issuing Lender or such other Recipient, as the case may be, deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans, Daily LIBOR Loans, Money Market Loans or Fixed Rate Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, (x) each Borrower shall promptly pay such Lender, the Issuing Lender or such other Recipient, upon its demand, any additional amounts necessary to compensate such Lender, the Issuing Lender or such other Recipient, as the case may be, for such increased cost or reduced amount receivable solely with respect to such Borrower’s Loans and Letters of Credit and (y) the Borrowers agree, jointly and severally, to pay such Lender, the Issuing Lender or such other Recipient, upon its demand, any additional amounts necessary to compensate such Lender, the Issuing Lender or such other Recipient, as the case may be, for such increased cost or reduced amount receivable with respect to this Agreement or the Revolving Commitments generally and not solely with respect to any particular Borrower’s Loans and Letters of Credit. If any Lender, the Issuing Lender or any other Recipient becomes entitled to claim any additional amounts pursuant to this Section 2.11(a), it shall promptly notify the Borrowers, through the Administrative Agent, of the event by reason of which it has become so entitled, provided that such amounts shall be no greater than amounts that such Lender, the Issuing Lender or such other Recipient is generally charging other borrowers or account parties similarly situated to and of similar creditworthiness to the Borrowers.

(b)     If any Lender or the Issuing Lender shall have determined that the application of any Requirement of Law or any Change in Law regarding capital adequacy or liquidity or compliance by such Lender or the Issuing Lender or any corporation controlling such Lender or the Issuing Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority does or shall have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s or such corporation’s capital or liquidity as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or the Issuing Lender or such corporation could have achieved but for such application or compliance (taking into consideration such Lender’s or the Issuing Lender’s or such corporation’s policies with respect to capital adequacy and liquidity and such Lender’s or the Issuing Lender’s treatment of its Revolving Commitments and Letters of Credit for internal purposes as of the date on which it became a party hereto) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender or the Issuing Lender to the Borrowers (with a copy to the Administrative Agent) of a written request therefor (setting forth in reasonable detail the basis for such request), (i) each Borrower shall pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such corporation, as the case may be, for such reduction solely with respect to such Borrower’s Loans and Letters of Credit and (ii) the Borrowers shall, jointly and severally, pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such corporation, as the case may be, for such reduction with respect to this Agreement or the Revolving Commitments generally and not solely with respect to any particular Borrower’s Loans and Letters of Credit; provided that such amounts shall be no greater than amounts that such Lender or the Issuing Lender is generally charging other borrowers or account parties similarly situated to and of similar creditworthiness to the Borrowers.

(c)     Each Borrower agrees to pay to each Lender which requests compensation under this Section 2.11(c) (by notice to such Borrower), on the last day of each Interest Period with respect to any Eurocurrency Loan made by such Lender to such Borrower, so long as such Lender shall be required to maintain reserves against “Eurocurrency liabilities” under Regulation D of the Board (or, so long as such Lender may be required by the Board or by any other Governmental Authority to maintain reserves against any other category of liabilities which includes deposits by reference to which the interest rate on Eurocurrency Loans is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Lender which includes any Eurocurrency Loans), an additional amount (determined by such Lender and notified to such Borrower) representing such Lender’s calculation or, if an accurate calculation is impracticable, reasonable estimate (using such reasonable means of allocation as such Lender shall determine) of the actual costs, if any, incurred by such Lender during such Interest Period, as a result of the applicability of the foregoing reserves to such Eurocurrency Loans, which amount in any event shall not exceed the product of the following for each day of such Interest Period:

(i)     the principal amount of the Eurocurrency Loans made by such Lender to which such Interest Period relates and outstanding on such day; and

(ii)     the difference between (x) a fraction the numerator of which is the Eurocurrency Rate (expressed as a decimal) applicable to such Eurocurrency Loan, and the denominator of which is one (1) minus the maximum rate (expressed as a decimal) at which such reserve requirements are imposed by the Board or other Governmental Authority on such date minus (y) such numerator; and

(iii)     a fraction the numerator of which is one (1) and the denominator of which is 360.

Any Lender which gives notice under this Section 2.11(c) shall promptly withdraw such notice (by written notice of withdrawal given to the Administrative Agent and the applicable Borrower) in the event such Lender is no longer required to maintain such reserves or the circumstances giving rise to such notice shall otherwise cease to exist.

(d)     A certificate as to any additional amounts payable pursuant to this Section 2.11 submitted by any Lender, through the Administrative Agent, to the Borrowers shall be conclusive in the absence of manifest error. The agreements in this Section 2.11 shall survive the termination of this Agreement, the expiration, cancellation, or other termination of the Letters of Credit, and the payment of the Revolving Credit Loans, the Competitive Loans and all other amounts payable hereunder (the date on which all of the foregoing shall have occurred, the “Final Date”), until the first anniversary of the Final Date. Notwithstanding anything contained in this Section 2.11, no Borrower shall be obligated to pay any greater amounts than such Lender(s) or Issuing Lender(s) is (are) generally charging other borrowers or account parties similarly situated to and of similar creditworthiness to the Borrowers.

(e)     For the avoidance of doubt, this Section 2.11 (i) shall not entitle any Recipient to compensation in respect of any Excluded Taxes, (ii) shall not apply to (A) Indemnified Taxes imposed on payments by or on account of any obligations of the Borrowers hereunder or under any Loan Document or (B) Other Taxes, it being understood that such Indemnified Taxes and Other Taxes shall be governed exclusively by Section 2.12, and (iii) shall not relieve any Lender or Issuing Lender of any obligation pursuant to Section 2.12.

SECTION 2.12     Taxes.

(a)     All payments made by any Loan Party under this Agreement and the Notes shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by any Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made. Each Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(b)     Indemnification by each Loan Party. Without duplication of any payments made pursuant to Section 2.12(a), each Loan Party shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are directly paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient in connection with this Agreement and the other Loan Documents (including amounts paid or payable under this Section 2.12(b)) and any reasonable expenses arising therefrom or with respect thereto. The indemnity under this Section 2.12(b) shall be paid within 10 days after the Recipient delivers to the applicable Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(c)     Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the applicable Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of such Loan Party to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and the other Loan Documents and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.12(c) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(d)     Status of Lenders.

(i)     Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement and the other Loan Documents shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(d)(ii)(A) through (E) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrowers or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.12(d). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrowers and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)     Without limiting the generality of the foregoing, if the applicable Borrower or Loan Party (or, if such Borrower or Loan Party is disregarded as an entity separate from its owner for U.S. federal income tax purposes, its sole owner) is a U.S. Person, any Lender (or if such Lender is disregarded as an entity separate from its owner for U.S. Federal income tax purposes, its sole owner) with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)     IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)     (1) with respect to payments of interest under this Agreement and the other Loan Documents, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement and the other Loan Documents, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)     IRS Form W-8ECI;

(D)     (1) IRS Form W-8BEN or IRS Form W-8BEN-E and (2) a certificate substantially in the form of Exhibit H (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)     (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this subsection (d)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)     any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable such Borrower or Loan Party or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)     If a payment made to a Lender under this Agreement and the other Loan Documents would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.12(d)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)     Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.12 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.12(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.12(e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.12(e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)     Survival. Each party’s obligation under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement, the expiration, cancellation, or other termination of the Letters of Credit, and the payment of the Revolving Credit Loans, the Competitive Loans and all other amounts payable hereunder.

(g)     Defined Terms. For purposes of this Section 2.12, the term “Lender” includes any Issuing Lender.

SECTION 2.13     Indemnity.

Each Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense (including post-judgment expenses) which such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of Eurocurrency Loans, Money Market Loans or Fixed Rate Loans or in the conversion into or continuation of Eurocurrency Loans after such Borrower has given a notice requesting or accepting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment or conversion of Eurocurrency Loans, Money Market Loans or Fixed Rate Loans on a day which is not the last day of an Interest Period or the Money Market Loan Maturity Date, as the case may be, with respect thereto. Such indemnification may, at the option of any Lender, include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the relevant Interest Period or the relevant Money Market Loan Maturity Date, as the case may be (or proposed Interest Period or proposed Money Market Loan Maturity Date, as the case may be), in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin or Margin) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurocurrency market or other relevant market. This covenant shall survive the termination of this Agreement, the expiration, cancellation, or other termination of the Letters of Credit, and the payment of the Revolving Credit Loans, the Competitive Loans and all other amounts payable hereunder, until the first anniversary of the Final Date.

SECTION 2.14     Change of Lending Office.

Each Lender and each Transferee agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10, 2.11 or 2.12 with respect to such Lender or Transferee, it will, if requested by any Borrower, use reasonable efforts (subject to overall policy considerations of such Lender or Transferee) to designate another lending office for any Revolving Credit Loans or Competitive Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender or Transferee, cause such Lender or Transferee and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.14 shall affect or postpone any of the obligations of any Borrower or the rights of any Lender or Transferee pursuant to Sections 2.10, 2.11 and 2.12.

SECTION 2.15     Replacement of Lenders under Certain Circumstances.

Kimco shall be permitted to replace any Lender which (a) requests reimbursement for amounts owing pursuant to Section 2.11 (other than Section 2.11(c)) or 2.12, (b) is affected in the manner described in Section 2.10 and as a result thereof any of the actions described in Section 2.10 is required to be taken, (c) becomes a Defaulting Lender, (d) does not consent to any amendment, waiver, supplement or modification to any Loan Document for which the consent of the Required Lenders has been obtained but that requires the consent of additional Lenders pursuant to any Loan Document, or (e) is a Protesting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrowers shall repay (or the replacement bank or institution shall purchase, at par) all Revolving Credit Loans and other amounts (other than Competitive Loans) owing to such replaced Lender prior to the date of replacement, (iv) the applicable Borrowers shall be liable to such replaced Lender under Section 2.13 if any Eurocurrency Loan, Money Market Loan or Fixed Rate Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period or the Money Market Loan Maturity Date, as the case may be, relating thereto, (v) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be satisfactory to the Administrative Agent and the Issuing Lender, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that Kimco shall be obligated to pay the registration and processing fee referred to therein), (vii) the replaced Lender shall (except as provided in the following clause (ix)) be released from its obligations under this Agreement, (viii) until such time as such replacement shall be consummated, the applicable Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.11 or 2.12, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights which any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender if it defaulted in its obligation to make Revolving Credit Loans hereunder.

SECTION 2.16     Additional Reserve Costs.

(a)     If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, in respect of any of such Lender’s Alternate Currency Loans, such Lender may require the applicable Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Alternate Currency Loans (to the extent such Loans were made to such Borrower) subject to such requirements, additional interest on such Alternate Currency Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Alternate Currency Loan.

(b)     Any additional interest owed pursuant to paragraph (a) above shall be determined by the relevant Lender, which determination shall be conclusive absent manifest error, and notified (which notice shall show the basis for the calculation of such additional interest) to the applicable Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the relevant Alternate Currency Loan, and such additional interest so notified by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Alternate Currency Loan. Notwithstanding anything contained in this Section 2.16, no Borrower shall be obligated to pay any greater amounts than such Lender(s) is (are) generally charging other borrowers similarly situated to and of similar creditworthiness to the Borrowers.

SECTION 2.17     Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)     fees shall cease to accrue on the Revolving Commitment of such Defaulting Lender pursuant to Section 2.5(a);

(b)     the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)     if any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)     all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), (y) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments, and (z) any non-Defaulting Lender’s Revolving Exposure does not exceed such non-Defaulting Lender’s Revolving Commitment;

(ii)     if the reallocation described in clause (i) above cannot, or can only partially, be effected, such Defaulting Lender’s L/C Exposure shall be cash collateralized for the benefit of the Issuing Lender (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with clause (e) of this Section 2.17 for so long as such L/C Exposure is outstanding;

(iii)     to the extent any portion of such Defaulting Lender’s L/C Exposure is cash collateralized pursuant to clause (e) or (c)(v) of this Section 2.17, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3 with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv)     to the extent the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.5 and Section 3.3 shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages as reallocated;

(v)     if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then the applicable Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Lender only such Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure incapable of being reallocated pursuant to clause (i) or (ii) above; and

(vi)     if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i), (ii) or (v) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender pursuant to Section 2.5(a) (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Exposure) and Letter of Credit Fees payable under Section 3.3 with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized;

(d)     so long as such Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.17(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.17(c)(i) or cash collateralized in a manner consistent with Section 2.17(c)(ii) or (v) (and such Defaulting Lender shall not participate therein); and

(e)     any amount payable by the Borrowers to a Defaulting Lender under this Agreement (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender when paid by the Borrowers, and in satisfaction of any such payment obligation, be retained by the Administrative Agent in a segregated account and, subject to any requirements of applicable law, be applied at such time or times as may be determined by the Administrative Agent in its discretion (i) first, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (ii) second, if so determined by the Administrative Agent and Kimco, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (iii) third, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (iv) fourth, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender hereunder, (v) fifth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document, (vi) sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement or under any other Loan Document, and (vii) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a prepayment of the principal amount of any Loans or reimbursement obligations in respect of the Letters of Credit which a Defaulting Lender has not funded, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.17 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

In the event that the Administrative Agent, the Borrowers and the Issuing Lender each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender (provided that the consent of the Borrowers shall not be required if an Event of Default has occurred and is continuing at such time), then the Revolving Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Competitive Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.18     Reallocation of Tranche A Commitments and Tranche B Commitments.

(a)     Kimco may, from time to time during the Commitment Period, by written notice to the Administrative Agent (a “Reallocation Notice”), increase the aggregate Tranche B Commitments with a corresponding reduction in the aggregate Tranche A Commitments (and without any change in the aggregate Revolving Commitments), and each Tranche B Lender hereby agrees that its Tranche B Commitment will be automatically increased and its Tranche A Commitment will be automatically decreased in an amount equal to its Applicable Percentage of the amount specified in such Reallocation Notice, subject to satisfaction of the following conditions:

(i)     in such Reallocation Notice, Kimco shall specify the amount of the increase in the aggregate Tranche B Commitments (and the corresponding decrease in the aggregate Tranche A Commitments), which shall be in a minimum amount of $25,000,000 and integral multiples of $5,000,000 in excess thereof and shall not exceed $250,000,000 in the aggregate for all such requested reallocations during the Commitment Period (resulting in aggregate Tranche B Commitments not to exceed $500,000,000);

(ii)     Kimco may make a maximum of three (3) reallocation requests during the term of this Agreement;

(iii)     no reallocation shall be permitted if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Tranche A Exposure would exceed the aggregate Tranche A Commitments or the aggregate Tranche B Exposure would exceed the aggregate Tranche B Commitments;

(iv)     no Default exists as of the applicable Reallocation Effective Date; and

(v)     the Borrowers shall prepay any Revolving Credit Loans outstanding on the Reallocation Effective Date (as defined below) (and pay any additional amounts required by Section 2.13) to the extent necessary to keep the outstanding Tranche A Loans and Tranche B Loans ratable with the revised Tranche A Commitments and Tranche B Commitments.

(b)     Kimco (in consultation with the Administrative Agent) shall determine the effective date (the “Reallocation Effective Date”) of any reallocation requested in accordance with Section 2.18(a), and the Administrative Agent shall notify Kimco and the Lenders of the Reallocation Effective Date of such reallocation and shall provide Kimco and the Lenders with a revised Schedule 1.1A that sets forth the Tranche A Commitment and Tranche B Commitment of each Lender resulting from such reallocation.

ARTICLE III

LETTERS OF CREDIT

SECTION 3.1     L/C Commitment.

(a)     Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the Lenders set forth in Section 3.4(a), agrees to issue Letters of Credit for the account of any Borrower on any Business Day during the Commitment Period other than the last ten (10) Business Days thereof in such form as may be acceptable from time to time to such Issuing Lender; provided that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (i) the sum of the L/C Exposure of all the Lenders would exceed the L/C Commitment, (ii) the sum of the Tranche A Exposure of all the Lenders would exceed the sum of the Tranche A Commitments of all the Lenders, (iii) the sum of the Tranche B Exposure of all the Lenders would exceed the sum of the Tranche B Commitments of all the Lenders, (iv) the Available Commitment of any Lender would be less than zero, (v) the sum of the Revolving Exposure of all the Lenders plus the aggregate principal amount of all outstanding Competitive Loans would exceed the aggregate Revolving Commitments or (vi) unless such Issuing Lender otherwise agrees, the L/C Obligations with respect to all Letters of Credit issued by such Issuing Lender would exceed its Issuing Lender Commitment. No Issuing Lender shall have any obligation to issue, amend or extend any Letter of Credit (A) the beneficiary of which is a Sanctioned Person, (B) to fund any prohibited activity or business with any Sanctioned Person, or in any country or territory, that at the time of such issuance is the subject of any Sanctions or (C) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(b)     Each Letter of Credit (i) shall be denominated (x) in the case of Tranche A Letters of Credit, only in Dollars, or (y) in the case of Tranche B Letters of Credit, in Dollars or in an Alternate Currency, (ii) shall be available by sight payment (rather than by acceptance, by deferred payment or by negotiation), (iii) shall be a standby letter of credit issued to support obligations of Kimco and its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business and (iv) shall expire no later than ten (10) Business Days prior to the Termination Date (such expiration date, the “Letter of Credit Expiration Date”); provided, that a Letter of Credit may expire after the Letter of Credit Expiration Date if (x) such Letter of Credit shall be cash collateralized (or backstopped by another letter of credit in a manner reasonably acceptable to the Issuing Lender and from a financial institution reasonably acceptable to the Issuing Lender) on or before the date that is ten (10) Business Days prior to the Termination Date in an amount equal to 103% of the face amount of such Letter of Credit and on customary terms reasonably satisfactory to the Administrative Agent and (y) such Letter of Credit shall expire no later than one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension).

(c)     Each Letter of Credit shall be subject to the Uniform Customs or the ISP and, to the extent not inconsistent therewith, the laws of the State of New York or any other jurisdiction requested by the applicable Borrower and acceptable to the Administrative Agent and the Issuing Lender in their sole discretion.

(d)     The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if (i) such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law or (ii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any law applicable to such Issuing Lender shall prohibit, or require that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date and that is material to such Issuing Lender, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that is material to such Issuing Lender.

SECTION 3.2     Procedure for Issuance of Letters of Credit.

Each Borrower may from time to time request that the Issuing Lender issue (or amend, renew or extend) a Letter of Credit by delivering to the Issuing Lender, with a copy to the Administrative Agent, in each case, at the applicable address for notices specified herein (i) an Application therefor, specifying whether such Letter of Credit is to be a Tranche A Letter of Credit (in which case such Letter of Credit when issued shall be deemed to use the Tranche A Commitments to the extent of the amount of such Letter of Credit) or a Tranche B Letter of Credit (in which case such Letter of Credit when issued shall be deemed to use the Tranche B Commitments to the extent of the amount of each Letter of Credit) and otherwise completed to the satisfaction of the Issuing Lender, and (ii) such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the limitations contained in Section 3.1(a) shall not be violated and shall then process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue (or amend, renew or extend) the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue (or amend, renew or extend) any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit (or amendment, renewal or extension) to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the applicable Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit (or amendment, renewal or extension) to the applicable Borrower and the Administrative Agent promptly following the issuance thereof, and the Administrative Agent shall promptly notify the Lenders thereof.

SECTION 3.3     Fees and Other Charges.

(a)     The applicable Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants (in the case of a Tranche A Letter of Credit, having Tranche A Commitments, and, in the case of a Tranche B Letter of Credit, having Tranche B Commitments), a letter of credit fee with respect to each Letter of Credit issued for its account at a per annum rate, for each day during the period from and including the date of issuance of such Letter of Credit to and including the first date thereafter on which such Letter of Credit shall expire or be cancelled or fully drawn, equal to the L/C Fee Rate in effect on such day, calculated on the basis of a 360-day year, of the Dollar Equivalent of the aggregate amount available to be drawn under such Letter of Credit on such day. In addition, the applicable Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.100% per annum on the Dollar Equivalent of the undrawn and unexpired amount of each Letter of Credit issued for its account. Letter of credit fees and fronting fees pursuant to this paragraph shall be payable in Dollars quarterly in arrears on each L/C Fee Payment Date to occur while the relevant Letter of Credit is outstanding and shall be nonrefundable.

(b)     In addition to the foregoing fees, the applicable Borrower shall pay or reimburse the Issuing Lender in Dollars for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued for its account.

(c)     The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the applicable L/C Participants all fees received by the Administrative Agent for their respective accounts pursuant to this Section 3.3.

SECTION 3.4     L/C Participations.

(a)     The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant (in the case of a Tranche A Letter of Credit, having Tranche A Commitments, and, in the case of a Tranche B Letter of Credit, having Tranche B Commitments), and, to induce the Issuing Lender to issue Letters of Credit hereunder, each applicable L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Applicable Percentage of the Tranche A Commitments or Tranche B Commitments, as applicable, in the Issuing Lender’s obligations and rights in respect of each Letter of Credit issued hereunder (and in respect of each amendment to a Letter of Credit increasing the amount thereof in accordance with the provisions of this Agreement) and the amount of each draft or other demand for payment paid by the Issuing Lender thereunder. Each applicable L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if the Issuing Lender notifies it that a draft or other demand for payment has been paid under any Letter of Credit for which the Issuing Lender has not been reimbursed in full by the applicable Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Applicable Percentage of the Tranche A Commitments or the Tranche B Commitments, as applicable, of the amount of such draft or other demand for payment, or any part thereof, which is not so reimbursed.

(b)     If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three (3) Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) the Dollar Equivalent of such amount, times (ii) the daily average Federal Funds Effective Rate, as quoted by the Issuing Lender, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not in fact made available to the Issuing Lender by such L/C Participant within three (3) Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans hereunder (or, if such Letter of Credit is denominated in an Alternate Currency, the rate per annum applicable to Eurocurrency Loans for Interest Periods of one month). A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)     Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with this Section 3.4, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the applicable Borrower or otherwise, including proceeds of any collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will promptly distribute to such L/C Participant its pro rata share thereof; provided that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.5     Reimbursement Obligation of the Borrowers.

(a)     Each Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies such Borrower of the date and amount of a draft or other demand for payment presented under any Letter of Credit issued for its account and paid by the Issuing Lender for the amount in the currency of such Letter of Credit of (i) such draft or other demand so paid (which reimbursement may be effected through the procedure described in Section 3.5(c)) and (ii) any taxes, fees, charges or other costs or expenses (including post-judgment taxes, fees, charges or other costs or expenses) incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in the currency of such Letter of Credit and in immediately available funds.

(b)     Interest shall be payable on the Dollar Equivalent of any and all amounts remaining unpaid by the applicable Borrower under this Article III from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding ABR Loans which were then overdue.

(c)     Each drawing under any Letter of Credit denominated in Dollars shall constitute a request by the applicable Borrower to the Administrative Agent for a borrowing pursuant to Section 2.2(d) of ABR Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing.

SECTION 3.6     Obligations Absolute.

(a)     Each Borrower’s obligations under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Borrower may have or have had against the Issuing Lender, any L/C Participant or any beneficiary of a Letter of Credit.

(b)     Each Borrower also agrees that the Issuing Lender and the L/C Participants shall not be responsible for, and such Borrower’s Reimbursement Obligations under Section 3.5(a) shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among such Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred, (iii) any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or any such transferee, (iv) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of a Borrower’s obligations hereunder.

(c)     The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for direct damages resulting from errors or omissions caused by the Issuing Lender’s gross negligence, willful misconduct or material breach of its obligations under this Agreement (as determined by a final and non-appealable judgment of a court of competent jurisdiction).

(d)     Each Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit issued for its account or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with any applicable standard of care specified in the Uniform Commercial Code of the State of New York (or other law applicable to such Letters of Credit), shall be binding on such Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to such Borrower. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that (i) with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, (ii) the Issuing Lender may, in its sole discretion, (x) assert or waive application of Article 17 and Article 45 of the Uniform Customs, or (y) accept as a draft any written demand or request for payment under a Letter of Credit even if non-negotiable or not in the form of a draft, and (iii) with respect to documents presented which the Issuing Lender determines do not appear on their face to comply with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, approach the applicable Borrower for a waiver of the discrepancy(ies), but neither requesting such a waiver from such Borrower nor receiving such a waiver from such Borrower shall obligate the Issuing Lender to make payment against such documents. The applicable Borrower will notify the Issuing Lender in writing of any objection such Borrower may have to the Issuing Lender’s issuance or amendment of any Letter of Credit, the Issuing Lender’s honor or dishonor of any presentation under any Letter of Credit, or any other action or inaction taken or proposed to be taken by the Issuing Lender under or in connection with this Agreement or any Letter of Credit. The applicable Borrower’s notice of objection must be delivered to the Issuing Lender within five (5) Business Days after such Borrower receives notice of the action or inaction it objects to. Any Borrower’s failure to give such notice of objection within five (5) Business Days after such Borrower’s actual receipt of notice of the action or inaction it objects to shall automatically waive such Borrower’s objection, authorize or ratify the Issuing Lender’s action or inaction, and preclude such Borrower from raising the objection as a defense or claim against the Issuing Lender.

SECTION 3.7     Letter of Credit Payments.

If any draft or other demand for payment shall be presented for payment under any Letter of Credit, the Issuing Lender shall, within the time allowed by applicable law or the terms of the Letter of Credit, examine all documents purporting to be a demand for payment and promptly after such examination notify the applicable Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the applicable Borrower in connection with any draft or other demand for payment presented for payment under any Letter of Credit issued for such Borrower’s account shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft or other demand for payment) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with the terms and conditions of such Letter of Credit.

SECTION 3.8     Applications.

To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

SECTION 3.9     Replacement of the Issuing Lender; Alternate Issuing Lender.

(a)     The Issuing Lender may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, the Borrowers shall, jointly and severally, pay all unpaid fees accrued for the account of the replaced Issuing Lender. From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(b)     Subject to the appointment and acceptance of a successor Issuing Lender, any Issuing Lender may resign as an Issuing Lender at any time upon thirty days’ prior written notice to the Administrative Agent, Kimco and the Lenders, in which case, such resigning Issuing Lender shall be replaced in accordance with Section 3.9(a) above.

(c)     Kimco may request that a Lender other than one of the Lead Lenders (such Lender, an “Alternate Issuing Lender”) be an Issuing Lender; provided that (i) no Lender shall have any obligation to serve as such Alternate Issuing Lender, (ii) any such Alternate Issuing Lender must agree to such customary record-keeping and reporting requirements relating to the applicable Letter(s) of Credit as the Administrative Agent shall reasonably require in connection with the Revolving Credit Facility and (iii) such Alternate Issuing Lender shall deliver a notice to the Administrative Agent on or prior to the date that such Lender becomes an Alternate Issuing Lender setting forth such Alternate Issuing Lender’s Issuing Lender Commitment.

SECTION 3.10     Existing Letters of Credit.

Schedule 3.10 (existing Letters of Credit) contains a schedule of certain letters of credit issued by the applicable Existing Issuing Lender prior to the effectiveness of the amendment and restatement contemplated hereby for the account of the applicable account parties under the Existing Revolving Credit Agreement. Upon the effectiveness of the amendment and restatement contemplated hereby, such letters of credit, to the extent outstanding, shall be deemed, automatically and without further action by the parties thereto, to be Tranche A Letters of Credit or Tranche B Letters of Credit, as shown on such Schedule, issued by the applicable Issuing Lender pursuant to this Article III and subject to the provisions hereof.

SECTION 3.11     Increase of L/C Commitment.Kimco may from time to time request increases in the amount of the L/C Commitment, in minimum increments of $5,000,000 (or whole multiples of $1,000,000 in excess of $5,000,000), provided that the total amount by which the L/C Commitment may be increased under this Section 3.11 shall be limited to $150,000,000 in the aggregate (resulting in a total L/C Commitment not to exceed $250,000,000). Any Issuing Lender or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and Kimco, any additional bank, financial institution or other entity that is not then an Issuing Lender may elect to become an Issuing Lender hereunder and may increase its (or make an) Issuing Lender Commitment. No Issuing Lender or Lender shall have any obligation to increase its Issuing Lender Commitment. The form of documentation pursuant to which any such Issuing Lender Commitments and L/C Commitment are increased or obtained shall be customary and must be acceptable to Kimco and the Administrative Agent (each acting reasonably). Each increase of the Issuing Lender Commitments and L/C Commitment under this Section 3.11 is subject to the following conditions:

(a)     Each of the representations and warranties made by Kimco in or pursuant to the Loan Documents shall be true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language, true and correct (after giving effect to any qualification therein) in all respects) on and as of the date of such increase as if made on and as of such date except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date; and

(b)     No Default or Event of Default shall have occurred and be continuing on the date of such increase, after giving effect thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Issuing Lender, and the Lenders to enter into this Agreement, to make or maintain the Revolving Credit Loans and Competitive Loans, and to issue or participate in the Letters of Credit, Kimco hereby represents and warrants, on the Effective Date and (other than with respect to the representations and warranties contained in Sections 4.2, 4.6 and 4.22) on each Representation and Warranty Date, as to itself only, and not as to any other Loan Party (and, solely with respect to the representations and warranties contained in Sections 4.3(b) (only as to itself and not as to its Subsidiaries), 4.4, 4.5(b), 4.13, 4.14, 4.15, 4.16 and 4.22 (the “Baseline Representations and Warranties”), on any applicable Subsidiary Borrower Representation and Warranty Date in respect of a specific Subsidiary Borrower, such Subsidiary Borrower hereby represents and warrants as to itself) to the Administrative Agent, the Issuing Lender, and each Lender that:

SECTION 4.1     Financial Condition.

The consolidated balance sheet of Kimco and its subsidiaries as at December 31, 2018 and December 31, 2019 and the related consolidated statements of income and of cash flows for the respective fiscal years ended on such dates, reported on by PricewaterhouseCoopers, LLP, copies of which have heretofore been furnished to the Lenders, are complete and correct and present fairly the consolidated financial condition of Kimco and its subsidiaries as at such dates, as applicable and the consolidated results of their operations and their consolidated cash flows for the applicable fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved. Except as set forth on Schedule 4.1, neither Kimco nor any of the Consolidated Entities has, at the Effective Date, any material Indebtedness, Guarantee Obligation, contingent liability or liability for taxes, or any unusual forward or long-term commitment, including any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. Except as set forth on Schedule 4.1, during the period from December 31, 2019 to and including the Effective Date there has been no sale, transfer or other disposition by Kimco or any of the Consolidated Entities of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of Kimco and the Consolidated Entities at December 31, 2019.

SECTION 4.2     No Change.

Since December 31, 2019, there has been no development or event nor any prospective development or event, which has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 4.3     Corporate Existence; Compliance with Law.

(a)     Kimco (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent the failure to be so qualified and in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iv) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)     Each Subsidiary (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate (or limited partnership or limited liability company or other form of organization, as applicable) power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation (or limited partnership or limited liability company or other form of organization, as applicable) and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, and (iv) is in compliance with all Requirements of Law except, in the case of clauses (i), (ii), (iii) or (iv) above, as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.4     Corporate Power; Authorization; Enforceable Obligations.

Each applicable Loan Party has the corporate (or limited partnership or limited liability company or other form of organization, as applicable) power and authority, and the legal right, to make, deliver and perform each Loan Document to which it is a party and, in the case of each applicable Borrower, to borrow and request the issuance of Letters of Credit hereunder, and each applicable Loan Party has taken all necessary corporate (or limited partnership or limited liability company or other form of organization, as applicable) action to authorize the execution, delivery and performance of each Loan Document to which it is a party and, in the case of each applicable Borrower, the borrowings and requests for Letters of Credit on the terms and conditions of this Agreement. No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings and requests for Letters of Credit hereunder or with the execution, delivery, performance, validity or enforceability of any Loan Document. Each Loan Document has been duly executed and delivered on behalf of each applicable Loan Party party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each applicable Loan Party party thereto enforceable against each such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (whether sought by proceedings in equity or at law).

SECTION 4.5     No Legal Bar.

(a)     The execution, delivery and performance of the Loan Documents and the Borrowings and requests for Letters of Credit hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of Kimco and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, except, in each case, where the same could not reasonably be expected to have a Material Adverse Effect.

(b)     The execution, delivery and performance of the Loan Documents and the Borrowings and requests for Letters of Credit hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the applicable Loan Party other than Kimco and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, except, in each of the foregoing cases, where the same could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.6     No Material Litigation.

No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the actual knowledge of Kimco, threatened in writing by or against Kimco or any of its Subsidiaries or against any of its or their respective properties or revenues which could reasonably be expected to have a Material Adverse Effect.

SECTION 4.7     No Default.

Neither Kimco nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 4.8     Ownership of Property.

Each of Kimco and its Subsidiaries has good record title in fee simple to, or a valid leasehold interest in, all of its material real property, and good title to all of its other material property, except, in each case, where failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.9     Intellectual Property.

Kimco and each of its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how and processes (“Intellectual Property”) necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Kimco know of any valid basis for any such claim, except, in each case, for any claim that could not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by Kimco and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.10     No Burdensome Restrictions; Disclosure.

No Requirement of Law or Contractual Obligation of Kimco or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect. No written information, other than financial projections and information of a general economic or industry nature, furnished by Kimco or by any of its representatives on Kimco’s behalf to the Administrative Agent, the Issuing Lender or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when furnished and when taken as a whole, contained any untrue statement of material fact or omitted to state any material fact necessary to make the statements therein, taken as a whole, not materially misleading in the light of the circumstances under which they were made; provided that, with respect to financial projections made available by Kimco or by any of its representatives on Kimco’s behalf to the Administrative Agent, the Issuing Lender or any Lender in connection with the negotiation of this Agreement or delivered hereunder, Kimco represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time when made, it being understood and agreed that projections are by their nature inherently uncertain and are not a guarantee of financial performance, that actual results may differ from projections and that such differences may be material

SECTION 4.11     Taxes.

Each of Kimco and its Subsidiaries has filed or caused to be filed all tax returns which, to the actual knowledge of Kimco, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (a) any taxes, fees, or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Kimco or its Subsidiaries, as the case may be or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect); no tax Lien has been filed, and, to the actual knowledge of Kimco, no claim is being asserted, with respect to any such tax, fee or other charge.

SECTION 4.12     Federal Regulations.

No part of the proceeds of any Revolving Credit Loan or Competitive Loan and no Letter of Credit will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of the Board. If requested by the Administrative Agent, each Borrower will furnish to the Administrative Agent a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.

SECTION 4.13     ERISA.

No Reportable Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. The present value of all accrued benefits under each Single Employer Plan maintained by Kimco or any Commonly Controlled Entity (based on those assumptions used to fund the Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither any Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither any Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if such Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrowers and each Commonly Controlled Entity for post-retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) equals or exceeds the assets under all such Plans allocable to such benefits.

SECTION 4.14     Investment Company Act.

No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.15     Anti-Corruption Laws and Sanctions.

Neither any Borrower nor any Wholly Owned Subsidiary, nor any director or senior officer of a Borrower, nor, to the actual knowledge of Kimco, any director or senior officer of any Wholly Owned Subsidiary, is the subject of Sanctions or a Sanctioned Person. No part of the proceeds of the Loans and no Letter of Credit shall be used by a Borrower in violation of Anti-Corruption Laws or applicable Sanctions. Each of the Borrowers and each Wholly Owned Subsidiary is in compliance, in all material respects, with the Patriot Act, Anti-Corruption Laws, and applicable Sanctions.

SECTION 4.16     Purpose.

The proceeds of the Revolving Credit Loans and the Competitive Loans and the Letters of Credit on and after the Effective Date shall be used by the Borrowers for general corporate purposes.

SECTION 4.17     Environmental Matters.

Each of the following representations and warranties is true and correct on and as of the Effective Date except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)     To the best knowledge of Kimco, the Properties do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which constitute or constituted a violation of, or could reasonably give rise to liability under, Environmental Laws.

(b)     To the best knowledge of Kimco, the Properties and all operations at the Properties are in compliance, and have in the last two years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties, or violation of any Environmental Law with respect to the Properties.

(c)     Neither Kimco nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties, nor does Kimco have knowledge or reason to believe that any such notice will be received .

(d)     To the best knowledge of Kimco, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably give rise to liability under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws.

(e)     No judicial proceeding or governmental or administrative action is pending, or, to the knowledge of Kimco, threatened in writing, under any Environmental Law to which Kimco or any of its Subsidiaries is or, to the actual knowledge of Kimco, will be named as a party with respect to the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Properties.

(f)     To the best knowledge of Kimco, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of Kimco and its Subsidiaries in connection with the Properties in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

SECTION 4.18     Insurance.

Kimco and each Subsidiary maintains with insurance companies rated at least A- by A.M. Best & Co., with premiums at all times currently paid, insurance upon fixed assets and inventories, including public liability insurance, fire and all other risks insured against by extended coverage, fidelity bond coverage, business interruption insurance, and all insurance required by law, all in form and amounts required by law and customary to the respective natures of their businesses and properties, except in cases where failure to maintain such insurance will not have a Material Adverse Effect.

SECTION 4.19     Condition of Properties.

Each of the following representations and warranties is true and correct except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)     All of the improvements located on the Properties and the use of said improvements comply and shall continue to comply in all material respects with all applicable zoning resolutions, building codes, subdivision and other similar applicable laws, rules and regulations and are covered by existing valid certificates of occupancy and all other certificates and permits required by applicable laws, rules, regulations and ordinances or in connection with the use, occupancy and operation thereof.

(b)     No material portion of any of the Properties, nor any improvements located on said Properties that are material to the operation, use or value thereof, have been damaged in any respect as a result of any fire, explosion, accident, flood or other casualty.

(c)     No condemnation or eminent domain proceeding has been commenced or to the knowledge of Kimco is about to be commenced against any portion of any of the Properties, or any improvements located thereon that are material to the operation, use or value of said Properties except as set forth and described in Schedule 4.19.

(d)     No notices of violation of any federal, state or local law or ordinance or order or requirement have been issued with respect to any Properties.

SECTION 4.20     [Reserved].

SECTION 4.21     REIT Status.

Kimco is an equity-oriented real estate investment trust under Sections 856 through 860 of the Code.

SECTION 4.22     Solvency.

On the Effective Date (after giving effect to the making of any Loan on the Effective Date and the issuance, renewal, extension or amendment of any Letter of Credit on the Effective Date), each of (a) Kimco and (b) each Subsidiary Borrower party hereto as of the Effective Date is Solvent.

SECTION 4.23     Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

ARTICLE V

CONDITIONS

SECTION 5.1     Conditions to Effectiveness / Effective Date.

The amendment and restatement of the Existing Revolving Credit Agreement effected hereby and the effectiveness of this Agreement and the availability of the Revolving Credit Facility hereunder, is subject to the satisfaction of the following conditions (or the waiver of such conditions in accordance with Section 10.1):

(a)     Credit Agreement. The Administrative Agent shall have received from each party hereto (which parties include each Existing Revolving Lender, the Administrative Agent and each Existing Issuing Lender) either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)     No Material Adverse Effect. There shall not have occurred or become known to the Lead Lenders or the Joint Lead Arrangers any material adverse condition or material adverse change in the business, operations, property or financial condition of Kimco and its Subsidiaries, taken as a whole since December 31, 2019.

(c)     Representations and Warranties. Each of the representations and warranties made by Kimco in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Effective Date except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects as of the Effective Date.

(d)     Financial Statements. The Lenders shall have received (i) unqualified audited consolidated financial statements of Kimco for the fiscal years ended December 31, 2018 and December 31, 2019, and (ii) unaudited interim consolidated financial statements of Kimco for each quarterly period (other than the fourth quarter of any fiscal year) ended both (x) subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph and (y) at least 45 days prior to the Closing Date, in each case prepared in accordance with GAAP.

(e)     Existing Revolving Lenders. All loans and other amounts owing to the Existing Revolving Lenders under the Existing Revolving Credit Agreement shall have been paid in full in accordance with clause (f) below.

(f)     Interest, Fees, Breakage Costs and Expenses. JPMorgan Chase Bank, N.A., as administrative agent under the Existing Revolving Credit Agreement or this Agreement, as applicable, shall have received payment (which may be from proceeds of the initial Loans under this Agreement) of (i) for the account of the Existing Revolving Lenders, (A) the aggregate outstanding principal amount of all of the Existing Revolving Loans, (B) all interest, fees and expenses accrued to but excluding the Effective Date owed to such Existing Revolving Lenders under the Existing Revolving Credit Agreement or any fee letter referred to therein or relating thereto, (C) any and all amounts payable pursuant to Section 2.13 of the Existing Revolving Credit Agreement (it being agreed that with respect to each Existing Revolving Lender such amount is zero), and (ii) for the account of the applicable payee, all fees and other amounts due and payable on or prior to the Effective Date under or in connection with the Existing Revolving Credit Agreement or this Agreement, including pursuant to the Fee Letter and, to the extent invoiced at least two (2) Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(g)     Legal Opinion. The Administrative Agent shall have received, with a counterpart for the Administrative Agent, each Lender and the Issuing Lender, the executed legal opinions of Venable LLP and Wachtell, Lipton, Rosen & Katz, counsel to the Loan Parties, each in form and substance satisfactory to the Administrative Agent. The Borrowers hereby request such counsel to deliver such opinion.

(h)     Notes. The Administrative Agent shall have received from each Borrower a signed Revolving Credit Note and from Kimco a signed Competitive Loan Note, in each case, for the account of each Lender that notified the Administrative Agent and Kimco of its request for Notes at least two (2) Business Days prior to the Closing Date.

(i)     Closing Certificates. The Administrative Agent shall have received a certificate from a Responsible Officer of Kimco, dated the Effective Date, substantially in the form of Exhibit E , (i) in the case of Kimco, confirming compliance with the conditions specified in this Section 5.1 and in Section 5.2 and, (ii) in each case, certifying, among other things, as to the names and offices of the Persons authorized to sign the Loan Documents to be delivered pursuant to the terms hereof by each such Loan Party, together with the signatures of each such Person and a certificate of another Responsible Officer, certifying as to the name, office, and signature of such first Responsible Officer.

(j)     Organizational Documents, Etc. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Borrower, and the authorization of each Borrower in respect of the transactions contemplated by this Agreement or the other Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent, certified to be true, correct and complete by a Responsible Officer as of the Effective Date.

(k)     Patriot Act. The Administrative Agent and the Lenders shall have received all documentation and other information regarding the Borrowers reasonably requested by them of the Borrowers in writing at least 10 Business Days prior to the Closing Date that is required in order to comply with their ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

The Administrative Agent shall notify Kimco, the Issuing Lender and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 5.2     Conditions to Each Extension of Credit.

The agreement of each Lender to make a Loan (other than a Loan to fund an Excluded Borrowing) and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions precedent:

(a)     Representations and Warranties. On each applicable Representation and Warranty Date, each of the representations and warranties made by Kimco in or pursuant to the Loan Documents shall be true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language, true and correct (after giving effect to any qualification therein) in all respects as of the applicable Representation and Warranty Date) on and as of such date as if made on and as of such date except for (i) representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date and (ii) the representations and warranties set forth in Sections 4.2, 4.6 and 4.22.

(b)     No Default. On each applicable Representation and Warranty Date, no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extension of credit requested to be made on such date.

(c)     Baseline Representations and Warranties. In the case of the making of any Loan (other than a Loan to fund an Excluded Borrowing) to, or the issuance, renewal, extension or amendment of any Letter of Credit for the account of, any Subsidiary Borrower, then on each applicable Subsidiary Borrower Representation and Warranty Date, each of the Baseline Representations and Warranties made by the applicable Subsidiary Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language, true and correct (after giving effect to any qualification therein) in all respects as of the applicable Subsidiary Borrower Representation and Warranty Date) on and as of such date as if made on and as of such date except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

Each Borrowing (other than an Excluded Borrowing) by, or issuance, renewal, extension or amendment of a Letter of Credit on behalf of, any Borrower hereunder shall constitute a representation and warranty, as of the date of such extension of credit (or renewal, extension or amendment of a Letter of Credit), (i) by Kimco in all cases that the conditions contained in Section 5.2 (a) and (b) have been satisfied, and (ii) if the applicable Borrower is a Subsidiary Borrower, by such Subsidiary Borrower that the conditions contained in Section 5.2(c) have been satisfied.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as the Revolving Commitments remain in effect, any Competitive Loan or any Revolving Credit Loan remains outstanding and unpaid, any Letter of Credit remains outstanding, any Reimbursement Obligation remains unpaid in respect of any Letter of Credit, or any other amount is owing to any Lender, the Issuing Lender or the Administrative Agent hereunder, Kimco hereby agrees as set forth in Sections 6.1 through 6.8, inclusive, and each applicable Subsidiary Borrower hereby agrees as set forth in Section 6.9, that:

SECTION 6.1     Financial Statements.

Kimco shall furnish to the Administrative Agent (with sufficient copies for each Lender and the Issuing Lender):

(a)     as soon as available, but in any event within 90 days after the end of each fiscal year of Kimco, a copy of the consolidated balance sheet of Kimco and its Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows of Kimco and its Subsidiaries for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers, LLP or other independent certified public accountants of nationally recognized standing; and

(b)     as soon as available, but in any event not later than 45 days after the end of each of the first three (3) quarterly periods of each fiscal year of Kimco, the unaudited consolidated balance sheet of Kimco and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows of Kimco and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period, as the case may be, in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

The Administrative Agent shall make available to the Lenders (which the Administrative Agent may effect by electronic posting) the materials furnished to it pursuant to this Section.

SECTION 6.2     Certificates; Other Information.

Kimco shall furnish to the Administrative Agent (with sufficient copies for each Lender and the Issuing Lender (in the case of clauses (b)-(c) below) or each relevant Lender or Issuing Lender (in the case of clause (e) below)):

(a)     [reserved];

(b)     concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and 6.1(b), a compliance certificate of a Responsible Officer of Kimco substantially in the form of Exhibit F;

(c)     within ten (10) days after the same are sent, copies of all financial statements and reports which Kimco sends to its stockholders, and within ten (10) days after the same are filed, copies of all financial statements, reports or other documents which Kimco may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(d)     [reserved]; and

(e)     promptly, upon request of the Administrative Agent, a list of all Entities, and such additional financial information, information with respect to any Property and other information as any Lender or the Issuing Lender may from time to time reasonably request (through the Administrative Agent), including information and documentation needed for compliance with applicable know-your-customer rules and regulations.

The Administrative Agent shall make available to the Lenders (which the Administrative Agent may effect by electronic posting) the materials furnished to it pursuant to this Section.

SECTION 6.3     Payment of Obligations.

Kimco shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Kimco, (b) Non-Recourse Indebtedness to the extent that Kimco has determined in good faith that it is in its best interests to contest or not pay such Non-Recourse Indebtedness or (c) other obligations which aggregate not more than $50,000,000 to the extent that Kimco has determined in good faith that it is in its best interests to contest or not pay such other obligations.

SECTION 6.4     Maintenance of Existence, etc.

Kimco shall:

(a)     Preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 7.2.

(b)     Comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

SECTION 6.5     Maintenance of Property; Insurance.

Kimco shall keep all property useful and necessary in its business in good working order and condition; maintain insurance with financially sound and reputable insurance companies rated at least A- by A.M. Best & Co. on all of its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender and the Issuing Lender, upon written request, full information as to the insurance carried.

SECTION 6.6     Inspection of Property; Books and Records; Discussions.

Kimco shall keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender or the Issuing Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Kimco and its Subsidiaries with officers and employees of Kimco and its Subsidiaries and with its independent certified public accountants.

SECTION 6.7     Notices.

Kimco shall promptly give notice to the Administrative Agent, the Issuing Lender and each Lender of:

(a)     the occurrence of any Default or Event of Default;

(b)     any (i) default or event of default under any Contractual Obligation of Kimco or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between Kimco or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)     any litigation or administrative or other proceeding affecting Kimco or any of its Subsidiaries in which the amount involved is $50,000,000 or more on an individual basis (or $100,000,000 or more in the aggregate together with all other such litigations or administrative or other proceedings affecting Kimco or any of its Subsidiaries) and not covered by insurance or in which material injunctive or similar relief is sought, or the occurrence in respect of any Guarantor of any case, proceeding, event, or circumstance of the nature set forth in paragraph (f) of Article VIII;

(d)     the following events, as soon as possible and in any event within 30 days after Kimco knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or Kimco or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

(e)     any development or event which has had or could reasonably be expected to have a Material Adverse Effect.

.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer of Kimco setting forth details of the occurrence referred to therein and stating what action Kimco proposes to take with respect thereto.

The Administrative Agent shall promptly forward to the Lenders (which the Administrative Agent may effect by electronic posting) any written notice hereunder furnished to it pursuant to this Section.

SECTION 6.8     Environmental Laws.

Kimco shall:

(a)     Comply with, and use its best efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use its best efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

(b)     Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect or (ii) Kimco has determined in good faith that contesting the same is not in the best interests of Kimco and its Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect.

(c)     Defend, indemnify and hold harmless the Administrative Agent, the Issuing Lender and each Lender, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses (whether arising pre-judgment or post-judgment) of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of Kimco, its Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. Notwithstanding anything to the contrary in this Agreement, this indemnity shall continue in full force and effect regardless of the termination of this Agreement.

ARTICLE VII

NEGATIVE COVENANTS

So long as the Revolving Commitments remain in effect, any Competitive Loan or any Revolving Credit Loan remains outstanding and unpaid, any Letter of Credit remains outstanding, any Reimbursement Obligation remains unpaid in respect of any Letter of Credit, or any other amount is owing to any Lender, the Issuing Lender or the Administrative Agent hereunder, Kimco hereby agrees that:

SECTION 7.1     Financial Covenants.

Kimco shall not directly or indirectly:

(a)     Total Indebtedness Ratio. Permit, at the last day of any Test Period, the ratio of (i) Total Indebtedness as of such day to (ii) Gross Asset Value as of such day to exceed 0.60 to 1.00 (or 0.65 to 1.00 for a period not to exceed four (4) consecutive fiscal quarters in the event that during the applicable period Kimco or one of the Consolidated Entities has incurred Indebtedness in connection with Major Acquisitions); provided that for the purpose of determining the foregoing ratio, there shall be excluded from the amount of Total Indebtedness the amount of Total Indebtedness that matures by its terms within 24 months after such date of determination, such exclusion to be limited, however, to the excess of (i) the dollar equivalent of the aggregate amount of Unrestricted Cash and Cash Equivalents then held by Kimco and the Consolidated Entities over (ii) $35,000,000.

(b)     Total Priority Indebtedness Ratio. Permit, at the last day of any Test Period, the ratio of (i) Total Priority Indebtedness as of such day to (ii) Gross Asset Value as of such day to exceed 0.35 to 1.00; provided that for the purpose of determining the foregoing ratio, there shall be excluded from the amount of Total Priority Indebtedness the amount of Total Priority Indebtedness that matures by its terms within 24 months after such date of determination, such exclusion to be limited, however, to the excess of (i) the dollar equivalent of the aggregate amount of Unrestricted Cash and Cash Equivalents then held by Kimco and the Consolidated Entities over (ii) $35,000,000.

(c)     [reserved].

(d)     [reserved].

(e)     Unsecured Interest Expense Ratio. Permit, for any Test Period, the ratio of (i) Unencumbered Assets NOI for such period to (ii) Total Unsecured Interest Expense for such period to be less than 1.75 to 1.00.

(f)     Fixed Charge Coverage Ratio. Permit, for any Test Period, the ratio of Total Adjusted EBITDA for such period to Total Debt Service for such period to be less than 1.50 to 1.00. Solely for the purpose of calculating the ratio in this clause (f), Total Adjusted EBITDA (i) shall include cash flow distributions (other than distributions in respect of capital transactions) from Unconsolidated Entities (“Unconsolidated Entity Operating Cash Flow”), and (ii) shall be increased by the amounts excluded pursuant to clauses (iv), (v) and (vi) of the definition of the term “Total Adjusted EBITDA”.

Solely for the purposes of this Section 7.1: direct or indirect reference to EBITDA, NOI, Indebtedness and debt service (and items thereof, when applicable) with respect to the Entities, when included, shall be included only to the extent of the Ownership Percentage therein, except as otherwise specifically provided.

SECTION 7.2     Limitation on Certain Fundamental Changes.

Neither Kimco nor any of its Subsidiaries shall, directly or indirectly: (a) enter into any merger (except as described in Schedule 7.2), consolidation or amalgamation, (b) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or (c) convey, sell, lease, assign, transfer or otherwise dispose (whether effected pursuant to a division or otherwise) of, all or substantially all of its property, business or assets (each such transaction referred to in the preceding clauses (a), (b) and (c), a “Capital Transaction”), provided that a Capital Transaction may be made if (i) such Capital Transaction does not involve all or substantially all of the property, business or assets owned or leased by Kimco and its Subsidiaries determined on a consolidated basis with respect to Kimco and its Subsidiaries taken as a whole, (ii) there is no Default or Event of Default, before and after giving effect to such Capital Transaction (including any changes resulting from recharacterization of Unencumbered Property), and (iii) without limiting the foregoing, Kimco is in compliance with all covenants under Section 7.1 after giving effect to such Capital Transaction (including any changes resulting from recharacterization of Unencumbered Property), and would have been in compliance therewith for the most recent Test Period if such Capital Transaction had been given effect (including any changes resulting from recharacterization of Unencumbered Property) during such Test Period. Notwithstanding the foregoing, Kimco may not engage in a Capital Transaction other than (x) a merger as to which it is the surviving entity or (y) a Capital Transaction described in the immediately following sentence. In addition, notwithstanding the foregoing, (I)(A) any Subsidiary that is not a Loan Party may merge with any Subsidiary so long as the surviving entity is a Subsidiary, and (B) any Subsidiary that is a Loan Party may merge with any Subsidiary so long as the surviving entity is a Loan Party, (II)(A) any Subsidiary that is not a Loan Party may liquidate, wind up or dissolve itself so long as such Subsidiary’s assets are transferred to a Borrower or a Subsidiary and (B) any Subsidiary that is a Loan Party may liquidate, wind up or dissolve itself so long as such Subsidiary’s assets are transferred to a Loan Party and (III)(A) any Subsidiary that is not a Loan Party may convey, sell, lease, assign, transfer or otherwise dispose of any of its assets to a Borrower or any Subsidiary and (B) Kimco or any Subsidiary that is a Loan Party may convey, sell, lease, assign, transfer or otherwise dispose of any of its assets to a Loan Party. No Subsidiary Borrower or Subsidiary Guarantor shall enter into any merger, consolidation, amalgamation or reorganization transaction if such transaction will result in such Subsidiary Borrower or Subsidiary Guarantor being organized under the laws of a jurisdiction other than the United States that is not an Acceptable Jurisdiction.

SECTION 7.3     Anti-Corruption Laws and Sanctions. The Borrowers shall not knowingly use the proceeds of any Loan or Letter of Credit or knowingly lend, contribute or otherwise make available such proceeds to any of their Subsidiaries or respective officers, directors, employees or agents (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any prohibited activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 7.4     [Reserved].

SECTION 7.5     Limitation on Transactions with Affiliates.

Neither Kimco nor any of its Subsidiaries shall, directly or indirectly, enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than Kimco or any of its Wholly Owned Subsidiaries) unless (a) no Default or Event of Default would occur as a result thereof and (b) such transaction is upon fair and reasonable terms no less favorable to any Loan Party that is a party thereto or is affected thereby than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

SECTION 7.6     Limitation on Changes in Fiscal Year.

Kimco shall not cause or permit its fiscal year to end on a day other than December 31, unless otherwise required by any applicable law, rule or regulation.

SECTION 7.7     Limitation on Lines of Business; Creation of Subsidiaries; Negative Pledges; Swap Agreements.

Neither Kimco nor any of its Subsidiaries shall, directly or indirectly:

(a)     Engage in activities other than real estate business and real estate related business activities, and in activities permitted for real estate investment trusts under the Code (including through taxable REIT subsidiaries).

(b)     Enter into with any Person, or suffer to exist, any agreement which, in any such case, prohibits or limits the ability of any Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired (other than (i) this Agreement and the other Loan Documents, (ii) any agreements governing any purchase money Liens, Financing Leases or mortgage financings (in which case any such prohibition or limitation shall only be effective against the assets financed thereby), (iii) any agreement in effect as of the date hereof and identified on Schedule 7.7 hereto (and any extension or renewal of, or any amendment or modification thereto), or (iv) any agreement related to Indebtedness or Liens incurred, or asset sales or other transactions consummated or to be consummated, by Kimco or such Subsidiary containing customary restrictions on the ability of Kimco or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired).

(c)     Enter into any Swap Agreement, except Swap Agreements entered into in the ordinary course of business (not for purposes of speculation) to hedge or mitigate risks, including those related to interest rates or currency exchange rates, to which Kimco or such Subsidiary is exposed in the conduct of its business or the management of its liabilities.

ARTICLE VIII

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)     Any Borrower shall fail to pay any principal of any Revolving Credit Loan, any Competitive Loan or any Reimbursement Obligation when due in accordance with the terms thereof or hereof; or any Borrower shall fail to pay any interest on any Revolving Credit Loan, any Competitive Loan, any Reimbursement Obligation or any other amount payable hereunder, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b)     Any representation or warranty made or deemed made by Kimco herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made or furnished; or

(c)     There shall be any default in the observance or performance of any agreement contained in Section 6.7(a) or Article VII; or

(d)     Kimco shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Article), and such default shall continue unremedied for a period of 30 days after notice from the Administrative Agent, the Issuing Lender or the Required Lenders; or

(e)     Any Borrower or any Subsidiary of any Borrower shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding (x) any Revolving Credit Loans, any Competitive Loans or Reimbursement Obligations (which shall be governed by clause (a) above) and (y) any Non-Recourse Indebtedness) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness (including any Guarantee Obligation, but excluding (x) any Revolving Credit Loans, any Competitive Loans or Reimbursement Obligations (which shall be governed by clause (a) above) and (y) any Non-Recourse Indebtedness) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (including any Guarantee Obligation, but excluding (x) any Revolving Credit Loans, any Competitive Loans or Reimbursement Obligations (which shall be governed by clause (a) above) and (y) any Non-Recourse Indebtedness) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default under this Agreement unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $125,000,000 (calculated, in the case of Indebtedness of an Unconsolidated Entity, by multiplying the amount of such Indebtedness by the percentage of Kimco’s direct or indirect equity interest in such Unconsolidated Entity); provided, further, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default under this Agreement if such default, event or condition relates solely to any Subsidiary Borrower and/or its observance or performance of its obligations under this Agreement or in any other Loan Document; or

(f)     (i) Kimco shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or a substantial part of its assets, or Kimco shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Kimco any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Kimco any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or a substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Kimco shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Kimco shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)     (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Kimco or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed (or a trustee shall be appointed) to administer, or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Kimco or any Commonly Controlled Entity shall, or is, in the reasonable opinion of the Required Lenders, likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)     One or more judgments or decrees shall be entered against Kimco or any Entity involving in the aggregate a liability (not paid or fully covered by insurance) of $125,000,000 or more (excluding Non-Recourse Indebtedness) (calculated, in the case of a judgment or decree against an Unconsolidated Entity, by multiplying the amount of such judgment or decree by the percentage of Kimco’s direct or indirect equity interest in such Unconsolidated Entity), and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)     [reserved]; or

(j)     Kimco shall cease, for any reason, to maintain its status as an equity-oriented real estate investment trust under Sections 856 through 860 of the Code unless (i) the Board of Directors of Kimco shall have determined in good faith that it is in the best interests of Kimco to no longer maintain such status and (ii) Kimco’s no longer maintaining such status does not materially adversely affect the interests of the Lenders; or

(k)     [reserved]; or

(l)     the guarantee by Kimco pursuant to Article XI shall cease for any reason to be valid or binding on, or enforceable against, Kimco, or Kimco shall so assert in writing; or

(m)     a Change in Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) above, automatically the Revolving Commitments shall immediately terminate and the Revolving Credit Loans and Competitive Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) the Administrative Agent may, with the consent of the Required Lenders, or upon the request of the Required Lenders the Administrative Agent shall, by notice to Kimco, declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to Kimco, declare the Revolving Credit Loans and Competitive Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable.

With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, Kimco or the applicable Borrower shall at such time deposit in a cash collateral account opened by and under the exclusive dominion and control of the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Each such depositing Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the applicable L/C Participants, a security interest in such cash collateral to secure all obligations of such Borrower under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts or other demands for payment drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower or to whomsoever may be lawfully entitled thereto. The Borrowers shall execute and deliver to the Administrative Agent, for the account of the Issuing Lender and the applicable L/C Participants, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of the within security interest in such cash collateral account.

Except as expressly provided above in this Article, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

ARTICLE IX

THE AGENTS

SECTION 9.1     The Agents.

For purposes of this Section 9.1 and Section 10.6, the term “Related Parties” shall mean, with respect to any specified Person, (i) any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such specified Person, and (ii) the respective directors, officers, employees, agents and advisors of such specified Person and of any other Person referred to in the preceding clause (i).

(a)     Each of the Lenders and the Issuing Lender hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)     The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and each Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such bank (an “Administrative Agent Affiliate”) may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

(c)     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein, and its duties are entirely administrative in nature. Without limiting the generality of the foregoing,

(i)     the Administrative Agent shall not be subject to any fiduciary or similar duties, regardless of whether a Default or Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby,

(ii)     the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise or refrain from exercising as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided herein), for which the Administrative Agent shall be fully protected in so acting or refraining from acting, and, unless and until revoked in writing, such directions shall be binding upon each Lender and each Issuing Lender; provided, however, that the Administrative Agent shall not be required to take any action that (A) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Lenders with respect to such action or (B) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided, and

(iii)     except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Kimco or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Administrative Agent Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided herein) or in the absence of its own gross negligence or willful misconduct (which shall be deemed to exist only if determined by a court of competent jurisdiction by a final and non-appealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default other than nonpayment of principal or interest unless and until written notice thereof is given to the Administrative Agent by Kimco or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document, or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Neither the Administrative Agent nor any of its Related Parties shall be responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrowers or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrowers to perform their obligations hereunder or thereunder.

(d)     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 10.6, (ii) may rely on the Register to the extent set forth in Section 10.6, (iii) makes no warranty or representation to any Lender or Issuing Lender and shall not be responsible to any Lender or Issuing Lender for any statements, warranties or representations made by or on behalf of the Borrowers in connection with this Agreement or any other Loan Document, and (iv) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit.

(e)     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(f)     Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by giving 30 days’ prior written notice to the Lenders, the Issuing Lender and Kimco. If a Bankruptcy Event shall occur with respect to the Administrative Agent, then effective on the date that is thirty (30) Business Days after the date of such Bankruptcy Event, the Administrative Agent automatically and without any further action by any Person, shall be removed as Administrative Agent, and at the end of such thirty (30) Business Day period the Administrative Agent shall be deemed discharged from its duties and obligations as Administrative Agent hereunder and under any other Loan Document. By the Required Lenders’ giving at least thirty (30) Business Days prior written notice to the Administrative Agent and Kimco, the Administrative Agent may be removed, by action of the Required Lenders (excluding the bank serving as Administrative Agent (the “Agent Bank”)), (i) at any time for gross negligence or willful misconduct, as determined by the Required Lenders (excluding for such determination the Agent Bank), or (ii) in the event that the Agent Bank, in its capacity as a Lender, shall have assigned all of its outstanding Revolving Commitments, Loans, and its Applicable Percentage of the L/C Obligations to another bank, financial institution or other entity pursuant to Section 10.6, and at the end of such thirty (30) Business Day period the Agent Bank shall be deemed discharged from its duties and obligations as Administrative Agent hereunder and under any other Loan Documents, provided that it is a condition to the removal of the Administrative Agent under clause (ii) above in the circumstance in which the Agent Bank is the Issuing Lender hereunder, that all outstanding Letters of Credit issued by the Issuing Lender (including Letters of Credit issued by any Affiliate of the Agent Bank) hereunder shall be returned to the Issuing Lender for cancellation, that the Issuing Lender shall be reimbursed for all drafts or other demands for payment under the Letters of Credit that have not yet been reimbursed by the Borrowers or paid by the L/C Participants (except to the extent of the Applicable Percentage of L/C Obligations assigned by the Agent Bank), that all fees and expenses accrued and payable to the Issuing Lender be paid, and that the Issuing Lender shall be deemed to be replaced under Section 3.9(a) hereof. Upon any such resignation or removal, the Required Lenders shall have the right, in consultation with Kimco, to appoint a successor. In the case of resignation by the Administrative Agent, if no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or a Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor to a retired Administrative Agent, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under any other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article, including Section 9.2, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

(g)     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers, or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

(h)     The provisions of this Article (other than Section 9.1(f)) are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and, except solely to the extent of the Borrowers’ rights to consent pursuant to and subject to the conditions set forth in this Section 9.1, none of the Borrowers, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Other than as set forth in Section 9.1(f), nothing in this Article shall relate to, govern or limit the obligations of the Administrative Agent to the Borrower or the rights of the Borrower with respect to the Administrative Agent. The provisions of this Section 9.1 shall survive the repayment of the Loans, the expiration or termination of the Revolving Commitments and the termination of this Agreement.

SECTION 9.2     Indemnification.

Subject to the immediately following sentence, the Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Applicable Percentages of the Revolving Commitments in effect on the date on which indemnification is sought under this Section 9.2 (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Revolving Credit Loans and Competitive Loans shall have been paid in full, ratably in accordance with their Applicable Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Revolving Credit Loans and Competitive Loans and regardless of whether pre-judgment or post-judgment) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent’s gross negligence or willful misconduct. Each Lender shall severally indemnify the Administrative Agent for the full amount of any Excluded Taxes attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The agreements in this Section 9.2 shall survive the termination of this Agreement and the other Loan Documents and the payment of the Revolving Credit Loans and all other amounts payable hereunder and thereunder.

SECTION 9.3     The Syndication Agents, Documentation Agents, Managing Agents, Joint Lead Arrangers, and Bookrunners.

Each of the Syndication Agents, Documentation Agents, Managing Agents, Bookrunners and Joint Lead Arrangers referred to on the cover of this Agreement in its capacity as such shall have no rights, duties or responsibilities hereunder, nor any fiduciary relationship with any party hereto, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Syndication Agents, Documentation Agents, Managing Agents, Bookrunners or Joint Lead Arrangers in their respective capacities as such.

SECTION 9.4     Certain ERISA Matters.

(a)     Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)     such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Revolving Commitments,

(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement,

(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, or

(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)     In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that none of the Administrative Agent, or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)     The Administrative Agent, and each Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Revolving Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Revolving Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Revolving Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE X

MISCELLANEOUS

SECTION 10.1     Amendments and Waivers.

Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. Subject to Section 2.8(c), Section 2.8(d) and Section 10.8, the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Revolving Credit Loan, Competitive Loan or Note (except as set forth in Section 10.9), or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase or reduce (except for reductions in accordance with Section 2.2(f) or reallocations in accordance with Section 2.18)) the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the consent of each Lender directly affected thereby, (ii) amend, modify or waive any provision of this Section 10.1, change Section 2.9(a), Section 10.11(a) or Section 10.22 in a manner that would alter the pro rata sharing of payments required thereby, reduce the percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Kimco of any of its rights and obligations under this Agreement and the other Loan Documents, amend the proviso to the definition of the term “Unencumbered Properties”, amend, modify or waive the requirement set forth in the definition of “Alternate Currency” that all Lenders who have then-outstanding Tranche B Commitments or Tranche B Loans approve a currency other than the EURO, Sterling, Yen or Canadian Dollar as an Alternate Currency, or amend, modify, or waive any provision of any Loan Document which, by its terms, requires the consent, approval or satisfaction of all Lenders, in each case without the written consent of all the Lenders, (iii) amend, modify or waive any provision of Article III or otherwise affect the rights or duties of the Issuing Lender without the written consent of the Issuing Lender, (iv) amend, modify or waive any provision of Article IX or otherwise affect the rights or duties of the Administrative Agent without the written consent of the then Administrative Agent, (v) amend, modify or waive any provision of Section 2.17 without the written consent of the Administrative Agent and the Issuing Lender, or (vi) release the guarantee by Kimco pursuant to Article XI with respect to any Subsidiary Borrower that has Loans outstanding at such time without the written consent of each Lender affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the other Loan Parties, the Lenders, the Issuing Lender, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrowers, the other Loan Parties, the Lenders, the Issuing Lender and the Administrative Agent shall be restored to their former position and rights hereunder and under any outstanding Notes and any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing to the extent therein specified; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

SECTION 10.2     Notices.

(a)     All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received (notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b)), addressed as follows in the case of the Borrowers, the Issuing Lender and the Administrative Agent, and as notified to the Administrative Agent pursuant to an Administrative Questionnaire in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrowers:	Kimco Realty Corporation 500 North Broadway, Suite 201 Jericho, New York 11753 Attention: Glenn G. Cohen Telecopy: (516) 869-2572

JPMCB, as Administrative Agent

JPMorgan Chase Bank, N.A.

Loan and Agency Services Group
10 S. Dearborn St., Floor 7
Chicago, Illinois 60603
Attention:     Mary Hackett, Loan Servicer,
                     CLS REB Chicago
Telecopy: (312) 385-7101
Email: Cls.reb.chicago@jpmchase.com

with a copy for borrowing requests and interest elections
in Dollars to:

JPMorgan Chase Bank, N.A.
10 S. Dearborn St. Floor L2
Chicago, IL 60603
Mailcode: IL1-0480
Telephone: 312-385-7025
Fax: 312-233-2257
Contact: Joyce King
joyce.p.king@jpmorgan.com
cls.reb.chicago@jpmorgan.com

with a copy for borrowing requests and interest elections
in Canadian Dollars to:

JPMorgan Chase Bank, N.A. Toronto Branch
66 Wellington Street, West,
TD BANK TOWER, SUITE 4500
Toronto, Ontario, M5K 1E7
Contact: Ashley Goad
Telephone:  312-732-2467
Fax: 844-235-1788
E-Mail:  ashley.m.goad@jpmorgan.com and cls.cad.chicago@jpmorgan.com with a copy for borrowing requests and interest electionsin Euros, Sterling, Yen or
other Alternate Currencies to:	JPMorgan Chase Bank, N.A. 125 London Wall London EC2Y 5AJ, United Kingdom Contact: Jacob Sheehan Telephone:+442077426100 Email: jacob.t.sheehan@jpmorgan.com with a copy (except for borrowing requests, interest elections, and requests pursuant to
Sections 10.8 or 10.9) to:	JPMorgan Chase Bank, N.A. 270 Park Avenue New York, New York 10017 Attention: Paul Choi Telecopy: (646) 534-6301

Wells Fargo, as Issuing Lender:	Wells Fargo Bank, National Association 301 S. College Street, 4th Floor Charlotte, North Carolina 28288 Attention: Matt Ricketts Telecopy: (704) 383-6205

PNC Bank, National Association,
as Issuing Lender:	PNC Bank, National Association 340 Madison Avenue - 10th Floor New York, NY 10173 Attention: Brian P. Kelly Telecopy: (212) 421-1552

Royal Bank of Canada,
as Issuing Lender:	RBC Capital Markets, LLC 200 Vesey Street, 12th Floor New York, New York 10281 Attention: Sheena Lee Telecopy: (212) 428-6460

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.1, 2.2, 2.3 or 2.4 shall not be effective until received.

(b)     Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that (x) approval of such procedures may be limited to particular notices or communications, (y) for the avoidance of doubt, as and from the date hereof until the Borrowers provide written notice to the Administrative Agent otherwise, the Borrowers do not agree to accept notices or other communications hereunder by electronic communications, and (z) for the avoidance of doubt, as and from the date hereof until the Administrative Agent provides written notice to the Borrowers otherwise, the Administrative Agent does not agree to accept notices or other communications hereunder by electronic communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d)     Electronic Systems.

(i)     Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications (as defined below) on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)     Any Electronic System used by the Administrative Agent and the Communications are provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy or completeness of the Communications or the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications or the Electronic System. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. Each of the Lenders, each of the Issuing Lenders and the Borrowers acknowledges and agrees that the distribution of material through the Electronic System is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Electronic System, and that there may be confidentiality and other risks associated with such distribution. Other than (solely with respect to direct damages arising therefrom) in the case of gross negligence or willful misconduct of, or material breach of this Agreement by, an Agent Party (as defined below) to the extent determined in a final non-appealable judgment by a court of competent jurisdiction, in no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender, the Issuing Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrowers’, any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

(iii)     Each Lender and each Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Electronic System shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender's or Issuing Lender's (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(iv)     Nothing herein shall prejudice the right of the Administrative Agent, any Lender,any Issuing Lender or any Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 10.3     No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Issuing Lender or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 10.4     Survival of Representations and Warranties.

All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the extensions of credit hereunder.

SECTION 10.5     Payment of Expenses and Taxes.

Kimco agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents, any Letters of Credit, and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent; (b) to pay or reimburse each Lender, the Issuing Lender and the Administrative Agent for all its reasonable costs and expenses (including post-judgment costs and expenses) incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents, any Letters of Credit, and any such other documents, including the fees and disbursements of counsel to the Administrative Agent, the Issuing Lender and the several Lenders; (c) to pay, and indemnify and hold harmless each Lender, the Issuing Lender and the Administrative Agent and their affiliates (and their respective officers, directors, employees, advisors and agents) from and against, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents, any Letters of Credit, and any such other documents; and (d) to pay, and indemnify and hold harmless each Lender, the Issuing Lender and the Administrative Agent and their affiliates (and their respective officers, directors, employees, advisors and agents) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (and regardless of whether pre-judgment or post-judgment) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, the Letters of Credit, and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Kimco, any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that (x) Kimco shall have no obligation hereunder to any indemnitee with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such indemnitee to the extent determined in a final non-appealable judgment by a court of competent jurisdiction, and (y) this clause (d) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. The agreements in this Section 10.5 shall survive the termination of this Agreement, the expiration, cancellation, or other termination of the Letters of Credit, and the payment of the Revolving Credit Loans, the Competitive Loans and all other amounts payable hereunder.

SECTION 10.6     Successors and Assigns.

For purposes of this Section 10.6 the term “Related Parties” shall have the meaning given thereto in Section 9.1 hereof.

(a)     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit (an “Issuing Lender Affiliate”)), except that (i) none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Issuing Lender Affiliate), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b)     (i)     Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement and under the other Loan Documents (including all or a portion of its Revolving Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)     Kimco, provided that (I) no consent of Kimco shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below), or, if an Event of Default has occurred and is continuing, any other assignee and (II) Kimco shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)     the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Revolving Commitment or Loan to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)     the Issuing Lender.

(ii)     Assignments shall be subject to the following additional conditions:

(A)     except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans of any Class, the amount of the Tranche A Commitment or Tranche B Commitment or Tranche A Loans or Tranche B Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption (as defined below) with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless Kimco and the Administrative Agent otherwise consent, provided that no such consent of Kimco shall be required if an Event of Default has occurred and is continuing;

(B)     each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its Tranche A Commitment or its Tranche B Commitment, as applicable, under this Agreement and the other Loan Documents;

(C)     the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption substantially in the form of Exhibit A or in any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent (an “Assignment and Assumption”) (or to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Electronic System as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), together with a processing and recordation fee of $4,000 (which, except as provided in Section 2.15, shall not be payable by the Borrowers);

(D)     the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in the form approved by the Administrative Agent (an “Administrative Questionnaire”); and

(E)     assignments shall not be permitted to be made to any Ineligible Institution.

(iii)     Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)     The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Tranche A Commitment and Tranche B Commitment of, and principal amount of the Loans and payments made by the Issuing Lender pursuant to the Letters of Credit, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)     Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this paragraph (b) and any written consent to such assignment required by this paragraph (b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.9(b), 3.4, 3.5 or 9.2, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)     Any Lender may, without the consent of any Borrower, the Administrative Agent, or the Issuing Lender, sell participations to one or more banks or other entities (other than any Ineligible Institution) (a “Participant”) in all or a portion of such Lender’s rights and obligations in respect of its Tranche A Commitment or its Tranche B Commitment, as applicable, under this Agreement and under the other Loan Documents (including all or a portion of its Revolving Commitment, participations in Letters of Credit and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrowers, the other Loan Parties, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 10.1 that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.13 (subject to the requirements and limitations therein, including the requirements under Section 2.12 (d) (it being understood that the documentation requirement under Section 2.12(d) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.9 and 2.15 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.12, with respect to any participation, than its participating Lender would have been entitled to receive. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.11(b) as though it were a Lender, provided such Participant agrees to be subject to Section 10.11(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments, Loans, Letters of Credit, or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)     Any Lender may at any time pledge or assign a security interest in, all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.7     Disclosure.

Subject to Section 10.19, each Borrower authorizes each Lender to disclose to any Participant or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning such Borrower and its Affiliates which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of such Borrower in connection with such Lender’s credit evaluation of such Borrower and its Affiliates prior to becoming a party to this Agreement.

SECTION 10.8     Increases of Loan Commitments.

Kimco may from time to time request (i) increases in the aggregate amount of the Tranche A Commitments or the Tranche B Commitments (“New Revolving Commitments”) and/or (ii) new term loan commitments to be established (“New Term Commitments”, and together with the New Revolving Commitments, the “Incremental Commitments”), in minimum increments of $50,000,000 (or whole multiples of $5,000,000 in excess of $50,000,000), provided that the total combined amount of the Incremental Commitments under this Section 10.8 shall be limited to $750,000,000 in the aggregate. Any Lender or, with the consent of the Administrative Agent and, in the case of a New Revolving Commitment, each Issuing Lender (such consent not to be unreasonably withheld or delayed) and Kimco, any additional bank, financial institution or other entity that is not then a Lender may elect to become a Lender hereunder and make an Incremental Commitment. No Lender shall have any obligation to make any Incremental Commitment, nor shall the Administrative Agent, the Joint Lead Arrangers or the Syndication Agents have any obligation to locate banks, financial institutions or other entities willing to make any Incremental Commitment. If (x) existing or new Lenders are willing to provide such New Revolving Commitments, the Revolving Commitments may be increased from time to time by the addition of a new Lender or the increase of the Revolving Commitment of an existing Lender (each, a “New Revolving Lender”, and the loans made pursuant to any New Revolving Commitment being referred to herein as “New Revolving Loans”) or (y) Lenders are willing to provide such New Term Commitments, term loans may be made hereunder (the “New Term Loans”) by such Lenders (each, a “New Term Lender”). Each Incremental Commitment under this Section 10.8 is subject to the following conditions:

(a)     Each of the representations and warranties made by Kimco in or pursuant to the Loan Documents shall be true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language, true and correct (after giving effect to any qualification therein) in all respects) on and as of the effective date of such Incremental Commitment as if made on and as of such date except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date; and

(b)     (i) No Default or Event of Default shall have occurred and be continuing on the effective date of such Incremental Commitment or after giving effect thereto and (ii) Kimco would be in compliance with each financial covenant set forth in paragraphs (a) through (f) of Section 7.1 if the ratio or amount referred to therein were to be calculated as of the most recent Test Period as to which a compliance certificate has been delivered pursuant to Section 6.2(b) after giving pro forma effect to the incurrence of Indebtedness, if any, under such Incremental Commitments, on the effective date of such Incremental Commitments, and the use of proceeds thereof).

Each request for an Incremental Commitment under this Section 10.8 shall constitute a representation and warranty by Kimco as of the date of such Incremental Commitment that the conditions contained in this Section 10.8 have been satisfied, and shall be accompanied by a certificate of a Responsible Officer of Kimco to such effect.

Any Incremental Commitments hereunder shall be evidenced by the execution and delivery of an amendment to this Agreement by the Borrowers, the Administrative Agent, the Issuing Lenders (in the case of New Revolving Commitments) and the New Revolving Lenders or New Term Lenders, as applicable, providing such Incremental Commitments, a copy of which shall be forwarded to each Lender by the Administrative Agent promptly after execution thereof. Each such amendment executed in connection with an Incremental Commitment hereunder may, without the consent of any other Lenders or (except in the case of New Revolving Commitments) Issuing Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the good faith judgment of Administrative Agent, to effect the provisions of this Section 10.8 and the Incremental Commitments, subject to approval by the Borrowers and the New Revolving Lenders or New Term Lenders, as applicable, including without limitation to (x) include the New Revolving Lenders and/or New Term Lenders as “Lenders” hereunder, (y) to include the New Revolving Loans and New Term Loans as “Loans” hereunder, and (z) to include the New Revolving Lenders and their Applicable Percentages and/or the New Term Lenders and their New Term Loans for purposes of the definition of “Required Lenders”. All such amendments and joinder agreements entered into with the Borrowers by the Administrative Agent, the Issuing Lenders (in the case of New Revolving Commitments) and the New Revolving Lenders or New Term Lenders, as applicable, shall be binding and conclusive on all Lenders.

On the effective date of any New Revolving Commitments, the aggregate Revolving Commitments and the Revolving Commitments of the New Revolving Lenders shall be increased, the Applicable Percentages shall be adjusted and the Borrowers and the Administrative Agent shall cause the New Revolving Lenders to hold their Applicable Percentages of all Revolving Credit Loans outstanding at the close of business on such day, by either funding more than its or their Applicable Percentage of New Revolving Loans made on such date or purchasing shares of outstanding Revolving Credit Loans held by the other Lenders or a combination thereof. The Lenders agree to cooperate in any required sale and purchase of outstanding Revolving Credit Loans to achieve such result. The Borrowers agree to pay all fees associated with the New Revolving Commitments including any amounts due under Section 2.13 in connection with any reallocation of Eurocurrency Loans.

On the effective date of any New Term Commitments of any Series, (a) each New Term Lender of such Series shall make a New Term Loan to the Borrowers in an amount equal to its New Term Commitment of such Series, and (b) each New Term Lender of such Series shall become a Lender hereunder with respect to the New Term Commitments of such Series and the New Term Loans of such Series made pursuant thereto. Any New Term Loans made on such effective date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

The terms and provisions of the New Revolving Loans and New Revolving Commitments shall be identical to the then existing Revolving Credit Loans and Revolving Commitments. The terms of any New Term Loans of any Series made hereunder (a) shall not provide for any amortization payments on or prior to the Maturity Date, but may permit voluntary prepayments, (b) shall provide that the applicable New Term Loan maturity date of each Series shall be no earlier than the Maturity Date, (c) shall rank pari passu to the other Loans hereunder and (d) subject to the above provisions of this Section 10.8, shall include such other terms and pricing as may be agreed by the Borrowers, the Administrative Agent and the New Term Lenders.

SECTION 10.9     Extension of Maturity Date.

By written notice to the Administrative Agent (a “Maturity Extension Notice”) not earlier than twelve (12) months nor later than one (1) month before the Maturity Date for the Revolving Credit Facility specified in clause (i) of the definition of the term “Maturity Date” (the “Original Maturity Date”), Kimco may extend the Maturity Date for the Revolving Credit Facility (the “First Extension Option”) to the date six (6) months after the Original Maturity Date (the “First Extended Maturity Date”) subject to the satisfaction on the applicable extension date of each of the applicable Extension Conditions. In addition, Kimco, at its option, may elect to extend the First Extended Maturity Date (the “Second Extension Option”) to the date six (6) months after the First Extended Maturity Date (the “Second Extended Maturity Date”), subject to the satisfaction on the applicable extension date of each of the applicable Extension Conditions, by providing a Maturity Extension Notice to the Administrative Agent not earlier than the date, if any, on which Kimco elects to extend the Original Maturity Date to the First Extended Maturity Date nor later than one (1) month before the First Extended Maturity Date. Each Maturity Extension Notice shall constitute a representation and warranty by Kimco as of the applicable extension date that the Extension Conditions required to be satisfied as of such date (as set forth in the definition of “Extension Conditions”) have been satisfied, and shall be accompanied by a certificate of a Responsible Officer of Kimco to such effect. The Administrative Agent shall promptly notify the Lenders of any such extension.

SECTION 10.10     Subsidiary Borrowers and Subsidiary Guarantors.

(a)     At the election of Kimco at any time and from time to time, upon not less than seven (7) Business Days’ notice (or 15 days’ notice in the event the Subsidiary is organized under the laws of a jurisdiction other than the United States (a “Foreign Subsidiary Borrower”)) to the Administrative Agent, at the time of such election, one or more Wholly Owned Subsidiaries shall become a Borrower hereunder ( each, a “Subsidiary Borrower”) by Kimco and such Subsidiary Borrower’s executing and delivering to the Administrative Agent, as applicable, (i) an Adherence Agreement, (ii) an incumbency certificate as to the names, titles and specimen signatures of such Wholly Owned Subsidiary’s officers or other representatives authorized to act on its behalf in connection with the Revolving Credit Facility, and (iii) if and to the extent generally issued by the applicable jurisdiction, a current good standing certificate as to such Wholly Owned Subsidiary from its jurisdiction of organization and a certified copy of its organizational or constituent documents (such as a certificate or articles of incorporation or formation and by-laws, limited liability company agreement or limited partnership agreement, as applicable); provided that (x) each such Wholly Owned Subsidiary shall satisfy the Baseline Conditions on and as of the date such Wholly Owned Subsidiary delivers its Adherence Agreement, (y) Kimco shall be deemed to represent and warrant as of such date that such proposed Subsidiary Borrower is a Wholly Owned Subsidiary, and (z) no Subsidiary Borrower shall cease to be a Subsidiary Borrower solely because it ceases to be a Wholly-Owned Subsidiary. Following the giving of any notice pursuant to this Section 10.10(a) and prior to the effectiveness of any such Subsidiary becoming a Subsidiary Borrower, if the designation of such Subsidiary Borrower obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in accordance with applicable laws and regulations in circumstances where the necessary information is not already available to it, the applicable Subsidiary Borrower shall, promptly upon the request of the Administrative Agent or such Lender (but only if the Administrative Agent or such Lender shall have made such a request by a date that is no later than five (5) Business Days after the giving of notice pursuant to Section 10.10(a) designating such Subsidiary Borrower), supply such documentation and other evidence as is reasonably and customarily requested by the Administrative Agent or such Lender in order for the Administrative Agent or such Lender to be satisfied (in good faith) it has complied with all necessary “know your customer” or other similar verifications under all applicable laws and regulations. Notwithstanding the foregoing, (x) with respect to any Foreign Subsidiary Borrower, any Lender may, with notice to the Administrative Agent and Kimco, fulfill its Revolving Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Foreign Subsidiary Borrower (and such Lender shall, to the extent of Loans made to and participations in Letters of Credit issued for the account of such Foreign Subsidiary Borrower, be deemed for all purposes hereof to have pro tanto assigned such Loans and participations to such Affiliate in compliance with the provisions of Section 10.6; and (y) as soon as practicable and in any event within seven (7) Business Days after notice of the designation under this Section of a Foreign Subsidiary Borrower, any Lender that (I) may not legally lend to such Foreign Subsidiary Borrower, or (II) would incur or suffer materially adverse regulatory or legal consequences by lending to such Foreign Subsidiary Borrower and, in either case (I) or (II), is generally not lending to other borrowers similarly situated to such Foreign Subsidiary Borrower (a “Protesting Lender”) shall so notify Kimco and the Administrative Agent in writing. With respect to each Protesting Lender, Kimco shall, effective on or before the date that such Foreign Subsidiary Borrower shall have the right to borrow hereunder, either (I) (A) replace such Protesting Lender in accordance with Section 2.15 or (B) notify the Administrative Agent and such Protesting Lender that the Revolving Commitments of such Protesting Lender shall be terminated (whereupon such Revolving Commitments shall be terminated); provided that, in the case of this clause (B), (1) Kimco shall have received the prior written consent of the Administrative Agent and each Issuing Lender, which consents shall not unreasonably be withheld, and (2) such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the relevant Borrower (in the case of all other amounts), or (II) cancel its request to designate such Subsidiary as a “Subsidiary Borrower” hereunder.

(b)     At the election of Kimco at any time and from time to time, at the time of such election, one or more Wholly Owned Subsidiaries shall become a guarantor of the Revolving Credit Facility (each, a “Subsidiary Guarantor”) by executing and delivering to the Administrative Agent, as applicable, a Subsidiary Guarantee; provided that (x) each such Wholly Owned Subsidiary shall satisfy the Baseline Conditions on and as of the date such Wholly Owned Subsidiary delivers its Subsidiary Guarantee and (y) Kimco shall be deemed to represent and warrant as of such date that such proposed Subsidiary Guarantor is a Wholly Owned Subsidiary. If the designation of such Subsidiary Guarantor obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in accordance with applicable laws and regulations in circumstances where the necessary information is not already available to it, the applicable Subsidiary Guarantor shall, promptly upon the request of the Administrative Agent or such Lender, supply such documentation and other evidence as is reasonably and customarily requested by the Administrative Agent or such Lender in order for the Administrative Agent or such Lender to be satisfied (in good faith) it has complied with all necessary “know your customer” or other similar verifications under all applicable laws and regulations. For the avoidance of doubt, no Wholly Owned Subsidiary that is not a U.S. Person (or, if such Wholly Owned Subsidiary is disregarded as an entity separate from its owner for U.S. federal income tax purposes, has an owner that is not a U.S. Person) shall guarantee any obligation of any Borrower that is a U.S. Person (or, if such Borrower is disregarded as an entity separate from its owner for U.S. federal income tax purposes, of its owner).

(c)     A Subsidiary Borrower shall be released as a Borrower hereunder upon written request by Kimco; provided that (i) any Loans to and/or other obligations of such Subsidiary Borrower proposed to be released shall have been either (A) repaid (and any outstanding Letters of Credit issued for its account shall have been fully cash collateralized unless Kimco is a co-applicant thereof) or (B) assumed (pursuant to a written agreement reasonably satisfactory in form and substance to the Administrative Agent), concurrently with or prior to such release, by Kimco or by another Subsidiary Borrower (which other Subsidiary Borrower satisfies the Baseline Conditions at the time of such assumption), (ii) there is no Event of Default after giving effect to such release, (iii) Kimco is in compliance with each of the financial covenants set forth in paragraphs (a) through (f) of Section 7.1 if the ratio or amount referred to therein were to be calculated as of such date, but after giving effect to such release (provided that for the purposes of determining such compliance, Gross Asset Value shall be determined for the most recent Test Period as to which a compliance certificate has been delivered pursuant to Section 6.2(b), after giving effect to such release), and (iv) Kimco has furnished to the Administrative Agent a certificate of its chief financial officer or other authorized officer as to the matters referred in the preceding sub-clauses (ii) and (iii)

(d)     A Subsidiary Guarantor shall be released from any Subsidiary Guarantee upon written request by Kimco; provided that (i) there is no Event of Default after giving effect to such release (including any changes resulting from any Property’s ceasing to be an Unencumbered Property if such released guarantor immediately prior to giving effect to such release was an Obligated Property Owner in respect thereof), (ii) Kimco is in compliance with each of the financial covenants set forth in paragraphs (a) through (f) of Section 7.1 if the ratio or amount referred to therein were to be calculated as of such date, but after giving effect to such release (including any changes resulting from any Property’s ceasing to be an Unencumbered Property if such released guarantor was an Obligated Property Owner in respect thereof immediately prior to giving effect to such release and provided that for the purposes of determining such compliance, Gross Asset Value shall be determined for the most recent Test Period as to which a compliance certificate has been delivered pursuant to Section 6.2(b)), and (iii) Kimco has furnished to the Administrative Agent a certificate of its chief financial officer or other authorized financial officer as to the matters referred to in the preceding clauses (i) and (ii).

SECTION 10.11     Adjustments; Set-off.

(a)     If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Tranche A Exposure or Tranche B Exposure, as applicable, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Article VIII(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Tranche A Exposure or Tranche B Exposure, as applicable, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Tranche A Exposure or Tranche B Exposure, as applicable, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided that (i) if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Loans or Competitive Loans or participations in respect of Letters of Credit to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply, except, for the avoidance of doubt, for payments made pursuant to Section 2.15 or Section 10.10(a) hereof).

(b)     In addition to any rights and remedies of the Lenders provided by law, each Lender and each of its Affiliates shall have the right, without prior notice to the Borrowers any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon and during the continuance of any Event of Default, to set off and appropriate and apply against any amounts due hereunder or under any Notes at such time, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, obligations, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any of its Affiliates or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify the applicable Borrower, the Issuing Lender and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.12     Counterparts; Electronic Execution.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts each of which shall constitute an original, but all of which when taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with Kimco, the Issuing Lender and the Administrative Agent. Delivery of an executed counterpart of a signature page of this Agreement by any electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.13     Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.14     Integration.

This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Guarantors, the Administrative Agent, the Issuing Lender and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Issuing Lender or any Lender relative to subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 10.15     GOVERNING LAW.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 10.16     Submission to Jurisdiction; Waivers.

Each of the parties hereto hereby irrevocably and unconditionally:

(a)     submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof;

(b)     consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)     agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 10.2 or at such other address of which it shall have been notified pursuant thereto;

(d)     agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)     waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding in connection with this Agreement or any other Loan Document any special, exemplary, punitive or consequential damages; provided that, nothing in this clause (e) shall relieve a Borrower of any obligation it may have to indemnify a Person who is entitled to indemnification pursuant to Section 10.5(c) against special, indirect, consequential or punitive damages asserted against such Person by a third party.

SECTION 10.17     Acknowledgments.

Each Borrower hereby acknowledges that:

(a)     it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)     none of the Administrative Agent, the Lenders or the Issuing Lenders (the “Credit Parties”) will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrowers with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrowers or any other Person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby;

(c)     no Credit Party is advising the Borrowers as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and the Borrowers shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrowers with respect thereto;

(d)     no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Borrowers and the Credit Parties;

(e)     each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrowers and other companies with which the Borrowers may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion; and

(f)     each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrowers may have conflicting interests regarding the transactions described herein and otherwise.

SECTION 10.18     WAIVERS OF JURY TRIAL.

THE BORROWERS, THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 10.19     Confidentiality.

Each of the Administrative Agent, the Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel, consultants, service providers and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to any regulatory authority or self-regulatory body, to the extent requested thereby, (c) to the extent required by applicable laws or regulations or by any subpoena or similar compulsory legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the prior written consent of any Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis from a source other than the Borrowers that is not, to the knowledge of the Administrative Agent, Issuing Lender or such Lender, as applicable, subject to confidentiality obligations to Kimco or any of its Subsidiaries. In addition, the Lead Lenders may disclose the existence of this Agreement and information about this Agreement to data service providers, including league table providers, that serve the lending industry, to the extent such Information is customarily provided by arrangers to such service providers. For the purposes of this Section, “Information” means all information received from the Borrowers or their Subsidiaries relating to any Borrower or any Subsidiary of any Borrower or their respective businesses; provided that in the case of information received from or on behalf of the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Notwithstanding anything herein to the contrary, “Information” shall not include, and each party hereto may disclose to any and all Persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

SECTION 10.20     Judgment Currency.

(a)     The obligations hereunder and under the other Loan Documents of the Borrowers to make payments in Dollars or in an Alternate Currency, as the case may be (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Issuing Lender or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Issuing Lender or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Dollar Equivalent of such amount, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)     If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the applicable Borrower obligated in respect thereof covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)     For purposes of determining the Dollar Equivalent under this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 10.21     USA Patriot Act.

Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act.

SECTION 10.22     Sharing Event.

(a)     Upon the occurrence of a Sharing Event, automatically (and without the taking of any action) (x) all then outstanding Eurocurrency Loans denominated in an Alternate Currency shall be automatically converted into Loans denominated in Dollars (in an amount equal to the Dollar Equivalent, as determined by the Administrative Agent in accordance with this Agreement, of the aggregate principal amount of such Eurocurrency Loans on the date such Sharing Event first occurred, which Loans denominated in Dollars (i) shall thereafter be deemed to be ABR Loans and (ii) shall be immediately due and payable on the date such Sharing Event occurred) and (y) all accrued and unpaid interest and other amounts owing with respect to such Eurocurrency Loans shall be immediately due and payable in Dollars, in an amount equal to the Dollar Equivalent of such accrued and unpaid interest and other amounts.

(b)     Upon the occurrence of a Sharing Event, and after giving effect to any automatic conversion pursuant to Section 10.22(a), each Lender shall (and hereby unconditionally and irrevocably agrees to) purchase and sell (in each case in Dollars) undivided participating interests in all Loans (other than Competitive Rate Loans) outstanding to, and any unpaid amounts the Issuing Lender has disbursed under a Letter of Credit owing by, any Borrower in amounts such that each Lender shall have a share of the outstanding Loans (other than Competitive Loans) and unpaid amounts the Issuing Lender has disbursed under a Letter of Credit then owing by any Borrower equal to its Applicable Percentage of the Revolving Commitments (although if because of fluctuations in currency exchange rates any Lender would be required to purchase such participations after giving effect to which such Lender’s Loans and Letter of Credit participations (including participations therein purchased pursuant to this Section) would exceed such Lender’s Revolving Commitment, then such participations shall be in an amount after giving effect to which such Lender’s Loans and Letter of Credit participations (including participations therein purchased pursuant to this Section) would equal such Lender’s Revolving Commitment). Upon any such occurrence, the Administrative Agent shall notify each Lender and shall specify the amount of Dollars required from such Lender in order to effect the purchases and sales by the various Lenders of participating interests in the amounts required above (together with accrued interest with respect to the period for the last Interest Payment Date through the date of the Sharing Event); provided that, in the event that a Sharing Event shall have occurred, each Lender shall be deemed to have purchased, automatically and without request, such participating interests. Promptly upon receipt of such request, each Lender shall deliver to the Administrative Agent (in immediately available funds in Dollars) the net amounts as specified by the Administrative Agent. The Administrative Agent shall promptly deliver the amounts so received to the various Lenders in such amounts as are needed to effect the purchases and sales of participations as provided above. Promptly following receipt thereof, each Lender which has sold participations in any of its Loans and Letter of Credit participations (through the Administrative Agent) will deliver to each Lender (through the Administrative Agent) which has so purchased a participating interest a participation certificate dated the date of receipt of such funds and in such amount. It is understood that the amount of funds delivered by each Lender shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Lenders as required above.

(c)     Upon the occurrence of a Sharing Event, (i) no further Loans shall be made, (ii) all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, any outstanding Eurocurrency Loans denominated in any Alternate Currency (including any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be converted to Loans denominated in Dollars in accordance with Section 10.22(a) and be payable immediately in Dollars as if such Eurocurrency Loans had originally been made in Dollars and shall be distributed by the relevant Lenders (or their affiliates) to the Administrative Agent for the account of the Lenders which made such Loans or are participating therein and (iii) the Revolving Commitments of the Lenders shall be automatically terminated. Notwithstanding anything to the contrary contained above, the failure of any Lender to purchase its participating interest in any Loans upon the occurrence of a Sharing Event shall not relieve any other Lender of its obligation hereunder to purchase its participating interests in a timely manner, but no Lender shall be responsible for the failure of any other Lender to purchase the participating interest to be purchased by such other Lender on any date.

(d)     If any amount required to be paid by any Lender pursuant to Section 10.22(b) is not paid to the Administrative Agent within one (1) Business Day following the date upon which such Lender receives notice from the Administrative Agent of the amount of its participations required to be purchased pursuant to said Section, such Lender shall also pay to the Administrative Agent on demand an amount equal to the product of (i) the amount so required to be paid by such Lender for the purchase of its participations times (ii) the daily average Federal Funds Effective Rate during the period from and including the date of request for payment to the date on which such payment is immediately available to the Administrative Agent times (iii) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360. If any such amount required to be paid by any Lender pursuant to Section 10.22(b) is not in fact made available to the Administrative Agent within three (3) Business Days following the date upon which such Lender receives notice from the Administrative Agent as to the amount of participations required to be purchased by it, the Administrative Agent shall be entitled to recover from such Lender on demand, such amount with interest thereon calculated from such request date at the rate per annum applicable to ABR Loans hereunder. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts payable by any Lender pursuant to this Section shall be deemed conclusive absent manifest error. Amounts payable under this Section shall be paid to the Administrative Agent for the account of the relevant Lenders; provided that, if the Administrative Agent (in its sole discretion) has elected to fund on behalf of such Lender the amounts owing to such Lenders, then the amounts shall be paid to the Administrative Agent for its own account.

(e)     Whenever, at any time after the relevant Lenders have received from any Lenders purchases of participations in any Loans pursuant to this Section, the Lenders receive any payment on account thereof, such Lenders will distribute to the Administrative Agent, for the account of the various Lenders participating therein, such Lenders’ participating interests in such amounts (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such participations were outstanding) in like funds as received; provided, that in the event that such payment received by any Lenders are required to be returned, the Lenders who received previous distributions in respect of their participating interests therein will return to the respective Lenders any portion thereof previously so distributed to them in like funds as such payment is required to be returned by the respective Lenders.

(f)     Each Lender’s obligation to purchase participating interests pursuant to this Section shall be absolute and unconditional and shall not be affected by any circumstances including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of Kimco or any other Person, (iv) any breach of this Agreement by Kimco, any of its Subsidiaries or any Lender or any other Person, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(g)     Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, each Lender which has purchased such participations shall be entitled to receive from the applicable Borrower any increased costs and indemnities directly from the applicable Borrower to the same extent as if it were the direct Lender as opposed to a participant therein. Each Borrower acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Section, increased taxes may be owing by such Borrower pursuant to Section 2.12, which taxes shall be paid (to the extent provided in Section 2.12) by such Borrower, without any claim that the increased taxes are not payable because same resulted from the participations effected as otherwise required by this Section.

SECTION 10.23     Amendment and Restatement; Transitional Agreements.

This Agreement shall, upon the effectiveness of the amendment and restatement contemplated hereby, replace and supersede the Existing Revolving Credit Agreement in its entirety, except as expressly provided in this Section 10.23. For the avoidance of doubt, each of the parties hereto (including JPMorgan Chase Bank, N.A., in its capacities as administrative agent under the Existing Revolving Credit Agreement and under this Agreement) understands and agrees that, upon the effectiveness of the amendment and restatement contemplated hereby, without any further action, (a) the commitments of the Existing Revolving Lenders and the Existing Issuing Lender to make any loans or advance any credit, including letters of credit, as applicable, under the Existing Revolving Credit Agreement or under any other Existing Loan Document shall be terminated, (b) any reimbursement obligations of the Existing Revolving Lenders to the Existing Issuing Lender and any obligations of the Existing Revolving Lenders to purchase participations in the Existing Issuing Lender’s obligations and rights in respect of each existing Letter of Credit shall be terminated (subject to Section 3.10), (c) excluding those obligations that are specified in the Existing Revolving Credit Agreement or in any of the other Existing Loan Documents as surviving that respective agreement’s termination (which, as so specified, shall survive without prejudice and remain in full force and effect), all Existing Obligations and all Existing Guaranteed Obligations shall be deemed paid in full, released and discharged, (d) the Lenders party hereto shall have Revolving Commitments in the amounts set forth in Schedule 1.1A, (e) the “Revolving Credit Loans” outstanding under the Existing Revolving Credit Agreement shall become Revolving Credit Loans under this Agreement, and (f) the Lenders’ interests in the Revolving Credit Loans and participations in the Letters of Credit shall be reallocated and continued in a cashless roll transaction on the Effective Date ratably in accordance with each Lender’s applicable Revolving Commitments, and the Lenders shall make such purchases of Revolving Credit Loans from each other as necessary to effect such reallocation. As soon as reasonably practicable after its receipt of any Note requested by a Lender hereunder on the Effective Date, to the extent such Lender was a party to the Existing Revolving Credit Agreement and had a promissory note issued to such Lender under the terms of the Existing Revolving Credit Agreement, such Lender will promptly return to the Borrowers, marked “Substituted” or “Cancelled”, as the case may be, any promissory notes of the Borrowers held by such Lender pursuant to the Existing Revolving Credit Agreement. Each Lender party to this Agreement that was a party to the Existing Revolving Credit Agreement hereby waives its rights to indemnification pursuant to Section 2.13 in connection with prepayment or conversion of any Eurocurrency Loans (including any “Eurocurrency Loans” under the Existing Revolving Credit Agreement) as a result of any prepayment or conversion of Revolving Credit Loans on the Effective Date or the reallocation of the Revolving Credit Loans on the Effective Date described above.

SECTION 10.24     Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.25     Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)     the effects of any Bail-In Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 10.26     Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

As used in this Section 10.26, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XI

GUARANTEE BY KIMCO

SECTION 11.1     Guarantee.

In order to induce the Lenders to extend credit hereunder, Kimco hereby irrevocably and unconditionally guarantees to the Administrative Agent for the benefit of the Lender Parties and the Administrative Agent, as a primary obligor and not merely as a surety, the due and punctual payment of all Obligations of all the Subsidiary Borrowers (collectively, the “Guaranteed Obligations”). Kimco agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligations. Each and every default in payment or performance on any Guaranteed Obligation shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.

SECTION 11.2     Guaranteed Obligations Not Waived.

To the fullest extent permitted by applicable law, Kimco waives presentment to, demand of payment from and protest to any Subsidiary Borrower or to any other guarantor of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of Kimco hereunder shall not be affected by (a) the failure of any Lender Party to assert any claim or demand or to enforce or exercise any right or remedy against the applicable Borrower or any other Loan Party under the provisions of the Loan Documents or otherwise; (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of any Loan Document or any other agreement; (c) the failure or delay of any Lender Party for any reason whatsoever to exercise any right or remedy against any other guarantor of the Obligations; (d) the failure of any Lender Party to assert any claim or demand or to enforce any remedy under any Loan Document, any guarantee or any other agreement or instrument; (e) any default, failure or delay, willful or otherwise, in the performance of any Guaranteed Obligations; (f) any change in the corporate existence or structure of any Borrower; (g) the existence of any claims or set-off rights that Kimco may have; (h) any law, regulation, decree or order of any jurisdiction or any event affecting any term of a guaranteed obligation; or (i) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of Kimco or otherwise operate as a discharge or exoneration of Kimco as a matter of law or equity or which would impair or eliminate any right of Kimco to subrogation.

SECTION 11.3     Guarantee of Payment.

Kimco agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, that such guarantee may be enforced at any time and from time to time, on one or more occasions, during the continuance of any Event of Default, without any prior demand or enforcement in respect of any Guaranteed Obligations, and that Kimco waives any right to require that any resort be had by any Lender Party to any other Guarantor or other guarantee, or to any security held for payment of any Guaranteed Obligations. The solicitation of, or the delivery by Kimco of, any confirmation or reaffirmation of this Agreement under any circumstance shall not give rise to any inference as to the continued effectiveness of this Agreement in any other circumstance in which the confirmation or reaffirmation hereof has not been solicited or has not been delivered (whether or not solicited), and the obligations of Kimco hereunder shall continue in effect as herein provided notwithstanding any solicitation or delivery of any confirmation or reaffirmation hereof, or any failure to solicit or to deliver any such confirmation or reaffirmation, under any circumstances. This is a continuing guaranty of the payment of all Guaranteed Obligations.

SECTION 11.4     No Discharge or Diminishment of Guarantee.

The obligations of Kimco under this guarantee shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Guaranteed Obligations), including any claim of waiver, release, surrender, amendment, modification, alteration or compromise of any of the Guaranteed Obligations or of any collateral security or guarantee or other accommodation in respect thereof, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or any Loan Document or any provision thereof (or of this Agreement or any provision hereof) or otherwise. Without limiting the generality of the foregoing, the obligations of Kimco under this guarantee shall not be discharged or impaired or otherwise affected by any change of location, form or jurisdiction of any Subsidiary Borrower or any other Person, any merger, consolidation or amalgamation of any Subsidiary Borrower or any other Person into or with any other Person, any sale, lease or transfer of any of the assets of any Subsidiary Borrower or any other Person to any other Person, any other change of form, structure, or status under any law in respect of any Subsidiary Borrower or any other Person, or any other occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, that might otherwise constitute a legal or equitable defense, release, exoneration, or discharge or that might otherwise limit recourse against any Subsidiary Borrower or Kimco or any other Person. The obligations of Kimco under this guarantee shall extend to all Guaranteed Obligations without limitation of amount, and Kimco agrees that it shall be obligated to honor its guarantee hereunder whether or not any other Guarantor (i) has been called to honor its guarantee, (ii) has failed to honor its guarantee in whole or in part, or (iii) has been released for any reason whatsoever from its obligations under its guarantee.

SECTION 11.5     Defenses Waived; Maturity of Guaranteed Obligations.

To the fullest extent permitted by applicable law, Kimco waives any defense based on or arising out of any defense of any Subsidiary Borrower or any other guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Subsidiary Borrower, other than the final payment in full in cash of the Guaranteed Obligations. The Lender Parties may, at their election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Subsidiary Borrower or any other Person (including any other Guarantor) or exercise any other right or remedy available to them against such Subsidiary Borrower or any other Person (including any other Guarantor), without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been fully and finally paid in cash. To the fullest extent permitted by applicable law, Kimco waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of Kimco against any Subsidiary Borrower or any other Person, as the case may be, or any security. Kimco agrees that, as between Kimco, on the one hand, and the Lender Parties, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated for the purposes of Kimco’s guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration as to any Subsidiary Borrower in respect of the Guaranteed Obligations guaranteed hereby (other than any notices and cure periods expressly granted to any Subsidiary Borrower in this Agreement or any other Loan Document evidencing or securing the Guaranteed Obligations) and (ii) in the event of any such acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable in full by Kimco for purposes of this Agreement.

SECTION 11.6     Agreement to Pay; Subordination.

In furtherance of the foregoing and not in limitation of any other right that any Lender Party has at law or in equity against Kimco by virtue hereof, upon the failure of any Subsidiary Borrower to pay (after the giving of any required notice and the expiration of any cure period expressly granted to such Subsidiary Borrower in this Agreement or any other Loan Document evidencing any Guaranteed Obligation) any Guaranteed Obligation when and as the same shall become due, whether at maturity, upon mandatory prepayment, by acceleration, after notice of prepayment or otherwise, Kimco hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for the benefit of the Lender Parties, in cash the amount of such unpaid Guaranteed Obligation. Upon payment by Kimco of any sums as provided above, all rights of Kimco against the applicable Subsidiary Borrower or any other Person arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Guaranteed Obligations. In addition, any indebtedness of any Subsidiary Borrower now or hereafter held by Kimco is hereby subordinated in right of payment to the prior payment in full in cash of the Guaranteed Obligations. If any amount shall erroneously be paid to Kimco on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Subsidiary Borrower, such amount shall be held in trust for the benefit of the Lender Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured.

SECTION 11.7     Reinstatement.

Kimco further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by any Lender Party upon the bankruptcy or reorganization of any Subsidiary Borrower or otherwise. Nothing shall discharge or satisfy the liability of Kimco hereunder except the full performance and payment in full in cash of the Guaranteed Obligations.

SECTION 11.8     Information.

Kimco assumes all responsibility for being and keeping itself informed of the Subsidiary Borrowers’ financial condition and assets, and of all other circumstances bearing upon the nature, scope and extent of the risks that Kimco assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any other Lender Party will have any duty to advise Kimco of information now or hereafter known to it or any of them regarding any of the foregoing.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

KIMCO REALTY CORPORATION

By:	/s/ Glenn G. Cohen
Name: Glenn G. Cohen
Title: Executive Vice President, Chief
Financial Officer and Treasurer

[Signature page to Kimco Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender, as an Issuing Lender, and as Administrative Agent

By:	/s/ Paul Choi
Name: Paul Choi
Title: Authorized Signer

[Signature page to Kimco Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as an Issuing Lender

By:	/s/ Matthew Kuhn
Name: Matthew Kuhn
Title: Vice President

[Signature page to Kimco Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender and an Issuing Lender

By:	/s/ Brian Kelly
Name: Brian Kelly
Title: Senior Vice President

[Signature page to Kimco Credit Agreement]

ROYAL BANK OF CANADA, as a Lender and an Issuing Lender

By:	/s/ William Behuniak
Name: William Behuniak
Title: Authorized Signatory

[Signature page to Kimco Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Cheryl Sneor
Name: Cheryl Sneor
Title: Vice President

[Signature page to Kimco Credit Agreement]

BANK OF MONTREAL, CHICAGO BRANCH, as a Lender

By:	/s/ Gwendolyn Gatz
Name: Gwendolyn Gatz
Title: Director

[Signature page to Kimco Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Sean Duggan
Name: Sean Duggan
Title: Vice President

[Signature page to Kimco Credit Agreement]

BNP PARIBAS, as a Lender

By:	/s/ Ade Adedeji
Name: Ade Adedeji
Title: Director

By:	/s/ Karim Remtoula
Name: Karim Remtoula
Title: Vice President

[Signature page to Kimco Credit Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Christopher J. Albano
Name: Christopher J. Albano
Title: Authorized Signatory

[Signature page to Kimco Credit Agreement]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

[Signature page to Kimco Credit Agreement]

REGIONS BANK, as a Lender

By:	/s/ Nicholas R. Frerman
Name: Nicholas R. Frerman
Title: Vice President

[Signature page to Kimco Credit Agreement]

TRUIST BANK, formerly known as Branch Banking and Trust Company, successor by merger to SunTrust Bank as a Lender

By:	/s/ Ryan Almond
Name: Ryan Almond
Title: Director

[Signature page to Kimco Credit Agreement]

TD BANK, N.A., as a Lender

By:	/s/ Brian J. Terry
Name: Brian J. Terry
Title: Senior Vice President

[Signature page to Kimco Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Ajit Goswami
Name: Ajit Goswami
Title: Managing Director & Industry Head

[Signature page to Kimco Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Timothy J. Tillman
Name: Timothy J. Tillman
Title: Senior Vice President

[Signature page to Kimco Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ William O’Daly
Name: William O’Daly
Title: Authorized Signatory

By:	/s/ Andrew Griffin
Name: Andrew Griffin
Title: Authorized Signatory

[Signature page to Kimco Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Marko Lukin
Name: Marko Lukin
Title: Vice President

By:	/s/ Annie Chung
Name: Annie Chung
Title: Director

[Signature page to Kimco Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Alysha Salinger
Name: Alysha Salinger
Title: Authorized Signatory

[Signature page to Kimco Credit Agreement]

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Carol Murray
Name: Carol Murray
Title: Director

[Signature page to Kimco Credit Agreement]

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Darlene Arias
Name: Darlene Arias
Title: Director

By:	/s/ Houssem Daly
Name: Houssem Daly
Title: Associate Director

[Signature page to Kimco Credit Agreement]

ASSOCIATED BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mitchell Vega
Name: Mitchell Vega
Title: Vice President

[Signature page to Kimco Credit Agreement]

EXHIBIT A

TO CREDIT AGREEMENT

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which (and any other Loan Documents requested by Assignee) is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including participations in Letters of Credit and unreimbursed Letter of Credit disbursements held by the Assignor on the date hereof) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	Kimco Realty Corporation, and any Subsidiary Borrowers under the Credit Agreement

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The $2,000,000,000 Amended and Restated Credit Agreement dated as of February 27, 2020 among Kimco Realty Corporation, the Subsidiary Borrowers party thereto, the Lenders and Issuing Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto, as amended from time to time

_____________________________

1 Select as applicable.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
Tranche A Commitment	[$]	[$]	%
Tranche B Commitment	[$]	[$]	%
Revolving Commitment	[$]	[$]	%

Effective Date: __________ ____, 20____ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee (in the case of an Assignee that is not a Lender) agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

_____________________________

2 Revolving Credit (includes participations in Letters of Credit) / Competitive Loans

3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR] By:_______________________________________ Name: Title:
ASSIGNEE [NAME OF ASSIGNEE] By:_______________________________________ Name: Title

[Consented to and][4] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Issuing Lender By:_______________________________________ Name: Title
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Issuing Lender By:_______________________________________ Name: Title
PNC BANK, NATIONAL ASSOCIATION, as Issuing Lender By:_______________________________________ Name: Title
ROYAL BANK OF CANADA, as Issuing Lender By:_______________________________________ Name: Title

4 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to: ][5] KIMCO REALTY CORPORATION By:_______________________________________ Name: Title

5 To be added only if the consent of Kimco is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1.     Representations and Warranties.

1.1     Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.     Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date specified in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements [referred to in Section 4.1 thereof] [delivered pursuant to Sections 6.1 and 6.2 thereof as applicable,]6 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including, without limitation, pursuant to Section 2.12(d) thereof), duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.     Payments. From and after the aforesaid Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding such Effective Date and to the Assignee for amounts which have accrued from and after such Effective Date.

3.     General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by any electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

6 Select as applicable.

EXHIBIT B-1
TO CREDIT AGREEMENT

[FORM OF]

REVOLVING CREDIT NOTE

New York, New York
_______________, ____, 20____

FOR VALUE RECEIVED, the undersigned, Kimco Realty Corporation, a Maryland corporation (the “Borrower”), hereby unconditionally promises to pay to the order of ______________ (the “Lender”) at the office of JPMorgan Chase Bank, N.A., located at 10 South Dearborn St., 7th Floor, Chicago, Illinois 60603 (or at such other address as the Administrative Agent may hereafter specify by notice to the Borrower), in immediately available funds, on the date or dates specified in the Credit Agreement referred to below, the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to Section 2.2 of the Credit Agreement. All payments due to the Lender hereunder shall be made to the Lender at the place, in the currency and in the manner specified in such Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.6 of such Credit Agreement.

The holder of this Note is authorized to record on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type, currency and amount of each Revolving Credit Loan made pursuant to the Credit Agreement, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurocurrency Loans, the length of each Interest Period with respect thereto and, in the case of Money Market Loans, the Money Market Loan Maturity Date with respect thereto. Each such recordation shall constitute prima facie evidence of the accuracy of the information endorsed, provided that the failure of the holder of this Note to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of such Revolving Credit Loan.

This Note (a) is one of the Revolving Credit Notes referred to in the Amended and Restated Credit Agreement dated as of February 27, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Kimco Realty Corporation, a Maryland corporation, the Subsidiary Borrowers from time to time party thereto, the several banks, financial institutions and other entities from time to time party thereto (collectively, the “Lenders”), the Issuing Lender party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional prepayment in whole or in part as provided in the Credit Agreement. This Note is guaranteed as provided in the Credit Agreement and the Subsidiary Guarantees, if any.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

[Remainder of page intentionally left blank]

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

KIMCO REALTY CORPORATION By: Name: Title:

REVOLVING CREDIT NOTE

Schedule A
To Revolving Credit Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS (ALL IN U.S. DOLLARS)

Date	Tranche A or Tranche B	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurocurrency Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Schedule B
To Revolving Credit Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF
CANADIAN PRIME RATE LOANS (ALL IN CANADIAN DOLLARS)

Date	Amount of Canadian Prime Rate Loans	Amount Converted to Canadian Prime Rate Loans	Amount of Principal of Canadian Prime Rate Loans Repaid	Amount of Canadian Prime Rate Loans Converted to Eurocurrency Loans	Unpaid Principal Balance of Canadian Prime Rate Loans	Notation Made By

Schedule C
To Revolving Credit Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EUROCURRENCY LOANS

Date	Tranche A or Tranche B	Currency and Amount of Eurocurrency Loans	Amount Converted to or Continued as Eurocurrency Loans	Interest Period and Eurocurrency Rate with Respect Thereto	Amount of Principal of Eurocurrency Loans Repaid	Amount of Eurocurrency Loans Converted to ABR Loans	Unpaid Principal Balance of Eurocurrency Loans	Notation Made By

Schedule D
To Revolving Credit Note

LOANS AND REPAYMENTS OF MONEY MARKET LOANS (ALL IN U.S. DOLLARS)

Date	Amount of Money Market Loans	Money Market Loan Maturity Date	Amount of Principal of Money Market Loans Repaid	Unpaid Principal Balance of Money Market Loans	Notation Made By

EXHIBIT B-2

TO CREDIT AGREEMENT

[FORM OF]

COMPETITIVE LOAN NOTE

New York, New York
_______________ _____, 20____

FOR VALUE RECEIVED, KIMCO REALTY CORPORATION, a Maryland corporation (“Kimco”), hereby unconditionally promises to pay to the order of __________ (the “Lender”) at the office of JPMorgan Chase Bank, N.A., located at 10 South Dearborn St., 7th Floor, Chicago, Illinois 60603 (or such other address as the Administrative Agent may hereafter specify by notice to Kimco), in immediately available funds, on the date or dates specified in the Credit Agreement referred to below, the aggregate unpaid principal amount of all Competitive Loans made by the Lender to Kimco pursuant to Section 2.1 of the Credit Agreement. All payments due to the Lender hereunder shall be made to the Lender at the place, in the currency and in the manner specified in such Credit Agreement. Kimco further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.6 of such Credit Agreement.

The holder of this Note is authorized to record on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Competitive Loan made by the Lender to Kimco, and the date and amount of each payment or prepayment of principal thereof. Each such recordation shall constitute prima facie evidence of the accuracy of the information endorsed, provided that the failure of the holder of this Note to make any such endorsement or any error in any such endorsement shall not affect the obligations of Kimco in respect of such Competitive Loan.

This Note (a) is one of the Competitive Notes referred to in the Amended and Restated Credit Agreement dated as of February 27, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Kimco, the Subsidiary Borrowers from time to time party thereto, the several banks, financial institutions and other entities from time to time party thereto (collectively, the “Lenders”), the Issuing Lender party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto, (b) is subject to the provisions of the Credit Agreement, (c) is subject to optional prepayments of Competitive Loans upon the terms and conditions specified therein and (d) evidences Competitive Loans made by the Lender thereunder. This Note is guaranteed as provided in the Subsidiary Guarantees, if any.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now or hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

[Remainder of page intentionally left blank]

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

KIMCO REALTY CORPORATION By: Name: Title:

COMPETITIVE LOAN NOTE

SCHEDULE OF COMPETITIVE LOANS

This Note evidences Competitive Loans made under the within-described Credit Agreement to Kimco, on the dates, in the principal amounts, of the Types, bearing interest at the rates and maturing on the dates set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Type of Loan	Interest Rate	Maturity Date of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made by

EXHIBIT C
TO CREDIT AGREEMENT

[FORM OF] SUBSIDIARY GUARANTEE

SUBSIDIARY GUARANTEE, dated as of [____________], 20_ (as amended, supplemented or otherwise modified from time to time, this “Subsidiary Guarantee”), made by each of the subsidiaries of KIMCO REALTY CORPORATION (“Kimco”) that are signatories hereto (the “Subsidiary Guarantors”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the several banks, financial institutions and other entities from time to time party to the Amended and Restated Credit Agreement (the “Lenders”), dated as of February 27, 2020 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kimco, the Subsidiaries of Kimco from time to time party thereto (the “Subsidiary Borrowers”; together with Kimco, the “Borrowers”), the Lenders, the Issuing Lender party thereto, the Administrative Agent, and the other agents party thereto.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders and the Issuing Lender, as the case may be, have severally agreed to make Revolving Credit Loans to, and to issue or participate in Letters of Credit for the account of, the Borrowers, and may make Competitive Loans to Kimco, upon the terms and subject to the conditions set forth therein (the “Extensions of Credit”);

WHEREAS, Kimco owns directly or indirectly all or a portion of the issued and outstanding Capital Stock of each Subsidiary Guarantor;

WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the Borrowers to make valuable transfers to each Subsidiary Guarantor in connection with the operation of its business; and

WHEREAS, the Borrowers and the Subsidiary Guarantors are engaged in related businesses, and each Subsidiary Guarantor will derive substantial direct and indirect benefit from the making of and/or the availability of the Extensions of Credit;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Issuing Lender and the Lenders to enter into the Credit Agreement and to induce the Lenders and the Issuing Lender, as the case may be, to make their respective Revolving Credit Loans and Competitive Loans to, and to issue or participate in Letters of Credit for the account of, the Borrowers under the Credit Agreement, the Subsidiary Guarantors hereby agree with the Administrative Agent, for the ratable benefit of the Administrative Agent, the Lenders and the Issuing Lender, as follows:

1.     Defined Terms. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b)     As used herein, “Obligations” means the collective reference to the unpaid principal of and interest on the Competitive Loans, the Revolving Credit Loans, the Notes, the Reimbursement Obligations and all other obligations and liabilities of the Borrowers to the Administrative Agent, the Issuing Lender or the Lenders (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Competitive Loans, Revolving Credit Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, the other Loan Documents, the Letters of Credit or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise and whether prejudgment or post-judgment (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Issuing Lender or the Lenders that are required to be paid by the Borrowers pursuant to the terms of the Credit Agreement or any other Loan Document).

(c)     The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Subsidiary Guarantee shall refer to this Subsidiary Guarantee as a whole and not to any particular provision of this Subsidiary Guarantee, and section references are to this Subsidiary Guarantee unless otherwise specified.

(d)     The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.     Subsidiary Guarantee. (a) Subject to the provisions of Section 2(b), each Subsidiary Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Administrative Agent, the Lenders and the Issuing Lender and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b)     Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Subsidiary Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Subsidiary Guarantor under applicable federal and state laws relating to the insolvency of debtors.

(c)     Each Subsidiary Guarantor further agrees to pay any and all expenses (whether prejudgment or post-judgment and including, without limitation, all fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent, the Issuing Lender or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Subsidiary Guarantor under this Subsidiary Guarantee. This Subsidiary Guarantee shall remain in full force and effect until the Obligations are paid in full in cash, the Commitments are terminated and no Letters of Credit shall be outstanding, notwithstanding that from time to time prior thereto the Borrowers or any of them may be free from any Obligations.

(d)     Each Subsidiary Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Subsidiary Guarantor hereunder without impairing this Subsidiary Guarantee or affecting the rights and remedies of the Administrative Agent, the Issuing Lender or any Lender hereunder.

(e)     No payment or payments made by any Borrower, any of the Subsidiary Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent, the Issuing Lender or any Lender from any Borrower, any of the Subsidiary Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Subsidiary Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by such Subsidiary Guarantor in respect of the Obligations or payments received or collected from such Subsidiary Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Subsidiary Guarantor hereunder until the Obligations are paid in full in cash, the Commitments are terminated and no Letters of Credit shall be outstanding.

(f)     Each Subsidiary Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent, the Issuing Lender or any Lender on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Subsidiary Guarantee for such purpose.

3.     Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder who has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 5 hereof. The provisions of this Section 3 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the Issuing Lender and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the Issuing Lender and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

4.     Right of Set-off. If an Event of Default shall have occurred and be continuing, the Administrative Agent, the Issuing Lender and each Lender are hereby authorized, without notice to such Subsidiary Guarantor or any other Subsidiary Guarantor, any such notice being expressly waived by each Subsidiary Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent, the Issuing Lender or such Lender to or for the credit or the account of such Subsidiary Guarantor, or any part thereof, in such amounts as the Administrative Agent, the Issuing Lender or such Lender may elect, against and on account of the obligations and liabilities of such Subsidiary Guarantor to the Administrative Agent, the Issuing Lender or such Lender hereunder and claims of every nature and description of the Administrative Agent, the Issuing Lender or such Lender against such Subsidiary Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, any Note, any other Loan Documents or otherwise, as the Administrative Agent, the Issuing Lender or such Lender may elect, whether or not the Administrative Agent, the Issuing Lender or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent, the Issuing Lender and each Lender shall notify such Subsidiary Guarantor promptly of any such set-off and the application made by the Administrative Agent, the Issuing Lender or such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent, the Issuing Lender and each Lender under this Section 4 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent, the Issuing Lender or such Lender may have.

5.     No Subrogation. Notwithstanding any payment or payments made by any of the Subsidiary Guarantors hereunder or any set-off or application of funds of any of the Subsidiary Guarantors by the Administrative Agent, the Issuing Lender or any Lender, no Subsidiary Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent, the Issuing Lender or any Lender against any Borrower or any other Subsidiary Guarantor or guarantee or right of offset held by the Issuing Lender or any Lender for the payment of the Obligations, nor shall any Subsidiary Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower or any other Subsidiary Guarantor in respect of payments made by such Subsidiary Guarantor hereunder, until all amounts owing to the Administrative Agent, the Issuing Lender and the Lenders by the Borrowers on account of the Obligations are paid in full in cash, the Commitments are terminated and no Letter of Credit remains outstanding. If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full in cash, such amount shall be held by such Subsidiary Guarantor in trust for the Administrative Agent, the Issuing Lender and the Lenders, shall be segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Administrative Agent in the exact form received by such Subsidiary Guarantor (duly indorsed by such Subsidiary Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

6.     Amendments, etc. with respect to the Obligations; Waiver of Rights. Each Subsidiary Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Subsidiary Guarantor and without notice to or further assent by any Subsidiary Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent, the Issuing Lender or any Lender may be rescinded by such party and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, the Issuing Lender or any Lender, and the Credit Agreement, the Notes and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent, the Issuing Lender, all of the Lenders and/or the Required Lenders, as the case may be, may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent, the Issuing Lender or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. When making any demand hereunder against any of the Subsidiary Guarantors, the Administrative Agent, the Issuing Lender or any Lender may, but shall be under no obligation to, make a similar demand on the Borrowers or any other Subsidiary Guarantor or guarantor, and any failure by the Administrative Agent, the Issuing Lender or any Lender to make any such demand or to collect any payments from the Borrowers or any such other Subsidiary Guarantor or guarantor or any release of any Borrower or such other Subsidiary Guarantor or guarantor shall not relieve any of the Subsidiary Guarantors in respect of which a demand or collection is not made or any of the Subsidiary Guarantors not so released of their joint and several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent, the Issuing Lender or any Lender against any of the Subsidiary Guarantors. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.

7.     Guarantee Absolute and Unconditional. Each Subsidiary Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent, the Issuing Lender or any Lender upon this Subsidiary Guarantee or acceptance of this Subsidiary Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Subsidiary Guarantee; and all dealings between the Borrowers and any of the Subsidiary Guarantors, on the one hand, and the Administrative Agent, the Issuing Lender and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Subsidiary Guarantee. Each Subsidiary Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrowers or any of the Subsidiary Guarantors with respect to the Obligations. Each Subsidiary Guarantor understands and agrees that this Subsidiary Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any Note or any other Loan Document, any of the Obligations or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent, the Issuing Lender or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower or any Subsidiary Guarantor or other obligor in respect of any of the Obligations against the Administrative Agent, the Issuing Lender or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers or such Subsidiary Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower for the Obligations, or of such Subsidiary Guarantor under this Subsidiary Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Subsidiary Guarantor, the Administrative Agent, the Issuing Lender and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Borrower or any other Person or against any guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent, the Issuing Lender or any Lender to pursue such other rights or remedies or to collect any payments from any Borrower or any such other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of any Borrower or any such other Person or any guarantee or right of offset, shall not relieve such Subsidiary Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent, the Issuing Lender and the Lenders against such Subsidiary Guarantor. This Subsidiary Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Subsidiary Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent, the Issuing Lender and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of each Subsidiary Guarantor under this Subsidiary Guarantee shall have been satisfied by payment in full in cash, the Commitments shall be terminated and no Letter of Credit remains outstanding, notwithstanding that from time to time during the term of the Credit Agreement the Borrowers may be free from any Obligations.

8.     Reinstatement. Notwithstanding anything to the contrary in this Subsidiary Guarantee, this Subsidiary Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent, the Issuing Lender or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

9.     Payments. Each Subsidiary Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim, in the currency of the applicable Obligation, at the office of the Administrative Agent located at 10 South Dearborn St., 7th Floor, Chicago, Illinois 60603 or to such other office as the Administrative Agent may hereafter specify by notice to such Subsidiary Guarantor.

10.     Representations and Warranties; Covenants. (a) Each Subsidiary Guarantor hereby represents and warrants that (i) the Baseline Conditions relating to it are satisfied in all material respects on and as of the date hereof; and (ii) it is a Wholly Owned Subsidiary; provided that each reference in any representation and warranty to any Borrower’s knowledge shall, for the purposes of this paragraph (a), be deemed to be a reference to such Subsidiary Guarantor’s knowledge.

(b)     Each Subsidiary Guarantor hereby covenants and agrees with the Administrative Agent, the Issuing Lender and each Lender that, from and after the date of this Subsidiary Guarantee until the Obligations are paid in full in cash, no Letter of Credit remains outstanding and the Commitments are terminated, such Subsidiary Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Articles VI or VII of the Credit Agreement, and so that no Default or Event of Default, is caused by any act or failure to act of such Subsidiary Guarantor or any of its Subsidiaries.

11.     Authority of Agent. Each Subsidiary Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Subsidiary Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Subsidiary Guarantee shall, as between the Administrative Agent, the Issuing Lender and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and such Subsidiary Guarantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Issuing Lender and the Lenders with full and valid authority so to act or refrain from acting, and no Subsidiary Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

12.     Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Subsidiary Guarantor shall be addressed to such Subsidiary Guarantor at the notice address set forth under its signature below.

13.     Counterparts. This Subsidiary Guarantee may be executed by one or more of the Subsidiary Guarantors on any number of separate counterparts, each of which shall constitute an original, but all of which when taken together shall be deemed to constitute one and the same instrument. A set of the counterparts of this Subsidiary Guarantee signed by all the Subsidiary Guarantors shall be lodged with the Administrative Agent. Delivery of an executed counterpart of a signature page of this Subsidiary Guarantee by any electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Subsidiary Guarantee.

14.     Severability. Any provision of this Subsidiary Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.     Integration. This Subsidiary Guarantee represents the entire agreement of each Subsidiary Guarantor with respect to the subject matter hereof and there are no promises or representations by the Administrative Agent, the Issuing Lender or any Lender relative to the subject matter hereof not reflected herein.

16.     Amendments in Writing; No Novation; No Waiver; Cumulative Remedies. (a) None of the terms or provisions of this Subsidiary Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Subsidiary Guarantor(s) and the Administrative Agent in accordance with Section 10.1 of the Credit Agreement.

(b)     Neither the Administrative Agent, nor the Issuing Lender, nor any Lender shall by any act (except by a written instrument pursuant to Section 16(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, the Issuing Lender or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent, the Issuing Lender or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent, the Issuing Lender or such Lender would otherwise have on any future occasion.

(c)     The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

17.     Section Headings. The section headings used in this Subsidiary Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

18.     Successors and Assigns. This Subsidiary Guarantee shall be binding upon the respective successors and assigns of each Subsidiary Guarantor and shall inure to the benefit of the Administrative Agent, the Issuing Lender and the Lenders and their respective successors and assigns, except that no Subsidiary Guarantor may assign, transfer or delegate any of its rights or obligations under this Subsidiary Guarantee without the prior written consent of each Lender, and any such assignment or transfer without such consent shall be null and void.

19.     Governing Law. This Subsidiary Guarantee shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

20.     Submission To Jurisdiction; Waivers. Each Subsidiary Guarantor hereby irrevocably and unconditionally:

(a)     submits for itself and its property in any legal action or proceeding relating to this Subsidiary Guarantee and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)     consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)     agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, at its address set forth under its signature below;

(d)     agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)     waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 20 any special, exemplary, punitive or consequential damages.

21.     WAIVERS OF JURY TRIAL. EACH SUBSIDIARY GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

[Execution Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Subsidiary Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

[Insert name of Subsidiary Guarantor] By: Name: Title:
Address for Notices for all Subsidiary Guarantors: Kimco Realty Corporation 500 North Broadway, Suite 201 Jericho, New York 11753 Attn: Glenn G. Cohen Tel: (516) 869-9000 Fax: (516) 869-2572

EXECUTION PAGE TO SUBSIDIARY GUARANTEE

EXHIBIT E
TO CREDIT AGREEMENT

[FORM OF]

CLOSING CERTIFICATE

OF

KIMCO REALTY CORPORATION

Pursuant to Section 5.1(i) of the Amended and Restated Credit Agreement, dated as of February 27, 2020 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among KIMCO REALTY CORPORATION (“Kimco”), the Subsidiaries of Kimco from time to time party thereto (collectively, the “Subsidiary Borrowers”; together with Kimco, the “Borrowers”), the several banks, financial institutions and other entities from time to time party thereto (collectively, the “Lenders”), the Issuing Lender party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders thereunder, and the other agents party thereto:

The undersigned Executive Vice President, Chief Financial Officer and Treasurer of Kimco Realty Corporation (the “Certifying Loan Party”) hereby certifies as follows:

1.     Each of the conditions set forth in Sections 5.1 and 5.2 of the Credit Agreement have been satisfied.

2.     The representations and warranties of the Certifying Loan Party set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Certifying Loan Party pursuant to or in connection with any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date;

3.     No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Kimco, threatened by or against Kimco or any of its Subsidiaries or against any of its or their respective properties or revenues which could reasonably be expected to have a Material Adverse Effect.

4.     No Default or Event of Default has occurred and is continuing as of the date hereof or shall have occurred and be continuing as of the date hereof or after giving effect to any Competitive Loans or Revolving Credit Loans to be made on the date hereof and/or after the issuance of any Letters of Credit pursuant to the Credit Agreement to be issued on the date hereof;

5.     [Kathleen M. Gazerro] is the duly elected and qualified Assistant Secretary of the Certifying Loan Party and the signature set forth for such officer below is such officer’s true and genuine signature;

and the undersigned Assistant Secretary of the Certifying Loan Party hereby certifies as follows:

6.     There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Certifying Loan Party, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Certifying Loan Party after the date hereof;

7.     The Certifying Loan Party is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization;

8.     Attached hereto as Annex 1 is a correct and complete copy of resolutions duly adopted by the Board of Directors of the Certifying Loan Party on [__________] (the “Resolutions”) authorizing (i) the execution, delivery and performance of the Loan Documents to which it is a party and (ii) the transactions (including the obtaining of extensions of credit under the Credit Agreement) contemplated by the Loan Documents to which it is a party; such Resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; and such Resolutions are the only corporate proceedings of the Certifying Loan Party now in force relating to or affecting the matters referred to therein; attached hereto as Annex 2 is a correct and complete copy of the By-Laws of the Certifying Loan Party as in effect on the date hereof and on the date immediately prior to the date that the Resolutions were adopted, and such By-Laws have not been amended, repealed, modified or restated; attached hereto as Annex 3 is a correct and complete copy of the Certificate of Incorporation of the Certifying Loan Party as in effect on the date hereof and on the date immediately prior to the date that the Resolutions were adopted, and such certificate has not been amended, repealed, modified or restated; and attached hereto as Annex 4 is a good standing certificate dated as of [__________], 2020 from the jurisdiction of organization of the Certifying Loan Party; and

9.     The following persons are now duly elected and qualified officers of the Certifying Loan Party holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver, on behalf of the Certifying Loan Party, each of the Loan Documents to which it is a party, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Loan Party any certificate or other document to be delivered by the Certifying Loan Party pursuant to the Loan Documents to which it is a party:

Name	Office	Signature
[Glenn G. Cohen]	[Executive Vice President, Chief Financial Officer and Treasurer]
[Kathleen M. Gazerro]	[Assistant Secretary]

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:[Glenn G. Cohen] Title:[Executive Vice President, Chief Financial Officer and Treasurer]	Name:[Kathleen M. Gazerro] Title:[Assistant Secretary]
Date:February ___, 2020

Annex 1
To Closing Certificate

Resolutions

Annex 2
To Closing Certificate

By-Laws

Annex 3
To Closing Certificate

Certificate of Incorporation

Annex 4
To Closing Certificate

Good Standing Certificate

EXHIBIT F
TO CREDIT AGREEMENT

FORM OF
COMPLIANCE CERTIFICATE

For the Fiscal Quarter ended

For the Fiscal Year ended

This Compliance Certificate is furnished pursuant to Section 6.2(b) of the $2,000,000,000 Amended and Restated Credit Agreement dated as of February 27, 2020 (the “Credit Agreement”), among KIMCO REALTY CORPORATION (“Kimco”), the Subsidiary Borrowers from Time to Time Party thereto, the Several Lenders from Time to Time Party thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and the other agents party thereto. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The undersigned Responsible Officer of Kimco hereby certifies as follows:

(1) The financial statements referred to in Section 6.1(a) or 6.1(b), as the case may be, of the Credit Agreement which are delivered concurrently with the delivery of this Compliance Certificate are complete and correct in all material respects and have been prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods except as approved by the accountants performing the audit in connection therewith or the undersigned, as the case may be, and disclosed therein.

(2) The covenants listed below are calculated with respect to the period of four consecutive fiscal quarters of Kimco ended on the date set forth above.

(Amounts presented in 000’s except ratios)

1	Total Indebtedness Ratio (Section 7.1(a))

(a) Total Indebtedness

(i) Principal amount of all Indebtedness of Kimco, its Wholly Owned Subsidiaries, and any other Consolidated Entity

Exclusion

(ii) Amount of (i) that matures within 24 months

(iii) Unrestricted cash held by Kimco and Consolidated entities

(iv) Amount by which (iii) exceeds $35,000,000

(v) Exclusion = lesser of (ii) and (iv)

(vi) Total Indebtedness (for purposes of ratio) = (i) minus (v)

(b) Gross Asset Value

Start by calculating Total EBITDA: 1 +/- 2 = 3

1. Consolidated Net Income

2. Adjustments to Consolidated Net Income

add back:

A. Depreciation and Amortization

B. Losses on extraordinary items

C. Losses on sales of operating real estate

D. Losses on early extinguishment of debt

E. Noncash impairments

F. Losses on investments in marketable securities

G. Provisions for income taxes

H. EBITDA adjustment of Unconsolidated Entities

I. Acquisition costs

J. Total interest expense

and subtract:

A. Gain on extraordinary items

B. Gain on sale of operating real estate

C. Gain on early extinguishment of debt

D. Gains on investments in marketable securities

E. Benefits for income taxes

Net Adjustments to Consolidated Net Income

(i) 3. Total EBITDA = Consolidated Net Income +/- Net Adjustments

(ii) Management fee income included in Total EBITDA

(iii) Other income included in Total EBITDA not attributable to Properties

(iv) Sum of (ii) and (iii)

(v) 15% of Total EBITDA above

(vi) Amount by which (iv) exceeds (v)

(vii) Replacement reserves of $.15 per year per square foot of gross leasable area (pro rated for the applicable period)

(viii) Straight lining adjustment

(ix) EBITDA of the Unconsolidated Entities

(x) Income from mezzanine and mortgage loan receivables

(xi) Dividend and interest income from marketable securities

(xii) EBITDA of Properties acquired within last 24 months

(xiii) Total Adjusted EBITDA = (i) minus (vi) minus (vii) minus (viii) minus (ix) minus (x) minus (xi) minus (xii)

(xiv) (Reserved)

(xv) Capitalized annualized Total Adjusted EBITDA = Line (xiii) divided by (1) 0.0600 for the multifamily component and (2) 0.0625 for all other components

(xvi) Unrestricted Cash and Cash Equivalents

(xvii) Land and development projects of Kimco and Consolidated Entities, at lower of cost or book value

(xviii) Mezzanine and mortgage loan receivables of Kimco and Consolidated Entities, at lower of cost or market

(xix) (Reserved)

(xx) Marketable securities held by Kimco and Consolidated Entities, as valued on Kimco’s consolidated financial statements

(xxi) Kimco’s investment in and advances to Unconsolidated Entities

(xxii) 100% of the bona fide purchase price of Properties acquired within last 24 months

(xxiii) SUBTOTAL: Gross Asset Value = (xv) plus (xvi) plus (xvii) plus (xviii) plus (xix) plus (xx) plus (xxi) plus (xxii) (subject to Adjustments, if any)

Adjustment to reduce Gross Asset Value by amount of Exclusion from Total Indebtedness

Adjustment to limit (xxi) to 30% of Gross Asset Value

Adjustment to limit sum of (xvii) plus (xviii) (other than mortgage loan receivables, at lower of cost or market) plus (xxi) to 40% of Gross Asset Value

Adjustment so no more than 30% of Gross Asset Value is attributable to assets located outside United States and Puerto Rico or to assets owned by Entities not organized in and not having principal offices in the United States or Puerto Rico

(xxiv) Gross Asset Value (after Adjustments)

TOTAL INDEBTEDNESS RATIO (a)/(b)

Must be less than or equal to: 0.60 (or 0.65 for a period not to exceed four (4) consecutive fiscal quarters in the event that during the applicable period Kimco or one of the Consolidated Entities has incurred Indebtedness in connection with Major Acquisitions)

2	Total Priority Indebtedness Ratio (Section 7.1(b))

(a) Total Priority Indebtedness

(i) Indebtedness of Kimco and Consolidated Entities, secured by their respective assets

(ii) Unsecured third party Indebtedness of the Consolidated Entities other than to Kimco or any Consolidated Entity (excluding any unsecured debt unconditionally guaranteed by Kimco)

(iii) Sum of (i) and (ii)

Exclusion

(iv) Amount of (i) and (ii) that matures within 24 months

(v) Unrestricted cash held by Kimco and Consolidated Entities

(vi) Amount by which (v) exceeds $35,000,000

(vii) Exclusion = lesser of (iv) and (vi)

(viii) Total Priority Indebtedness (for purposes of ratio) = (iii) minus (vii)

(b) Gross Asset Value

(i) SUBTOTAL: Gross Asset Value (Total Indebtedness ratio calculation) (subject to Adjustments, if any)

Adjustment to reduce Gross Asset Value by amount of Exclusion from Total Priority Indebtedness

Adjustment to limit (xxi) to 30% of Gross Asset Value

Adjustment to limit sum of (xvii) plus (xviii) (other than mortgage loan receivables, at lower of cost or market) plus (xxi) to 40% of Gross Asset Value

Adjustment so no more than 30% of Gross Asset Value is attributable to assets located outside United States and Puerto Rico or to assets owned by Entities not organized in and not having principal offices in the United States or Puerto Rico

(ii) Gross Asset Value (after Adjustments)

TOTAL PRIORITY INDEBTEDNESS RATIO (a)/(b):
Must be less than or equal to: 0.35

3	Minimum Unsecured Interest Coverage Ratio (Section 7.1(e))

(a) Property NOI of Unencumbered Properties

(v) Property Gross Revenues

(w) Property Operating Expenses

(x) management fee reserve of 3% of Property Gross Revenues

(y) replacement reserve @ $.15 per square foot, per annum of GLA

(z) Unencumbered Property NOI = (v) - (w) - (x) - (y)

(b) 75% of management fee revenues in respect of properties owned by Unconsolidated Entities

(c) Dividends and interest on marketable securities

(d) Income from mezzanine and mortgage loan receivables

(e) Unencumbered Assets NOI = (a) plus (b) plus (c) plus (d), subject to the following adjustment:

Adjustment so no more than 30% of Unencumbered Assets NOI is attributable to assets located outside United States and Puerto Rico, or to Entities not organized in and not having principal offices in the United States or Puerto Rico, management fee revenues earned in respect of properties owned by any Unconsolidated Entity, and dividend and interest income from unencumbered mezzanine loan receivables

(f) Unencumbered Assets NOI

(g) Total Unsecured Interest Expense (actual interest expense (accrued, paid, or capitalized) on all Unsecured Debt of Kimco or any Consolidated Entity, but excluding (i) non-cash interest expense with respect to convertible debt, (ii) amortization of above/below-market debt amounts and of deferred financing costs and (iii) facility fees attributable to the unused portion of the Revolving Credit Facility and (iv) prepayment penalties)

RATIO OF UNENCUMBERED ASSETS NOI TO TOTAL UNSECURED INTEREST EXPENSE (f)/(g)

Must be greater than or equal to: 1.75:1.00

4	Fixed Charge Coverage Ratio (Section 7.1(f))

Total Adjusted EBITDA (as used in Fixed Charge Ratio calculation)

(a) Total Adjusted EBITDA (from prior page)

Add back:

(b) Income from mezzanine and mortgage loan receivables

(c) Dividend and interest income from marketable securities

(d) EBITDA of Properties acquired within last 24 months

(e) Cash flow distributions from Unconsolidated Entities over past 12 months

(f) Fixed Charge Total Adjusted EBITDA = (a) plus (b) plus (c) plus (d) plus

Total Debt Service

(g) Total Adjusted Interest Expense (actual interest expense (accrued, paid, capitalized, and reduced by forgiven accrued amounts) of Kimco and the Consolidated Entities but excluding (i) non-cash interest expense with respect to convertible debt, (ii) amortization of above/below-market debt amounts and of deferred financing costs, (iii) facility fees attributable to the unused portion of the Revolving Credit Facility, and (iv) prepayment penalties)

(h) scheduled principal amortization for Kimco and Consolidated Entities (excluding optional prepayments, balloon payments due at maturity, and non-cash interest on convertible debt, (excluding optional prepayments, balloon payments due at maturity, and non-cash interest on convertible debt and provided that the amount of any scheduled principal debt amortization payment paid during the Test Period with respect to Indebtedness related to a property acquired during such Test Period shall be limited in proportion to the fraction of such Test Period during which Kimco or another Consolidated Entity owned such property or had assumed such Indebtedness as applicable)

(i) Preferred stock dividends

(j) Total Debt Service = Total of (g), (h) and (i)

FIXED CHARGE COVERAGE RATIO: (f)/(j)

Must be greater than or equal to: 1.50:1.00

(3) To the best of such Responsible Officer’s knowledge, the Borrower and each of the other Loan Parties has, during the period referred to above, observed or performed all of its covenants and other agreements, and satisfied every condition contained in the Credit Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and as of the date hereof such Responsible Officer has obtained no knowledge of any Default or Event of Default except as follows:  NONE.

IN WITNESS WHEREOF, I have hereto set my name.

Name: Glenn G. Cohen
Title: Executive Vice President, Chief Financial
Officer and Treasurer

EXHIBIT G
TO CREDIT AGREEMENT

[FORM OF]
ADHERENCE AGREEMENT TO CREDIT AGREEMENT

ADHERENCE AGREEMENT (this “Agreement”) dated as of ____by _____, a _____, which is a new Subsidiary Borrower (the “New Borrower”), and Kimco Realty Corporation, a Maryland corporation, the direct or indirect parent of the New Borrower (“Kimco”), in favor of JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders.

Reference is made to the Amended and Restated Credit Agreement dated as of February 27, 2020 among Kimco, the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto, the Issuing Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto (as amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”). Terms used herein as defined terms and not otherwise defined herein shall have the meanings given thereto in the Credit Agreement.

Section 10.10 of the Credit Agreement provides that, subject to certain conditions, the undersigned New Borrower may become a party to, and a “Borrower” under, the Credit Agreement by entering into an agreement in the form of this Agreement.

Accordingly, and for other good and lawful consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.     In accordance with Section 10.10 of the Credit Agreement, the New Borrower by its signature below becomes a “Borrower” under the Credit Agreement with the same force and effect as if originally named therein as a Borrower. The New Borrower hereby agrees to all of the terms and provisions of the Credit Agreement applicable to it as a Subsidiary Borrower thereunder. Hereafter, each reference to a “Borrower” in the Credit Agreement shall be deemed to include the New Borrower. The Credit Agreement is hereby incorporated herein by reference.

2.     The New Borrower represents and warrants to the Administrative Agent and the Lenders that (a) this Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law); (b) no Event of Default has occurred and is continuing immediately after giving effect to the execution and delivery of this Agreement; (c) the Baseline Conditions relating to it are satisfied in all material respects on and as of the date hereof; and (d) it is a Wholly Owned Subsidiary.

3.     This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute but one agreement. This Agreement shall become effective when the Administrative Agent shall have received counterparts of this Agreement that bear the signatures of the New Borrower and Kimco. Delivery of an executed counterpart of a signature page of this Agreement by any electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

4.     The New Borrower agrees to furnish to the Administrative Agent such information as the Administrative Agent or any Lender shall reasonably request in connection with the New Borrower.

5.     Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

6.     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7.     If any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in any other Loan Document shall not in any way be affected or impaired. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.     All communications and notices hereunder shall be in writing and given as provided in Section 10.2 of the Credit Agreement. All communications and notices hereunder to the New Borrower shall be given to it at the address set forth under its signature hereto.

9.     Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by all of the Borrowers at the time thereof and the Administrative Agent.

10.     The New Borrower agrees to reimburse the Administrative Agent for its expenses incurred in connection with this Agreement, including the reasonable fees, other charges and disbursements of counsel.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Adherence Agreement to be duly executed and delivered as of the day and year first above written.

[NEW BORROWER] By: Name: Title:
Address:
KIMCO REALTY CORPORATION, a Maryland corporation By: Name: Title:

[SIGNATURE PAGE OF ADHERENCE AGREEMENT]

EXHIBIT H-1
TO THE CREDIT AGREEMENT

[FORM OF]

U.S. TAX CERTIFICATE

(For Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of February 27, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kimco, the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto, the Issuing Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto.

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the applicable Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the applicable Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

In the case of a Lender that is a disregarded entity for U.S. federal income tax purposes, each of the above certifications and representations is given with respect to the person treated as such Lender’s owner for U.S. federal income tax purposes.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER] By: Name: Title: Date: _______________, 20[ ]

EXHIBIT H-2
TO THE CREDIT AGREEMENT

[FORM OF]

U.S. TAX CERTIFICATE

(For Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of February 27, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kimco, the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto, the Issuing Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto.

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the applicable Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the applicable Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

In the case of a Lender that is a disregarded entity for U.S. federal income tax purposes, each of the above certifications and representations is given with respect to the person treated as such Lender’s owner for U.S. federal income tax purposes.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER] By: Name: Title: Date: _______________, 20[ ]

EXHIBIT H-3
TO THE CREDIT AGREEMENT

[FORM OF]

U.S. TAX CERTIFICATE

(For Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of February 27, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kimco, the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto, the Issuing Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto.

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

In the case of a Participant that is a disregarded entity for U.S. federal income tax purposes, each of the above certifications and representations is given with respect to the person treated as such Participant’s owner for U.S. federal income tax purposes.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER] By: Name: Title: Date: _______________, 20[ ]

EXHIBIT H-4
TO THE CREDIT AGREEMENT

[FORM OF]

U.S. TAX CERTIFICATE

(For Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of February 27, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kimco, the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto, the Issuing Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto.

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

In the case of a Participant that is a disregarded entity for U.S. federal income tax purposes, each of the above certifications and representations is given with respect to the person treated as such Participant’s owner for U.S. federal income tax purposes.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER] By: Name: Title: Date: _______________, 20[ ]